Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of June 17, 2010

among

STYRON S.À R.L,

as the Borrower

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

DEUTSCHE BANK SECURITIES INC.

and

HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers,

MIZUHO CORPORATE BANK, LTD.,

as Co-Documentation Agent with respect to the Revolving Credit Facility,

THE BANK OF NOVA SCOTIA,

as Co-Documentation Agent with respect to the Term Loans,

SUMITOMO MITSUI BANKING CORPORATION,

as Managing Agent

and

DEUTSCHE BANK SECURITIES INC.

HSBC SECURITIES (USA) INC.

BARCLAYS CAPITAL

and

BMO CAPITAL MARKETS,

as Joint Bookrunners

(i)

(continued)

(ii)

(continued)

Page

Section 6.06 Maintenance of Properties	126
Section 6.07 Maintenance of Insurance	126
Section 6.08 Compliance with Laws	127
Section 6.09 Books and Records; Quarterly Management Calls	127
Section 6.10 Inspection Rights	127
Section 6.11 Additional Collateral; Additional Guarantors	128
Section 6.12 Compliance with Environmental Laws	137
Section 6.13 ERISA	138
Section 6.14 Further Assurances and Post-Closing Conditions	138
Section 6.15 Designation of Subsidiaries	139
Section 6.16 Ownership of Subsidiaries; Etc.	139
Section 6.17 Interest Rate Protection	139
Section 6.18 Corporate Rating	139
Section 6.19 Maintenance of Company Separateness	140

ARTICLE VII. Negative Covenants	140

Section 7.01 Liens	140
Section 7.02 Investments	145
Section 7.03 Indebtedness	148
Section 7.04 Fundamental Changes	151
Section 7.05 Dispositions	153
Section 7.06 Restricted Payments	155
Section 7.07 Change in Nature of Business	158
Section 7.08 Transactions with Affiliates	158
Section 7.09 Burdensome Agreements	160
Section 7.10 Capital Expenditures	161
Section 7.11 Financial Covenants	163
Section 7.12 Accounting Changes	164
Section 7.13 Prepayments, Etc. of Indebtedness	164
Section 7.14 Permitted Activities	165
Section 7.15 Modifications of Acquisition Documents, Permitted Refinancing Notes, Certificate of Incorporation, By-Laws and Certain Other Agreements Etc.	165
Section 7.16 Limitation on Creation of Subsidiaries	166
Section 7.17 Limitation on Issuance of Equity Interests	166
Section 7.18 Use of Proceeds	167
Section 7.19 Segregation of Assets or Revenues	167
Section 7.20 Dormant Subsidiary	167

ARTICLE VIII. Events Of Default and Remedies	167

Section 8.01 Events of Default	167
Section 8.02 Remedies Upon Event of Default	170
Section 8.03 Exclusion of Immaterial Subsidiaries	171

(iii)

(continued)

(iv)

(continued)

SCHEDULES

Schedule 1.01A	—	Commitments
Schedule 1.01B	—	Unrestricted Subsidiaries
Schedule 2.14	—	Reverse Dutch Auction Procedures
Schedule 4.02(f)	—	Local Counsel Opinions
Schedule 5.08	—	Ownership of Property
Schedule 5.09(a)	—	Environmental Matters
Schedule 5.12	—	Subsidiaries and Other Equity Investments
Schedule 6.14	—	Certain Collateral Documents
Schedule 7.01(b)	—	Existing Liens
Schedule 7.02(f)	—	Existing Investments
Schedule 7.03(b)	—	Existing Indebtedness

(v)

(continued)

Page

Schedule 7.08	—	Transactions with Affiliates
Schedule 7.09	—	Certain Contractual Obligations
Schedule 10.02	—	Administrative Agent’s Office, Certain Addresses for Notice

EXHIBITS

Form of

Exhibit A	—	Committed Loan Notice
Exhibit B	—	Swing Line Loan Notice
Exhibit C-1	—	Term Note
Exhibit C-2	—	Revolving Credit Note
Exhibit C-3	—	Swing Line Note
Exhibit D	—	Compliance Certificate
Exhibit E	—	Assignment and Assumption
Exhibit F	—	Pledge and Security Agreement
Exhibit G	—	Intercompany Note
Exhibit H	—	Guarantor Joinder
Exhibit I	—	Solvency Certificate
Exhibit J	—	Request for L/C Issuance

(vi)

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 17, 2010, among STYRON S.À R.L., a limited liability company (societe a responsabilite limitee) organized under the laws of Luxembourg (the “Borrower”), the Guarantors party hereto from time to time, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Sale and Purchase Agreement (as amended to, but not including, the date hereof, the “Acquisition Agreement”), dated as of March 2, 2010, among The Dow Chemical Company (the “Seller”), Styron LLC, Styron Holding BV and the Borrower, the Seller agreed to sell and the Borrower agreed to purchase all of the limited liability company interests of Styron LLC, all of the equity interests of Styron Holdings B.V., and certain intercompany notes due from the operating subsidiaries of the Seller (such purchase, the “Acquisition” and the limited liability company interests and equity interests to be acquired pursuant thereto, the “Acquired Business”).

To finance, in part, the Acquisition, the repayment of Indebtedness to be repaid in connection therewith and to pay fees and expenses in connection with the Transaction, the Investors will make a cash equity contribution (the “Equity Contribution”) to Holdings (who shall, in turn, use all of the proceeds thereof to make a cash equity contribution to the Borrower) in an aggregate amount equal to at least 40% of the aggregate funds required to consummate the Acquisition and to pay the fees and expenses incurred in connection with the Transaction and to repay any Indebtedness to be repaid in connection therewith (such required funds, the “Aggregate Funds”); provided that the calculation of the amount of the Equity Contribution for the purposes of the aforementioned percentage shall include the amount of any equity received by the Seller in lieu of cash consideration in connection with the Acquisition; provided further that any such equity received by the Seller in lieu of cash shall not comprise more than 15% of the Aggregate Funds.

In connection with the transactions contemplated by the Acquisition Agreement, on the Closing Date an indirect parent of Holdings shall assume the obligations under an unsecured subordinated seller note issued by Holdings to the Seller in an aggregate principal amount equal to $75,000,000 (the “Seller Note”).

The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term Loans in an aggregate principal amount of $800,000,000 and (ii) Revolving Credit Loans in an aggregate principal amount of $240,000,000. The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” has the meaning specified in the preliminary statements hereto.

“Acquisition” has the meaning specified in the preliminary statements hereto.

“Acquisition Agreement” has the meaning set forth in the preliminary statements hereto.

“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right (determined without regard to any notice requirements) to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations or warranties.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Additional Lender” has the meaning specified in Section 2.16(d).

“Administrative Agent” means DBNY, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Funds” has the meaning specified in the preliminary statements hereto.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“AHYDO Payment” means a payment in respect of Indebtedness in an amount sufficient to ensure that such Indebtedness will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“Alternative Currency” means Euros, Pounds Sterling and each other currency that is approved in accordance with Section 1.13.

“Applicable ECF Percentage” means, for any fiscal year of Holdings (commencing with the fiscal year beginning on January 1, 2011), (a) 75% if the Total Leverage Ratio as of the last day of such fiscal year is greater than 3.50:1.00, (b) 50% if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50:1.00 and greater than 2.00:1.00, (c) 25% if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00:1.00 and greater than 1.50:1.00 and (d) zero if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.50:1.00.

“Applicable Margin” means a percentage per annum equal to:

(a) with respect to Term Loans maintained as (i) Base Rate Loans, 4.75%, and (ii) LIBO Rate Loans, 5.75%;

(b) with respect to Revolving Credit Loans (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, for Revolving Credit Loans (A) maintained as Base Rate Loans, 4.75% and (B) maintained as LIBO Rate Loans, 5.75%, and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

		Applicable Margin for Revolving Credit Loans
Pricing Level	Total Leverage Ratio	LIBO Rate	Base Rate
1	≤1.50:1.00	5.25%	4.25%
2	>1.50:1.00 but ≤2.00:1.00	5.50%	4.50%
3	>2.00:1.00	5.75%	4.75%

(c) with respect to Swing Line Loans (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, 4.75%, and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Leverage Ratio	Applicable Margin for Swing Line Loans
1	≤1.50:1.00	4.25%
2	>1.50:1.00 but ≤2.00:1.00	4.50%
3	>2.00:1.00	4.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Administrative Agent or the Required Lenders, the highest pricing level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a), (b) (with respect to any covenant in Section 7.11), (f) or (g) shall have occurred and be continuing hereunder and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements under Section 6.01 or a Compliance Certificate is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered or within 91 days after the date on which all Loans have been repaid and all Commitments have been terminated, and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Holdings shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to such demand.

Notwithstanding the foregoing, (x) the Applicable Margin in respect of any tranche of Extended Revolving Commitments or any Extended Term Loans or Revolving Credit

Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer and (y) the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.17(b).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc.

“ASIC” means the Australian Securities and Investments Commission.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable, documented fees, expenses and disbursements of any law firm or other external legal counsel required to be reimbursed by any Loan Party pursuant to the terms of any Loan Document.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction” shall have the meaning set forth in Section 2.14(a).

“Auction Manager” shall have the meaning set forth in Section 2.14(a).

“Auction Notice” has the meaning set forth in Schedule 2.14.

“Australian PPS Act” means the Personal Property Securities Act 2009 (Cth) (Australia).

“Australian PPS Law” means (a) the Australian PPS Act and (b) any amendment made at any time to any other Laws as a consequence of the Australian PPS Act.

“Australian Subsidiary” means any Subsidiary of Holdings incorporated, organized or established under the laws of Australia.

“Australian Whitewash Documents” means all documents (including all resolutions, notices of meeting, explanatory statements and forms) which are required to be lodged with ASIC in connection with the giving of financial assistance by a Loan Party.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Back-Stop Arrangements” means, collectively the Letter of Credit Back-Stop Arrangements and the Swing Line Back-Stop Arrangements.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by DBNY as its “prime rate” and (c) the LIBO Rate for an Interest Period of one month commencing on such day plus 1.00% per annum; provided that in no event shall the Base Rate be less than 2.75% per annum. The “prime rate” is a rate set by DBNY based upon various factors including DBNY costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning provided in the introductory paragraph hereof.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Luxembourg or the State where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a LIBO Rate Loan, any fundings, disbursements, settlements and payments in respect of any such LIBO Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBO Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Date” shall mean (a) the first Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of the issuance, amendment, renewal or extension of a Letter of Credit denominated in an Alternative Currency and (c) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Canadian Guarantors” has the meaning specified in Section 11.01.

“Canadian Insolvency Law” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement of, or stay of proceedings to enforce, some or all of the claims of the corporation’s creditors against it.

“CapEx Pull-Forward Amount” has the meaning set forth in Section 7.10(b).

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment and other deferred charges included in Capital Expenditures reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries and (b) without duplication, the value of all assets under Capitalized Leases incurred by Holdings and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, re-stored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of assets that would otherwise constitute Capital Expenditures to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that are accounted for as capital expenditures by Holdings or any Restricted Subsidiary and that actually are paid for by a Person other than Holdings or any Restricted Subsidiary (whether paid directly by such Person or by reimbursing Holdings or such Restricted Subsidiary) and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) or (v) expenditures that constitute Permitted Acquisitions.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at DBNY (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(d) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h) Investments, classified in accordance with GAAP as current assets, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (g) of this definition;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(j) Dollars, Pounds Sterling, Canadian Dollars, Euro, or any national currency of any participating member of the European Union; and

(k) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (j) above.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) at any time after a Qualified IPO, (i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ capital stock and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ capital stock or (ii) Continuing Directors shall at any time cease to constitute of a majority of the board of directors of Holdings;

(c) a “change of control” (or similar event) shall occur under the Junior Financing Documentation, Permitted Refinancing Notes Documents, any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate principal amount in excess of the Threshold Amount; or

(d) Holdings shall cease to own 100% of the Equity Interests of the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Term Lenders, Extending Revolving Credit Lenders or Extending Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitment or Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans or Extended Term Loans.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01; provided that the Closing Date shall occur on or prior to the Expiration Date.

“Closing Date Guarantors” means Holdings and each Subsidiary of Holdings (other than the Borrower) party to this Agreement on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations related thereto.

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document.

“Collateral Agent” means DBNY, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) on the Closing Date the Administrative Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date pursuant to Section 4.01(e), subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;

(b) the Obligations shall have been secured by a first-priority security interest in (i) all the Equity Interests of and intercompany debt owing to the Borrower and (ii) all Equity Interests of and intercompany debt owing to each Restricted Subsidiary of the Borrower that is directly owned by a Loan Party and that is not an Excluded Subsidiary, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(c) the Obligations shall have been secured by a first-priority perfected security interest in, and Mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including Equity Interests (whether of an Excluded Subsidiary or otherwise) and intercompany debt, accounts, inventory, equipment, investment property, contract rights, securities, patents, trademarks, other intellectual property, other general intangibles, cash, bank and securities deposit accounts, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(d) subject to limitations and exceptions of this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in the proviso of Section 4.01(e)) and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property is required under Section 6.11 or 6.14 (together with any Material Real Property that is subject to a Mortgage on the Closing Date, each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes, stamp duty and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax or notary fee or registration fee or other similar tax will be owed or calculated on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) other than with respect to Mortgaged Properties located in Australia, Belgium, England and Wales, Germany, Hong Kong (unless the Administrative Agent determines, in its reasonable opinion, there to be a defect in such title), Italy, Luxembourg, The Netherlands, Singapore, Spain, Sweden, Switzerland and any other jurisdiction, as reasonably determined by the Collateral Agent, in which title insurance is not customary, fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property that is owned in fee by the applicable Loan Party (the “Mortgage Policies”) issued by a title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (which may include endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions, in each case only if available after the applicable Loan Party uses commercially reasonable efforts), (iii) customary legal opinions (as determined with reference to any applicable jurisdiction), addressed to the Administrative Agent and the Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, and (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each U.S. Mortgaged Property duly executed and acknowledged by the appropriate Loan Parties; and

(e) after the Closing Date, each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary and not a Dormant Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a Guarantor Joinder in accordance with Section 6.11 or 6.14; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees the Junior Financing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) The foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance (if applicable) or taking other actions with respect to, (i) (x) any fee owned real property (other than Material Real Properties) or (y) any leased real property; provided that the Loan Parties shall be required to use commercially reasonable efforts to (I) obtain leasehold mortgages on leased real property that is Material Real Property and (II) to the extent requested by the Collateral Agent, landlord waivers, estoppels and/or collateral access letters with respect to leased real property that is Material Real Property, (ii) motor vehicles and other assets subject to certificates of title, letters of credit with a face value of less than $5,000,000 and commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $5,000,000 (it being understood that all such assets are still intended to constitute Collateral, even though perfection beyond a UCC or PPSA filing (or the equivalent thereof) is not required hereunder, to the extent a security interest can be created therein without a specific description thereof, without delivery of a supplement to a Collateral Document or without the taking of any action or obtaining the consent of any Person, including any Governmental Authority), (iii) any particular asset, if the pledge thereof or the security interest therein is prohibited by Law other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iv) any agreement or other property or rights of a Loan Party arising under or evidenced by any contract, lease, instrument, license or document to the extent the pledges thereof and security interests therein (A) are prohibited by such agreement contract, lease, instrument, license or document (including any permitted lien, lease and license), (B) would give any other party to such agreement, contract, lease, instrument, license or document the right to terminate its obligations thereunder or (C) is permitted only with the consent of another party (including, without limitation, consent of any Governmental Authority), if such consent has not been obtained, other than, in each case, proceeds and receivables thereof, except, in each case, to the extent the pledge of such agreements or other property or rights is expressly deemed effective, or such prohibition is unenforceable against third parties, under the Uniform Commercial Code or other applicable law or principle of equity notwithstanding such prohibition, (v) Equity Interests in, or assets of, Unrestricted Subsidiaries or Dormant Subsidiaries, (vi) Equity Interests in any joint venture if the pledge of such Equity Interests would cause a breach or default or require a consent that has not been obtained, in each case under the terms of any agreement related to such joint venture, (vii) any particular assets if, in the reasonable judgment of the Administrative Agent evidenced in writing, determined in consultation with the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Secured Parties under the Loan Documents, (viii) any particular assets if it would result in a significant risk to the officers of the relevant grantor of Collateral of contravention with their fiduciary duties and/or of civil or criminal liability (unless there is customary limitation language agreed for the German Companies (in relation to the German Security)), (ix) any Equity Interest of any Subsidiary of Holdings (other than the Borrower and other Domestic Subsidiaries of Holdings) the pledge of which is prohibited by applicable Law or the pledge of which would require governmental consent, approval, license or authorization, after the use of commercially reasonable efforts to obtain such consent, approval, license or authorization and (x) the Securitization Assets, any bank account of a Loan Party or any Restricted Subsidiary into which only Securitization Assets are collected or any bank account of the Securitization Subsidiary, in each case over which a Lien may be granted in connection with a Permitted Securitization and for only so long as such bank accounts do not receive or hold funds of a Loan Party or any Restricted Subsidiary;

(B) The foregoing definition shall not require control agreements and perfection by “control” with respect to any Collateral (including deposit accounts, securities accounts, etc.);

(C) The Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization or in the District of Columbia, as the case may be, of each of Holdings, the Borrower and each other Loan Party and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and any Closing Date Guarantor accompanied by instruments of transfer and stock powers undated and endorsed in blank; and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, Intellectual Property Security Agreements, deeds of hypothecs, bonds, bond pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01, Section 6.11 or Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Combined Styron Financials” has the meaning set forth in Section 1.05.

“Commitment” means a Term Commitment, a Revolving Credit Commitment or an Extended Revolving Credit Commitment of any Class, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period,

Consolidated Net Income for such period,

plus

(a) without duplication, the following amounts (in each case, except with respect to clause (xi) below, to the extent deducted (and not added back) in arriving at such Consolidated Net Income for such period) for such period with respect to Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP (which shall be determined with respect to any period ending on or prior to the Closing Date in accordance with Section 1.05(b)):

(i) total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii) provision for taxes based on income, profits or capital gains of Holdings and the Restricted Subsidiaries, including, without limitation, federal, state, provincial, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii) depreciation and amortization,

(iv) duplicative running costs, severance, relocation costs or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges); provided that (a) Transaction Expenses incurred, accrued or paid after the end of the first full fiscal quarter ending after the Closing Date that may be added back pursuant to this clause (iv) shall not to exceed $10,000,000 and (b) costs, expenses, charges and reserves (other than Transaction Expenses) added back pursuant to this clause (iv) shall not exceed (x) $12,500,000 for the period from July 1, 2010 to December 31, 2010 and (y) $25,000,000 in any other fiscal year; provided that (I) the unused amounts in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) under this clause (y) may be carried over to the next succeeding fiscal year (but not any other fiscal year) and (II) amounts deducted in any fiscal year shall first be deemed to be allocated against the scheduled amount for such fiscal year before giving effect to any carried over amount.

(v) the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary,

(vi) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued to the Investors or their Affiliates (or management companies) under the Investor Management Agreement,

(vii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(ix) non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any non-cash charges referred to in this clause (ix) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid,

(x) any net loss from discontinued operations,

(xi) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Holdings in good faith to be realized in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable in the good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the acquisition, Disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transactions or a Specified Transaction following the Closing Date, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xi) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies and (E) any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies pursuant to this clause (xi) shall be subject to the limitations set forth in Section 1.10(c),

(xii) proceeds of business interruption insurance (including, without duplication, payments made to Holdings or any of its Restricted Subsidiaries pursuant to Section      of Acquisition Agreement),

minus

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any net gain from discontinued operations and (iii) the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(ix)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received);

provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness),

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations and,

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement (i) for any period that includes any of the fiscal quarters ended June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, Consolidated EBITDA for such fiscal quarters shall be $71,626,551, $64,069,498, $62,017,229 and $83,659,434, respectively; provided, however, that Consolidated EBITDA for any of the foregoing periods shall be increased by the amount attributable to Returns during such period, if any, made to the Acquired Business with respect to the Target JV Interests which are acquired by Holdings or any Restricted Subsidiary on or after the Closing Date and (ii) calculations of Consolidated EBITDA for the fiscal quarter ending June 30, 2010 shall be made as provided in Schedule 1.01(o) of the Acquisition Agreement subject to, without duplication, the add backs provided for above in this definition.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Contracts, and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (d) any cash costs associated with breakage in respect of hedging agreements for interest rates, (e) fees and expenses associated with the consummation of the Transaction, (f) annual agency fees paid to the Administrative Agent and/or Collateral Agent, (g) costs associated with obtaining Swap Contracts and (h) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense (i) for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the purchase accounting effects described in the last sentence of the definition of “Consolidated Net Income”.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings in accordance with GAAP, the Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings for such period determined on a consolidated basis in accordance with GAAP (which shall be determined with respect to any period ending on or prior to the Closing Date in accordance with Section 1.05(b)), provided, however, that, without duplication,

(a) any after-tax effect of non-recurring or extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case for any such fee, expense, charge or cost whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45) shall be excluded,

(d) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,

(e) any net after-tax gains or losses from abandoned, disposed of or discontinued operations shall be excluded,

(f) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by Holdings, shall be excluded,

(g) the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary (other than a Securitization Subsidiary that is a consolidated entity of Holdings in accordance with GAAP), or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period,

(h) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Holdings or the Seller or any of its direct or indirect Restricted Subsidiaries in connection with the Transactions shall be excluded,

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed or with respect to which the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(k) to the extent covered by insurance and actually reimbursed or with respect to which the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(l) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded,

(m) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into, amalgamated or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.10),

(n) any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133 shall be excluded, and

(o) the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions or other Investments, or the amortization or write-off of any amounts thereof.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments, minus the lesser of (x) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) of Holdings and its Restricted Subsidiaries that would be reflected on a balance sheet of Holdings and its Restricted Subsidiaries as of such date (in each case free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01) to the extent such cash or Cash Equivalents is held in a deposit account or securities account subject to the Administrative Agent’s control (within the meaning of Section 8–106(d) or 9–104, as applicable, of the UCC), or in a deposit account or securities account from which deposits are swept into such a controlled account at least once per week) and (y) the sum of (i) $75,000,000 and (ii) the aggregate principal amount of outstanding Indebtedness of each Securitization Subsidiary that is a consolidated entity of Holdings in accordance with GAAP under all Permitted Securitizations on such date; provided that (i) Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn, (ii) obligations under Swap Contracts entered into for non-speculative purposes shall not constitute Consolidated Total Net Debt and (iii) the aggregate principal amount of the Revolving Credit Facility during any relevant period shall be calculated based on the daily average outstanding amount of the Revolving Credit Loans and the Swing Line Loans during such period.

“Consolidated Working Capital” means, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) any fluctuation in currency exchange rates.

“Continuing Directors” means the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Transactions, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Investors in his or her election by the stockholders of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporations Act” means the Corporations Act 2001 (Cth) (Australia).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow, plus

(b) the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Equity Interests of Holdings or of any direct or indirect parent of Holdings after the Closing Date and on or prior to such date (including upon exercise of warrants or options but excluding in connection with any Specified Equity Contribution and any payment made (directly or indirectly) to Holdings or any of its Restricted Subsidiaries pursuant to Section      of the Acquisition Agreement), which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the common Equity Interests of Holdings or any direct or indirect parent of Holdings (other than Disqualified Equity Interests of Holdings) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of Holdings or any Restricted Subsidiary of Holdings owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, which proceeds have not been previously applied for a purpose (including, without limitation, to justify Investments pursuant to Section 7.02(t)(iii) or prepayments of any Junior Financing pursuant to Section 7.13(a)(iv)) other than as an increase in Cumulative Credit, plus

(c) 100% of the aggregate amount of contributions (other than any Specified Equity Contribution or any payment made (directly or indirectly) to Holdings or any of its Restricted Subsidiaries pursuant to Section      of the Acquisition Agreement) to the common capital of Holdings (other than from a Restricted Subsidiary) received in cash after the Closing Date as long as such contribution has been contributed as common equity to the capital of the Borrower, plus

(d) an amount equal to the aggregate Returns actually received by the Borrower or any Restricted Subsidiary in respect of any Investment made after the Closing Date pursuant to Section 7.02(t)(ii) less the amount (if any) of any such Returns that increased Cumulative Credit pursuant to clause (a) above as a result of such Returns, plus

(e) an amount equal to Returns actually received by the Borrower or any of its Restricted Subsidiaries in respect of any individual Investment pursuant to Section 7.02(t)(i) in excess of Returns on such Investment that reduce utilization of the dollar basket in such Section to zero by operation of the last sentence of the definition of “Investment”; minus

(f) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(t)(ii) after the Closing Date and prior to such time less the amount (if any) of Investments that reduced Cumulative Credit pursuant to clause (a) as a result of such Investment, minus

(g) any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h) after the Closing Date and prior to such time, minus

(h) the aggregate amount of Cumulative Credit used to make any Capital Expenditures pursuant to Section 7.10(d) less the amount (if any) of Capital Expenditures that reduced Cumulative Credit pursuant to clause (a) as a result of such Capital Expenditures, minus

(i) any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13 after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means (i) an amount which is initially equal to zero plus (ii) the cumulative amount for all then-completed Excess Cash Flow Periods of Excess Cash Flow permitted to be retained by the Borrower for each such Excess Cash Flow Period (commencing with the fiscal year beginning on January 1, 2011) after giving effect to the calculation of Excess Cash Flow for each such Excess Cash Flow Period and the payment of Loans required pursuant to Section 2.05(b)(i) in respect of each such Excess Cash Flow for such Excess Cash Flow Period.

“Current Assets” means, with respect to Holdings and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Current Liabilities” means, with respect to Holdings and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) any Revolving Credit Exposure or Revolving Credit Loans.

“DBNY” means Deutsche Bank AG New York Branch, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, Canadian Insolvency Laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, winding up, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (i) with respect to overdue principal and, to the extent permitted by law, overdue interest in respect of any Loan of a Class, a rate per annum equal to the greater of (x) the rate (including the Applicable Margin) that is 2% in excess of the rate then borne by such Loan and (y) the rate that is 2% in excess of the rate otherwise applicable to Base Rate Loans of such Class, and (ii) with respect to overdue amounts payable hereunder and under any other Loan Document which does not relate to a borrowing under a specific Loan, a rate per annum equal to the rate that is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Designated Rail Car Leases” means (i) each Rail Car Sublease Agreement (as defined in the Acquisition Agreement) entered into by the Acquired Business pursuant to Section 5.1 of Schedule 5.05 of the Acquisition Agreement, (ii) each sublease of Leased Rail Cars (as defined in the Acquisition Agreement) subject to the Excluded Leases (as defined in the Acquisition Agreement) and (iii) each Rail Car Lease Agreement (as defined in the Acquisition Agreement) entered into in connection with a Rail Car Partial Novation Agreement (as defined in the Acquisition Agreement) or a Rail Car Lease Assignment (as defined in the Acquisition Agreement) entered into by the Acquired Business pursuant to Section 5.1 of Schedule 5.05 of the Acquisition Agreement.

“Designated Real Property” means any real property owned or leased by any Loan Party as of the Closing Date that is located in the Federal Republic of Germany or Switzerland.

“Designation Date” shall have the meaning set forth in Section 6.15.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the issuance of Equity Interests by Holdings shall not constitute a Disposition by Holdings.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or if its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, with respect to any amount in a currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.12 using the Exchange Rate with respect to such currency at the time in effect in accordance with the provisions of Section 1.12.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dormant Subsidiary” means any Loan Party which does not engage in trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including without limitation, indebtedness owed to it) which in aggregate have a value of $1,000,000 or more or the Dollar Equivalent in other currencies.

“Dow Stockholders” means The Dow Chemical Company, its Affiliates, or any permitted assignee thereof that holds the Equity Interests of Holdings or a direct or indirect parent thereof.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“English Loan Party” means SU Ltd, a company incorporated in England & Wales, company number 6689488, having its registered address at 25 South Road, Saffron Walden, Essex, CB11 3DG.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law, including common law, relating to the prevention of pollution or the protection of the environment and natural resources, or to the protection of human health and safety as it relates to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required by any Environmental Law.

“Equity Contribution” has the meaning specified in the preliminary statements hereto.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt of any Loan Party, Restricted Subsidiary or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance on a Loan Party or Restricted Subsidiary or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA by a Loan Party or Restricted Subsidiary, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived, or a determination that any Pension Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; or (h) the incurring of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, by a Loan Party, any Subsidiary or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to

(a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period) and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

minus

(b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (m) of the definition of Consolidated Net Income, (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, acquisitions and other Investments of intellectual property to the extent not expensed or accrued during such period, to the extent that such Capital Expenditures, acquisitions or other Investments, as the case may be, were financed with internally generated cash, (iii) the aggregate amount of all principal payments of Indebtedness of Holdings or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, any mandatory prepayment pursuant to Section 2.05(b)(ii), to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all voluntary prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period), to the extent financed with internally generated cash, (iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries during such period), (vi) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness, (vii) the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a) or (c)) to the extent that such Investments and acquisitions were financed with internally generated cash, (viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(d), to the extent such Restricted Payments were financed with internally generated cash, (ix) the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by

Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) without duplication of amounts deducted from Excess Cash Flow pursuant to clause (b)(ii) above, the aggregate consideration required to be paid in cash by Holdings and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Capital Expenditures, acquisitions or other Investments of intellectual property to the extent not expensed to be consummated or made, in each case during the period of four consecutive fiscal quarters of Holdings following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Capital Expenditure, acquisition or other Investment during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (xii) the amount of cash taxes (including penalties and interest) or the tax reserves set aside in a prior period, in each case to the extent paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, (xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, (xiv) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset, (xv) any restructuring expenses, pension payments or tax contingency payments, in each case made in cash during such period to the extent such payments exceed the amount of restructuring expenses, pension payments or tax contingency payments, as the case may be, that were deducted in determining Consolidated Net Income for such period, (xvi) reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received and (xvii) cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness to the extent not deducted in arriving at such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Holdings and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means, with respect to any payment required pursuant to Section 2.05(b)(i), the most recently ended fiscal year of Holdings (commencing with the fiscal year ending December 31, 2011).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars as set forth at approximately 11:00 a.m., London time, on such day on the Reuters ECB page 37 for such currency. In the event that such rate does not appear on the Reuters ECB page 37, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. in such market on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Information” has the meaning set forth in Section 2.14(a)(x).

“Excluded Subsidiary” means each Subsidiary of the Borrower that is not organized in a Qualified Jurisdiction.

“Expiration Date” means the earlier of (i) August 15, 2010 and (ii) the termination of the Acquisition Agreement in accordance with the terms thereof not arising out of any action or inaction by the Initial Lenders (including the failure to make the initial Credit Extensions hereunder on the Closing Date).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.17(a).

“Extended Term Loans” has the meaning set forth in Section 2.17(a).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.17(a).

“Extended Revolving Credit Facility” means, at any time, the aggregate amount of Extended Revolving Credit Lenders’ Extended Revolving Credit Commitments at such time.

“Extending Term Lender” has the meaning set forth in Section 2.17(a).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Facility” means the Term Loans, the Revolving Credit Facility, the Extended Term Loans, or the Extended Revolving Credit Facility, as the context may require.

“Fair Market Value” means the current value that would be attributed to the Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of directors of the Borrower.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business

Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to DBNY on such day on such transactions as determined by the Administrative Agent.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means an agreement by and among the Collateral Agent and the First Lien Notes Representative for the holders of First Lien Obligations appropriately completed and acknowledged by the Borrower and the Guarantors providing, among other customary items as determined by the Collateral Agent that (i) for so long as any Commitments, Loans, Letters of Credit, or other Obligations are outstanding under this Agreement (other than contingent obligations for which no claim has been asserted) the Collateral Agent, on behalf of the Lenders, shall have the sole right to enforce any Lien against any Collateral in which it has a perfected security interest (except that, to the extent the principal amount of the Permitted Refinancing Notes exceed the principal amount of Loans and L/C Obligations under this Agreement, such agreement may provide that the First Lien Notes Representative shall instead be subject to a 180 day standstill requirement with respect to such enforcement (which period shall be extended if the Collateral Agent commences enforcement against the Collateral during such time period or is prohibited by any requirement of Law from commencing such proceedings) in the event it has given notice of an event of default under the Permitted Refinancing Notes Documents for which it is agent and (ii) distributions on account of any enforcement against the Collateral by the Collateral Agent or the First Lien Notes Representative (including any distribution on account of the Collateral in any such proceeding pursuant to any Debtor Relief Laws) with respect to which each of the Collateral Agent and the First Lien Notes Representative have a perfected security interest shall be on a pro rata basis (subject to customary provisions dealing with intervening Liens that are prior to the Collateral Agent’s or the First Lien Notes Representative security interest and the unenforceability of any obligations purportedly secured by such Liens) based on the amount of the Obligations and the First Lien Obligations, respectively.

“First Lien Notes Representative” means, with respect to any series of Permitted Refinancing Notes that is secured on a pari passu first lien basis, the trustee, administrative agent, collateral agent, security agent, security trustee or similar agent under the indenture, collateral trust agreement or other agreement pursuant to which such Permitted Refinancing Notes are issued, incurred or otherwise obtained and each of their successors in such capacities.

“First Lien Obligations” shall mean the Permitted Refinancing Notes that are intended to have a Lien on the Collateral that is pari passu with the Lien of the Secured Parties securing the Obligations.

“Foreign Pension Plan” means any occupational pension plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States on a voluntary basis by any Loan Party (other than a Luxembourg Loan Party) or any Restricted Subsidiary, as a single employer or as part of a group of employers, primarily for the benefit of employees of any Loan Party or any Restricted Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“French Security Documents” means any Lien created under a Collateral Document which is governed by French law.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“German Insolvency Event” means (i) that an entity organized in the Federal Republic of Germany is unable to pay its debts as they fall due within the meaning of Section 17 (“Zahlungsunfähigkeit”) of the German Insolvency Code (Insolvenzordnung), or (ii) an entity organized in the Federal Republic of Germany is overindebted within the meaning of Section 19 (“Überschuldung”) of the German Insolvency Code (Insolvenzordnung). In addition, “German Insolvency Event” will include, for any German Loan Party, a petition for insolvency proceedings in respect of the assets ((Antrag auf Eröffnung eines Insolvenzverfahens) of the respective German Loan Party is filed and has not been rejected on the grounds of inadmissibility unless such filing is frivolous or without any merit.

“German Loan Party” means any Loan Party organized under German Law.

“German Subsidiary” means any Subsidiary established under the laws of the Federal Republic of Germany.

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantor Joinder” means a joinder agreement substantially in the form of Exhibit H hereto.

“Guarantors” means each Closing Date Guarantor, those Subsidiaries of Holdings that have issued a Guarantee after the Closing Date pursuant to Section 6.14 and those Subsidiaries that have issued a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, wastes or any other substances, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, electromagnetic radio frequency or microwave emissions, that are listed, classified or regulated as hazardous or toxic, or any similar term, pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto.

“Holdings” means Styron Holding S.á r.l., a Luxembourg limited liability company (societe a responsabilite limitee), the direct parent company of the Borrower and the direct holder of 100% of the Equity Interests of the Borrower and any successor thereto permitted under Section 7.04.

“Hong Kong Subsidiary” means any Subsidiary of Holdings incorporated, organized or established under the laws of Hong Kong.

“Hong Kong Whitewash Documents” means all documents (including all resolutions, notices of meeting, explanatory statements, solvency statements and forms) required to comply with the Companies Ordinance (Cap.32 of the laws of Hong Kong) in connection with the giving of financial assistance by a Loan Party.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Incremental Amendment” has the meaning set forth in Section 2.16(d).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.16(d).

“Incremental Term Loans” has the meaning set forth in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Lenders” means DBNY, HSBC Bank USA, N.A., Barclays Bank PLC and Bank of Montreal.

“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G.

“Interest Coverage Ratio” means, with respect to Holdings and the Restricted Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of Holdings for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan, any day on which such Loan is converted into a Base Rate Loan, any day on which payment of principal in respect of such LIBO Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise) of the Facility under which such Loan was made; provided that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December, any day on which payment of principal in respect of such Base Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the maturity date (whether by acceleration or otherwise) of the Facility under which such Loan was made.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such LIBO Rate Loan, nine months, twelve months or less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person (including any partnership or joint venture interest in such other Person but excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but for the purposes of Section 7.02(t)(i) only, giving effect to any Returns received by such Person with respect thereto.

“Investor Management Agreement” means that certain Advisory Agreement, dated as of June 17, 2010 among the Sponsor, Portfolio Company Advisors Limited, an English private limited company, Holdings and Bain Capital Everest US Holding Inc., a Delaware corporation.

“Investors” means the Sponsor and its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of the Sponsor).

“IP Rights” has the meaning set forth in Section 5.17.

“Irish Guarantor” has the meaning set forth in Section 11.21.

“Irish Subsidiary” means any subsidiary of Holdings incorporated under the laws of Ireland.

“Irish Whitewash Documents” means all documents including all board minutes, shareholder resolutions, notices of meeting, explanatory statements, statutory declarations and forms required to comply with Section 60 of the Companies Act 1963 (as amended) of Ireland in connection with the giving of financial assistance by a Loan Party.

“Italian Civil Code” means the Italian civil code, entered by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

“Italian Subsidiary” means a Restricted Subsidiary which is incorporated under the laws of the Republic of Italy.

“Joint Bookrunners” means Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Barclays Capital and BMO Capital Markets, and each of their respective successors.

“Junior Financing” has the meaning set forth in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state, regional, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means DBNY or any of its affiliates, and any other Lender that becomes an L/C Issuer pursuant to Section 2.03(m) or Section 10.07(l), or any successor issuer of Letters of Credit hereunder; provided that, if any Extension or Extensions of Revolving Credit Commitments is or are effected in accordance with Section 2.17, on the occurrence of the Original Revolving Credit Maturity Date and on each later date which is or was at any time a Maturity Date with respect to Revolving Credit Commitments (each, an “L/C Issuer/Swing Line Termination Date”), each L/C Issuer at such time shall have the right to resign as an L/C Issuer on, or on any date within twenty (20) Business Days after, the respective L/C Issuer/Swing Line Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Loan Documents as an L/C Issuer with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), each L/C Issuer has resigned in such capacity in accordance with the preceding sentence, then no Person shall be a L/C Issuer hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or an affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as L/C Issuer hereunder.

“L/C Issuer/Swing Line Termination Date” has the meaning set forth in the definition of “L/C Issuer.”

“L/C Obligations” means as at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit denominated in Alternative Currencies outstanding at such time, and (c) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means, as to any Revolving Credit Lender, (i) the wrongful refusal (which has not been retracted) of such Revolving Credit Lender or the failure of such Revolving Credit Lender to make available its portion of any Borrowing (including any Borrowing of Base Rate Loans pursuant to Section 2.04(c)) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(c) or (d), in each case, to the extent required to be funded pursuant to the terms hereof, (ii) such Revolving Credit Lender having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Revolving Credit Lender having notified the Administrative Agent, the Swing Line Lender, each L/C Issuer and/or any Loan Party (x) that it does not intend to comply with its obligations under Sections 2.01(b), 2.03, 2.04(a) or 2.04(c) in circumstances where such non-compliance would constitute a breach of such Revolving Credit Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.03(c), Section 2.03(k), Section 2.04(a) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Revolving Credit Lender, (i) any Affiliate of such Revolving Credit Lender that has Control of such Revolving Credit Lender having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Revolving Credit Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Revolving Credit Lender with respect to its obligations under any other credit facility to which it is a party and (x) which the Swing Line Lender, any L/C Issuer or the Administrative Agent believes in good faith has occurred and is continuing (y) with respect to which such Revolving Credit Lender has not indicated to the Swing Line Lender, each L/C Issuer and the Administrative Agent that a good faith dispute exists, and (iv) the failure of such Revolving Credit Lender to make available its portion of any Borrowing (including any Borrowing of Base Rate Loans pursuant to Section 2.04(c)) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(c) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Revolving Credit Lenders constituting the Required Class Lenders with Revolving Credit Commitments has or have, as applicable, funded its or their portion thereof.

“Lending Office” means, as to any Lender, such office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Back-Stop Arrangements” has the meaning specified in Section 2.03(a)(iv).

“Letter of Credit Expiration Date” means the day that is ten (10) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $125,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBO Rate” means, for each Interest Period, the offered rate per annum for deposits of Dollars that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the day that is two (2) Business Days prior to the commencement of such

Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the applicable Interest Period to first-class banks in the London interbank Eurodollar market for such Interest Period for the applicable principal amount on such date of determination. Notwithstanding the foregoing, the LIBO Rate shall not be less than 1.75% per annum.

“LIBO Rate Loan” means a Loan that bears interest at a rate based on the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loan and any extensions of credit under any Revolving Commitment Increase and any Extended Term Loans and any extensions of credit under any Extended Revolving Credit Commitment).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Request for L/C Issuance, (v) each Committed Loan Notice, (vi) each Swing Line Loan Notice, (vii) after the execution and delivery thereof, the First Lien Intercreditor Agreement and (viii) after the execution and delivery thereof, the Second Lien Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Luxco Share Pledge” means the pledge over the shares in the Borrower governed by the laws of Luxembourg entered into on or around the date of this Agreement between Holdings and the Collateral Agent.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg; provided that for purposes of Section 11.19, it shall mean any Guarantor incorporated in Luxembourg that is a Subsidiary of the Borrower.

“Luxembourg Insolvency Event” means, in relation to any entity incorporated and located in Luxembourg or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Loan Party” means a Loan Party incorporated in Luxembourg.

“Management Stockholders” means the members of management of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Restricted Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Material Real Property” means any real property owned or leased by any Loan Party that is (i) located in the United States and has a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition or lease, in each case, as reasonably determined by the Borrower in good faith) and (ii) located outside of the United States and has a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition or lease, in each case, as reasonably determined by the Borrower in good faith); provided that at no time shall any real property located in the Federal Republic of Germany or Switzerland that is owned or leased by any Loan Party (including any Designated Real Property) be considered Material Real Property.

“Maturity Date” means (i) with respect to the Term Loans that have not been extended pursuant to Section 2.17, the sixth anniversary of the Closing Date (the “Original Term Loan Maturity Date”), (ii) with respect to the Revolving Credit Facility that have not been extended pursuant to Section 2.17, the fifth anniversary of the Closing Date (the “Original Revolving Credit Maturity Date”); provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day and (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Maximum Securitization Facility Size” means, at any time, with respect to a Permitted Securitization, the aggregate amount that the lenders or purchasers under such Permitted Securitization are required to fund assuming all conditions to funding are met for the maximum possible amount of funding committed to be provided under such Permitted Securitization by such lenders or purchasers.

“Minimum Extension Condition” has the meaning specified in Section 2.17(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, debentures, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.14.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by Holdings or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly-owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof, and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if no Event of Default under Section 8.01(a), (f) or (g) exists and Holdings intends in good faith to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions, in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 12 month period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds notwithstanding any reinvestment notice if there is an Event of Default under Section 8.01(a), (f) or (g) continuing at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default under Section 8.01(a), (f) or (g) was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds under this clause (a) unless (x) such proceeds shall exceed $5,000,000 or (y) the aggregate net proceeds exceeds $15,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, and

(c) 100% of the cash proceeds from the issuance or sale of Equity Interests in Holdings or the Borrower, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower shall be disregarded.

“non-cash charges” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan

Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the bylaws and the unanimous shareholder agreements or declarations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Credit Maturity Date” has the meaning specified in the definition of Maturity Date.

“Original Term Loan Maturity Date” has the meaning specified in the definition of Maturity Date.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans, Swing Line Loans, Extended Term Loans or Loans made under any Extended Revolving Credit Commitment, as applicable, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), Swing Line Loans, Extended Term Loans or Loans made under any Extended Revolving Credit Commitment, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or Foreign Pension Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party, Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Holders” means each of the Investors, the Dow Stockholders and the Management Stockholders; provided that if (i) the Dow Stockholders in the aggregate own beneficially or of record more than ten percent (10%) of the outstanding voting stock of Holdings, the Dow Stockholders shall be treated as Permitted Holders of only ten percent (10%) of the outstanding voting stock of Holdings at such time and (ii) the Management Stockholders in the aggregate own beneficially or of record more than ten percent (10%) of the outstanding voting stock of Holdings, the Management Stockholders shall be treated as Permitted Holders of only ten percent (10%) of the outstanding voting stock of Holdings at such time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended, except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness is a Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension shall be subordinated in right of payment to the Obligations on terms not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole, (e) if such Indebtedness is a financing of Permitted Refinancing Notes, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by a subordinated Lien on the Collateral, the Lien on the Collateral securing such modification, refinancing, refunding, renewal, replacement or extension shall have a subordinated lien on the Collateral on terms not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such subordination or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement in preceding clause (d) or (f), as the case may be, shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (f) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Refinancing Notes” means any Indebtedness of the Borrower in the form of unsecured notes, first lien senior secured notes or second lien secured notes and incurred pursuant to one or more issuances of such senior notes; provided, that in any event:

(i) except as provided in clauses (ix) or (x), as the case may be, below, no such Indebtedness shall be secured by any asset of Holdings or any of its Restricted Subsidiaries,

(ii) no such Indebtedness shall be guaranteed by any Person other than any Loan Party,

(iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the latest Maturity Date at the time of the incurrence thereof,

(iv) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (a) obtain the consent of the Required Lenders or (b) pay the Obligations in full in cash,

(v) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before offering to purchase such Indebtedness,

(vi) the indenture governing such Indebtedness shall not include any financial maintenance covenants,

(vii) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”,

(viii) the covenants and defaults contained in the indenture governing such Indebtedness shall otherwise be on terms for customary and market similar senior notes offerings,

(ix) in the case of any such Indebtedness that is secured by a first lien (a) such Indebtedness is secured by only assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Loan Parties, and not secured by any property or assets of Holdings or any of it Subsidiaries other than the Collateral, (b) such Indebtedness (and the Liens securing the same) is permitted by the terms of the First Lien Intercreditor Agreement, (c) the security agreements relating to such Indebtedness are substantially the same (or less restrictive to Holdings and its Restricted Subsidiaries) as the Security Documents (with such other differences as are reasonably satisfactory to the Administrative Agent) and (d) a First Lien Notes Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement; provided that if such Indebtedness is the first issuance of Permitted Refinancing Notes secured by assets of Holdings or any of its Subsidiaries, then Holdings, the Borrower, the Restricted Subsidiaries on a pari passu basis, the Administrative Agent, the Collateral Agent and the First Lien Notes Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement at the time of the issuance of such Indebtedness and

(x) in the case of any such Indebtedness that is secured by a second lien (a) such Indebtedness is secured by only assets comprising Collateral on second lien basis relative to the Liens on such Collateral securing the Obligations of the Loan Parties, and not secured by any property or assets of Holdings or any of it Subsidiaries other than the Collateral, (b) such Indebtedness (and the Liens securing the same) is permitted by the terms of the Second Lien Intercreditor Agreement, (c) the security agreements relating to such Indebtedness are substantially the same (or less restrictive to Holdings and its Restricted Subsidiaries) as the Security Documents (with such differences necessary to reflect the second lien priority status and such other differences as are reasonably satisfactory to the Administrative Agent) and (d) a Second Lien Notes Representative acting on behalf of the holders of such Indebtedness shall have become party to the Second Lien Intercreditor Agreement; provided that if such Indebtedness is the first issuance of Permitted Refinancing Notes secured by assets of Holdings or any of its Subsidiaries on a second lien basis, then Holdings, the Borrower, the Restricted Subsidiaries, the Administrative Agent, the Collateral Agent and the Second Lien Notes Representative for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement at the time of the issuance of such Indebtedness.

The issuance of Permitted Refinancing Notes shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that the same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

“Permitted Refinancing Notes Documents” means, on or after the execution and delivery thereof, each indenture, agreement, document or instrument relating to the incurrence of Permitted Refinancing Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Securitization” means a Securitization that complies with the following criteria: (i) the originator with respect to such Securitization shall be organized under the laws of Switzerland, (ii) the Securitization, including the sale of the Securitization Assets and the incurrence of Indebtedness in connection therewith is effected on market terms, taking into account the applicable Securitization market for assets similar to the respective Securitization Assets and the structure implemented for such Securitization (as determined in good faith by Holdings), (iii) the sum of the Maximum Securitization Facility Sizes for all Securitizations shall not at any time exceed $160,000,000 less any outstanding Indebtedness under Section 7.03(r) incurred or guaranteed by any Loan Party and (iv) the Securitization Seller’s Retained Interest and all proceeds thereof shall constitute Collateral hereunder and all necessary steps to perfect a security interest in such Securitization Seller’s Retained Interest of the Collateral Agent are taken by the Borrower or Restricted Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party, any Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to or have had an obligation to contribute to, or otherwise to have liability with respect to such plan.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or territory in respect of the Canadian Guarantors (including the Civil Code of the Province of Quebec and the regulation respecting the register of personal and moveable real rights promulgated thereunder) as all such legislation that now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.10.

“Pro Forma Compliance” means, with respect to any covenant in Section 7.11, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.10.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Process Agent” has the meaning provided in Section 10.17.

“Projections” has the meaning set forth in Section 6.01(e).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to a registration statement that has been declared effective by the SEC or approved by any other applicable Governmental Authority in Luxembourg or the United Kingdom.

“Qualified Jurisdiction” means each of the United States, any state thereof, the District of Columbia, Australia, Belgium, Canada or any province thereof, England and Wales, France, Germany, Hong Kong, Ireland, Italy, Luxembourg, Singapore, Spain, Sweden, Switzerland and The Netherlands.

“Quebec Secured Obligations” has the meaning specified in Section 9.16.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” has the meaning set forth in Section 3.01(h).

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, other than events for which the notice period is waived under applicable regulations as in effect on the date hereof.

“Repricing Event” means (1) the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement (including Replacement Term Loans), whether incurred directly or by way of the conversion of Term Loans into a new tranche of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an “effective” yield for the respective Type of such Indebtedness that is less than the “effective” yield for Term Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or “original issue discount”, in each case, shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, and without taking into account any fluctuations in LIBOR or comparable rate), but excluding Indebtedness incurred in connection with a Change of Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term Loans or (2) any effective reduction in the Applicable Margin for Term Loans (e.g., by way of amendment, waiver or otherwise) (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices). Any such determination by the Administrative Agent as contemplated by preceding clauses (1) and (2) shall be conclusive and binding on all Lenders holding Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Request for L/C Issuance, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Request for L/C Issuance” means an application and agreement for the issuance or amendment of a Letter of Credit, substantially in the form of Exhibit J, or such other form from time to time in use by the relevant L/C Issuer.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of the (a) Total Outstandings (with, in the case of the Revolving Credit Facility, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) for all Lenders of such Class and (b) aggregate unused Commitments of all Lenders of such Class; provided that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or a director of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Borrower.

“Restricted Obligations” has the meaning set forth in Section 11.09(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary; provided that in no event shall the Borrower be an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any interest, returns, profits, distributions, proceeds (including the net proceeds of any sale received by Borrower or a Restricted Subsidiary above the initial cost of the Investment) and similar amounts actually received in cash or Cash Equivalents.

“Revolving Commitment Increase” has the meaning set forth in Section 2.16(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.16(e).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b),

(b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.06, 3.07 and 8.02 or (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.16, 3.07 and 10.07. On the Closing Date, the aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $240,000,000.

“Revolving Credit Exposure” means, at any time, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment an outstanding Revolving Credit Loans at such time.

“Revolving Credit Loans” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“Rollover Amount” has the meaning specified in Section 7.10(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an agreement by and among the Collateral Agent and the Second Lien Notes Representative for the holders of Second Lien Obligations and acknowledged by the Borrower and the Guarantors providing for the subordination of the Liens securing such Second Lien Obligations to the Liens securing the Obligations on terms reasonably determined by the Administrative Agent to be customary for intercreditor agreements between similar syndicated first lien financings and second lien financings; provided that the terms of such intercreditor agreement shall be no less favorable to the Lenders with respect to the specific matters set forth below than the following: (i) notwithstanding the time, order or method of grant, creation, attachment or perfection of any

Liens securing the Obligations and such second priority liens (for purposes of this definition, the “Second Liens”), the Liens securing the Obligations shall rank senior to any Second Lien on the Collateral, (ii) no holder of any Second Lien Obligation shall contest the validity or enforceability of the Liens securing the Obligations, (iii) until the earlier of (x) payment and discharge in full of all obligations under this Agreement and (y) the 270th day (or such shorter period if the Administrative Agent reasonably determines a shorter period is a customary term at such time) after the collateral agent for the holders of such Second Lien Obligation provides notice to the Collateral Agent that an event of default has occurred and is continuing under the agreement governing such Second Lien Obligation (which period shall be extended for any period during which the Collateral Agent has commenced pursuing remedies against the Collateral or is legally prohibited by applicable laws from pursuing remedies against the Collateral), the Collateral Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the holders of the Second Lien Obligations to take customary (as determined by the Administrative Agent) protective measures with respect to the Second Liens) and to foreclose upon and dispose of the Collateral, (iv) upon any private or public sale of Collateral taken in connection with the exercise of remedies by the Collateral Agent which results in the release of Liens securing the Obligations, the Second Lien on such item of Collateral will be automatically released, (v) in connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding involving the Borrower or any Guarantor, all proceeds of Collateral will first be applied to the repayment of all Obligations under this Agreement prior to being applied to the obligations secured by such Second Liens, (vi) if any holder of an obligation secured by Second Liens receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Collateral Agent, (vii) no holder of any obligation secured by Second Lien may, without the consent of the Lenders (a) seek relief from the automatic stay with respect to any Collateral, (b) object to any sale of any Collateral in any insolvency or liquidation proceeding which has been consented to by the Collateral Agent (provided that the Second Liens attach to the proceeds of such sale with the priority set forth in the Second Lien Intercreditor Agreement) or (c) object to any claim of any Lenders to post-petition interest, fees or expenses on account of the Liens securing the Obligations and (viii) no holder of obligations secured by Second Liens shall support any plan or reorganization in connection with any insolvency or liquidation proceeding that is in contravention of the Second Lien Intercreditor Agreement without the consent of the Required Lenders.

“Second Lien Notes Representative” means, with respect to any series of Permitted Refinancing Notes that are secured on a second lien basis, the trustee, administrative agent, collateral agent, security agent, security trustee or similar agent under the indenture, collateral trust agreement or other agreement pursuant to which such Permitted Refinancing Notes are issued, incurred or otherwise obtained and each of their successors in such capacities.

“Second Lien Obligations” means Permitted Refinancing Notes that are intended to have a Lien on the Collateral that ranks junior to the Lien of the Secured Parties securing the Obligations.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means any transaction or series of transactions entered into by the Borrower or any Restricted Subsidiary pursuant to which (a) the Borrower or such Restricted Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets (i) with cash, (ii) the issuance to the Borrower or such Restricted Subsidiary of Securitization Seller’s Retained Interests or an increase in such Securitization Seller’s Retained Interests or (iii) with proceeds from the sale or collection of Securitization Assets and (b) financing is extended by way of debt facilities, notes, bonds or other similar instruments, in each case, through the purchase of Securitization Assets, on a revolving basis, by one or more banks or other financial institutions or special purpose, bankruptcy remote entities, in each case, which may be established in any appropriate jurisdiction directly or indirectly by any subsidiary or other third parties.

“Securitization Assets” means any accounts receivable owed to the Borrower or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights and credit insurance policies) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Restricted Subsidiary pursuant to a Securitization.

“Securitization Seller’s Retained Interest” means the debt or equity interests held by the Borrower or any Restricted Subsidiary in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which the Borrower or any Restricted Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Securitization Subsidiary” means a Person to which the Borrower or any Restricted Subsidiary sells, conveys, transfers or grants a security interest in Securitization Assets, which Person is formed for the limited purpose of effecting one or more Securitizations and related activities, or, in the case of a Person that is a financing conduit, which Person is formed for the limited purpose of effecting financing transactions; provided that, in the event such Securitization Subsidiary is a Subsidiary of Holdings it shall have been designated by the board of directors in its sole discretion, as an Unrestricted Subsidiary.

“Security Agreement” means the Pledge and Security Agreement substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Seller” has the meaning provided in the preliminary statements hereto.

“Seller Note” has the meaning provided in the preliminary statements hereto.

“Singapore Subsidiary” means any Subsidiary of Holdings incorporated, organized or established under the laws of Singapore.

“Singapore Whitewash Documents” means all documents (including (where relevant) all resolutions, notices of meeting, explanatory statements, certificates, published notices, solvency statements and forms) required to comply with the Companies Act (Cap. 50) of Singapore in connection with the giving of financial assistance by a Loan Party.

“Solvent” and “Solvency” mean, with respect to any Person (other than a Person organized under German law, Belgian law or Luxembourg law) on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is able to pay all that Person’s debts as and when they become due and payable and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. With respect to any Person organized under German law, “Solvent” and “Solvency” means such Person not being illiquid (zahlungsunfähig) or overindebted (überschuldet) in accordance with sections 17 and 19, respectively, of the German Insolvency Code (Insolvnzordnung). With respect to any Person organized under Belgian law, “Solvent” and “Solvency” means such Person being able to pay its debts when they become due and being able to obtain (further) credit, i.e., such Person not being in a situation as defined in Article 2 of the Belgian Bankruptcy Act of 8 August 1997. With respect to any Person organized under Luxembourg law, “Solvent” and “Solvency” means such Person is not unable to pay its debts (in particular, it is not in a state of cessation des paiements and has not lost its commercial creditworthiness) and would not become unable to do so.

“Spanish Guarantor” has the meaning specified in Section 11.16.

“Spanish Private Limited Liability Company Law” has the meaning Specified in Section 11.16.

“Spanish Security” means any Lien created under a Collateral Document which is governed by Spanish law.

“SPC” has the meaning specified in Section 10.07(h).

“Special Purpose Financial Statements” means the audited special purpose statements of revenues, direct expenses and equity in earnings (losses) of nonconsolidated affiliates of the Acquired Business for the years ended December 31, 2007, 2008 and 2009 referred to in Schedule 1.01(f) of the Acquisition Agreement and delivered to the Administrative Agent prior to the Closing Date.

“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Equity Interests.

“Specified Representations” means the representations and warranties of Holdings and each of the other Loan Parties set forth in Sections 5.01, 5.02, 5.04, 5.13, 5.18 and 5.21.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Borrower, any Disposition in connection with Investments pursuant to Section 7.02(u), any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” means Bain Capital, LLC.

“Sponsor Affiliate” means (a) investment funds or managed accounts with respect to which the Sponsor or an Affiliate of the Sponsor is an advisor or manager in the ordinary course of business and pursuant to written agreements and (b) a bank, insurance company, investment bank, commercial finance company or other institutional lender that is an Affiliate of the Sponsor or the Borrower as a result of common direct or indirect ownership. Except for purposes of the definition of Sponsor Debt Fund, “Sponsor Affiliate” shall exclude any Sponsor Debt Fund.

“Sponsor Cap” has the meaning set forth in Section 10.07(n).

“Sponsor Debt Fund” means any Sponsor Affiliate that (a) at the time of the relevant sale or assignment thereto pursuant to Section 10.07(n) invests in commercial bank loans in the ordinary course of business, (b) is an Eligible Assignee and (c) maintains management and operations independent in all respects from the Sponsor and any Sponsor Affiliate which is directly or indirectly engaged in the management of the Loan Parties.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations, guarantees of performance and indemnities entered into by the Borrower or any Restricted Subsidiary which are customary on the date thereof for the parent of a seller or servicer of assets transferred in connection with a Securitization.

“Subject Party” has the meaning set forth in Section 3.01(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Supplemental Agent” has the meaning specified in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supplier” has the meaning set forth in Section 3.01(h).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Back-Stop Arrangements” has the meaning specified in Section 2.04(a).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means DBNY, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder; provided that, if any Extension or Extensions of Revolving Credit Commitments is or are effected in accordance with Section 2.17, then on the occurrence of each L/C Issuer/Swing Line Termination Date, the Swing Line Lender at such time shall have the right to resign as Swing Line Lender on, or on any date within twenty (20) Business Days after, the respective L/C Issuer/Swing Line Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the Borrower shall repay any outstanding Swing Line Loans made by the respective entity so resigning and such entity shall not be required to make any further Swing Line Loans hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), the Swing Line Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be the Swingline Lender hereunder obligated to make Swing Line Loans unless and until (and only for so long as) a Lender (or affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as the Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Swiss Guarantor” means a Guarantor incorporated in Switzerland.

“Swiss Security” means any Lien created under a Collateral Document which is governed by Swiss law.

“Swiss Withholding Tax” any withholding tax in accordance with the Federal Act on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Syndication Date” means the date upon which a “Successful Syndication” (as such term is defined in a separate writing among the Borrower and the Initial Lenders) has been completed.

“Target JV Interests” means the Equity Interests in Americas Styrenics LLC, a Delaware limited liability company, LG Dow Polycarbonate Limited, a limited liability corporation (Chusik Hosea) organized under the laws of the Republic of Korea, and/or Sumitomo Dow Limited, a Japanese corporation (Kabushiki Kaisha) organized under the laws of Japan acquired by Holdings or any its Subsidiaries on or after the Closing Date from the Seller or its Affiliates (inclusive in the case of American Styrenics, of the rights and obligations of Dow Brasil Sudeste Industrial LTDA under that certain Complementary Special Partnership Agreement, dated as of May 1, 2008, as the same may be amended, supplemented or otherwise modified).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.16). Subject to Section 2.06(b), the initial aggregate amount of the Term Commitments is $800,000,000.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of Holdings for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Threshold Amount” means $20,000,000.

“Total Assets” means the total assets of Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“tranche” has the meaning set forth in Section 2.17(a).

“Transaction Expenses” means any fees or expenses incurred or paid by the Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition and the other related transactions contemplated by the Acquisition Agreement, (b) the consummation of the Equity Contribution, (c) the funding of the Loans on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (d) the issuance of the Seller Note and (e) the payment of Transaction Expenses.

“Transferred Guarantor” has the meaning specified in Section 11.09.

“Treasury Services Agreement” means any agreement between the Borrower and/or any of its Restricted Subsidiaries and any Hedge Bank relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of Holdings listed on Schedule 1.01B (ii) any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Closing Date and (iii) and any Securitization Subsidiary, if a Subsidiary of Holdings.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02 Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to:

(a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur, provisoire, liquidateur or curateur;

(c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; and

(e) by-laws or constitutional documents includes (a) its up-to-date (restated) articles of association (statuts coordonnées), and (b) an original extract from the Luxembourg Register of Commerce and Companies.

Section 1.03 Belgian Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Belgian Loan Party, a reference to:

(a) a winding up or liquidation includes a Belgian entity being declared bankrupt (failliet verklaard/declaree en faillite) or dissolved (ontbonden/dissoute);

(b) a moratorium includes gerechtelijke reorganisatie/reorganization judiciaire;

(c) insolvency includes a bankruptcy and moratorium;

(d) a receiver includes a curator/curateur;

(e) an administrator includes a bewindvoerder/administrateur;

(f) “lien” or “security interest” includes any mortgage (hypotheek/hypothèque), pledge (pandrecht/gage), retention of title arrangement (eigendomsvoorbehoud/resérve de propriété), right of retention (recht van retentie/droit de retention), and, in general, any right in rem created for the purpose of granting security; and

(g) an “encumbrance” includes a beslag/saisie.

Section 1.04 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.05 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary, to the extent including, or relating to, any period ending on or prior to the Closing Date, (i) references to any consolidated financial statements of Holdings and its Subsidiaries made in Section 6.01(a) and (b) shall be deemed to be references to (or in the case of Section 6.01(f) based upon) the combined balance sheet and statements of income of the Acquired Business for such period (“Combined Styron Financials”), (ii) in connection with the delivery of comparative financial figures required by Section 6.01 that pertain to periods including, or relating to, any period ending on or prior to the Closing Date, such requirement may be satisfied by Holdings by delivering Combined Styron Financials for such period, provided, that to the extent Combined Styron Financials are delivered to satisfy the requirement for comparative financial statements pursuant to Section 6.01, Holdings shall additionally furnish a statement comparing such Combined Styron Financials with consolidated balance sheet and statement of income of Holdings for the applicable period ending after the Closing Date, prepared in good faith for such period, and (iii) Consolidated Net Income, Consolidated EBITDA (subject to the final paragraph of the definition of “Consolidated EBITDA”) and any other financial calculations, to the extent for periods including, or relating to, any period ending on or prior to the Closing Date, shall be determined on the basis of the Acquired Business and the Combined Styron Financials (excluding Unrestricted Subsidiaries) as if such financial information constituted financial information of Holdings and its Subsidiaries on a consolidated basis.

Section 1.06 Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.07 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

Section 1.09 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.10 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.10; provided, that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.10, when calculating the Total Leverage Ratio and the Interest Coverage Ratio, as applicable, for purposes of (i) the definition of “Applicable Margin,” (ii) the Applicable ECF Percentage of Excess Cash Flow and (iii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11, the events described in this Section 1.10 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Total Leverage Ratio and the Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by Holdings in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided, that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of Holdings, (B) such actions are taken within eighteen (18) months after the date of such Specified Transaction, (C) any cost savings, operating expense reductions and synergies that are not actually realized during such period may no longer be added pursuant to this clause (c) after the end of the fourth full fiscal quarter ending after the date of such Specified Transaction, and (D) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period. Notwithstanding the foregoing, (A) in no event shall the aggregate amount of pro forma adjustments under this clause (c) together with any add backs pursuant to clause (xi) of the definition of Consolidated EBITDA, increase Consolidated EBITDA by more than 7.5% for any Test Period, and (B) pro forma adjustments under this clause (c) shall not be included in computations of the Applicable Margin pursuant to Section 2.08 or the Applicable ECF Percentage pursuant to Section 2.05(b)(i).

(d) In the event that Holdings or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chose, or if none, then based upon such optional rate chosen as Holdings may designate.

Section 1.11 Currency Equivalents. For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Sections 6 and/or 7 (excluding Section 7.11) or with Dollar-based basket levels appearing in Section 2.05(b) or any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.12 Exchange Rate. (a) Not later than 1:00 p.m. (New York, New York time), on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for all purposes of Section 2.03 be the Exchange Rates employed in converting any amounts between Dollars and an Alternative Currency (or any other currency other than Dollars).

(b) Not later than 5:00 p.m. (New York, New York time), on each Reset Date, the Administrative Agent shall (i) determine the Outstanding Amount of the L/C Obligations and (ii) notify the Revolving Credit Lenders, each L/C Issuer and the Borrower of the results of such determination.

Section 1.13 Additional Alternative Currencies. (a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and the relevant L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York, New York time), fifteen (15) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion). The Administrative Agent shall promptly notify the relevant L/C Issuer thereof. The relevant L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m. (New York, New York time), seven (7) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by the relevant L/C Issuer to respond to such request within the time period specified in preceding clause (b) of this Section 1.13 shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the relevant L/C Issuer each consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issued by the relevant L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01 The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower on a pro rata basis on the Closing Date loans denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars as elected by the Borrower pursuant to Section 2.02 to the Borrower from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBO Rate Loans or any conversion of Base Rate Loans to LIBO Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $250,000, in excess thereof. Except as provided in Section 2.03(c), 2.04(c), or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit

Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or is not permitted to elect, or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as LIBO Rate Loans.

(d) Unless the Administrative Agent has otherwise agreed or the Syndication Date has occurred (at which time this paragraph (d) shall no longer be applicable), prior to the 90th day following the Closing Date, only one-month Interest Periods may be selected for LIBO Rate Loans, with the first such Interest Period to begin not sooner than three (3) Business Days (nor later than five Business Days) after the Closing Date, and with any subsequent Interest Periods to begin on the last day of the prior one-month Interest Period theretofore in effect.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(g) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in Dollars or an Alternative Currency for the account of the Borrower (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i) An L/C Issuer shall be under no obligation to issue any Letter of Credit (and with respect to clause (C) below, shall not issue any Letter of Credit) if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit) after the date of issuance or last renewal, unless the Lenders holding a majority of the Revolving Credit Commitments have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D) such Letter of Credit would support obligations of the Borrower or any of its Subsidiaries in respect of the Seller Note, any Junior Financing or any Equity Interest, or any other obligation of the Borrower or any of its Subsidiaries not reasonably satisfactory to the Administrative Agent;

(E) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer; or

(F) such Letter of Credit is in an initial amount less than $100,000 (unless otherwise agreed by such L/C Issuer and the Administrative Agent).

(ii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iii) Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to any Revolving Credit Lender, no L/C Issuer shall be required to issue, renew, extend or amend any Letter of Credit, unless such L/C Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such L/C Issuer’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such L/C Issuer (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s Pro Rata Share of the L/C Obligations with respect to such Letters of Credit in a manner satisfactory to such L/C Issuer (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(b) Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Request for L/C Issuance, appropriately completed and signed by a Responsible Officer of the Borrower. Such Request for L/C Issuance must be received by the relevant L/C Issuer and the

Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Request for L/C Issuance shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Request for L/C Issuance shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Request for L/C Issuance, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Request for L/C Issuance from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Request for L/C Issuance, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the second Business Day immediately following any payment by the relevant L/C Issuer under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars (determined, for purposes of any Letter of Credit denominated in an Alternative Currency, using the Dollar Equivalent (determined using the Exchange Rate calculated as of the date when such payment is due) of such drawing). If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (determined, for purposes of any Letter of Credit denominated in an Alternative Currency, using the Dollar Equivalent (determined using the Exchange Rate calculated as of the date when such payment was due) of such unreimbursed drawing) (such amount, the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Request for L/C Issuance. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 P.M., New York City time, on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day; provided that the portion of the Outstanding Amount of the L/C Obligations attributable to (i) all undrawn amounts in respect of Letters of Credit denominated in an Alternative Currency that may still be drawn on by the beneficiary thereof shall be deposited with the Administrative Agent in such Alternative Currency in the actual amounts of such undrawn Letters of Credit and (ii) all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings, shall be deposited with the Administrative Agent in Dollars. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Margin for Revolving Credit Loans maintained as LIBO Rate Loans times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding the foregoing, the provisions of this Section 2.03(h), solely to the extent otherwise applicable to fees payable on that portion (if any) of Letters of Credit participated in by Revolving Credit Lenders pursuant to Extended Revolving Credit Commitments, shall be subject to modification as expressly provided in Section 2.17.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to the greater of (x) 0.25% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) and (y) $500 per annum. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Request for L/C Issuance. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Request for L/C Issuance, the terms hereof shall control.

(k) Letter of Credit Back-Stop Arrangements. If any Revolving Credit Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by the L/C Issuer is outstanding, the Borrower shall enter into the applicable Letter of Credit Back-Stop Arrangements with the L/C Issuer no later than ten (10) Business Days after the date such Revolving Credit Lender becomes a Defaulting Lender.

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

(m) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the Swing Line Lender), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Notwithstanding anything to the contrary contained in this Section 2.04(a), (i) the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when a Lender Default exists with respect to a Revolving Credit Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to each Defaulting Lender’s participation in such Swing Line Loans (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s Revolving Credit Percentage of the outstanding Swing Line Loans in a manner satisfactory to the Swing Line Lender (such arrangements, the “Swing Line Back-Stop Arrangements”), and (ii) the Swing Line Lender shall not make any Swing Line Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default exists and is continuing until such time as the Swing Line Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, or a whole multiple of $250,000, in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or LIBO Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan or a LIBO Rate Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans or LIBO Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan, LIBO Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Swing Line Back-Stop Arrangements. If any Revolving Credit Lender becomes a Defaulting Lender at any time, the Borrower shall enter into the applicable Swing Line Back-Stop Arrangements with the Swing Line Lender no later than ten (10) Business Days after the date such Revolving Credit Lender becomes a Defaulting Lender.

(h) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(l)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part subject to a prepayment fee as provided in Section 2.09(c), if applicable, and otherwise without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than (A) 12:30 p.m. (New York, New York time) three (3) Business Days prior to any date of prepayment of LIBO Rate Loans and (B) 11:00 a.m. (New York, New York time) on the date of prepayment of Base Rate Loans; (2) any prepayment of LIBO Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares. Each prepayment of Term Loans pursuant to this Section 2.05(a)(i) shall reduce future scheduled amortization payments of Term Loans required pursuant to Section 2.07(a) as directed by the Borrower by written notice to the Administrative Agent at or prior to the time of such prepayment or, to the extent the Borrower has not provided such notice to the Administrative Agent at the time of such prepayment, in the direct order of maturity to the Term Loans.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) No later than five days following the date on which financial statements have been (or are required to be) delivered pursuant to Section 6.01(a) for each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2011) and the related Compliance Certificate has been (or is required to be) delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for such fiscal year minus (B) the sum of (1) all voluntary prepayments of Term Loans during such fiscal year and (2) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are funded with the Borrower’s internally generated cash.

(ii) If (1) Holdings or any Restricted Subsidiary of Holdings Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (l), (o) or (s)) or (2) any Casualty Event occurs, which results in the realization or receipt by Holdings or any Restricted Subsidiary of Net Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is five (5) Business Days after the date of the realization or receipt by Holdings or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received.

(iii) If Holdings or any Restricted Subsidiary incurs or issues any (x) Permitted Refinancing Notes or (y) any other Indebtedness after the Closing Date (other than, in the case of this clause (y), Indebtedness not prohibited under Section 7.03), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on the date such Net Proceeds are received by Holdings or such Restricted Subsidiary.

(iv) If Holdings or the Borrower issues any Equity Interests in a Qualified IPO, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 50% of all Net Proceeds received therefrom within five (5) Business Days of the date such Net Proceeds are received by Holdings or the Borrower.

(v) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vi) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Revolving Credit Exposures exceed the aggregate Revolving Credit Commitments then in effect.

(vi) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to reduce future scheduled amortization payments required pursuant to Section 2.07(a) as directed by the Borrower by written notice to the Administrative Agent at or prior to the time of such prepayment or, to the extent the Borrower has not provided such notice to the Administrative Agent at the time of such prepayment, in the direct order of maturity of the Term Loans, subject to clause (viii) of this Section 2.05(b). Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.05(b)(vi) to the extent otherwise applicable to Extended Term Loans shall be subject to modification as expressly provided in Section 2.17.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii), (iii) and (iv) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a LIBO Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such LIBO Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of LIBO Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) Limitation of Prepayment Obligations. Notwithstanding any other provisions of this Section 2.05(b), to the extent any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Asset Sale”), the Net Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Recovery Event”), the Net Proceeds of any incurrence of Indebtedness by a Foreign Subsidiary to the extent required to repay the Term Loans pursuant to Section 2.05(b) (“Foreign Indebtedness Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by any applicable local law or applicable Organizational Documents of such Foreign Subsidiary (including, without limitation, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) to be repatriated to Luxembourg or passed on to or used for the benefit of the Borrower, the portion of such Net Proceeds of a Foreign Asset Sale, a Foreign Recovery Event, Foreign Indebtedness Event or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to Luxembourg or the passing on to or otherwise using for the benefit of the Borrower (the Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, passing on or other use for the benefit of the Borrower and/or use the other cash sources of Holdings and its Restricted Subsidiaries to make the relevant prepayment).

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $1,000,000, as applicable, or any whole multiple of $250,000, in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Term Loans to be made by it on the Closing Date or, if the Closing Date shall not have occurred on or prior to the Expiration Date, at 11:59 p.m., New York City time, on the Expiration Date. The Revolving Credit Commitment (other than any Extended Revolving Credit Commitment) of each Revolving Credit Lender shall automatically and permanently terminate on the Original Revolving Credit Maturity Date. On the respective Maturity Date applicable thereto, the Extended Revolving Credit

Commitment of each Extending Revolving Credit Commitment shall automatically and permanently terminate. The Commitments of all Lenders hereunder shall automatically and permanently terminate if (i) the Closing Date shall not have occurred on or prior to the Expiration Date, at 11:59 p.m., New York City time, on the Expiration Date and (ii) preceding clause (i) is not applicable, on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders:

(i) on the last Business Day of each March, June, September and December, (A) commencing with the first full quarter after the Closing Date until the end of the fiscal year ending December 31, 2010, an aggregate amount equal to 1.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date, (B) for the period from January 1, 2011 to December 31, 2011, an aggregate amount equal to 0.50% of the aggregate principal amount of all Term Loans outstanding on the Closing Date and (C) thereafter, an aggregate amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); and

(ii) on the Original Term Loan Maturity Date (or, with respect to any Extended Term Loans, the Maturity Date applicable thereto), the aggregate principal amount of all Term Loans (or Extended Term Loans, as the case may be) outstanding on such date; provided that, to the extent specified in the respective Extension Offer, amortization payments with respect to Extended Term Loans for periods prior to the Original Term Loan Maturity Date may be reduced (but not increased) and amortization payments required with respect to Extended Term Loans for periods after the Original Term Loan Maturity Date shall be as specified in the respective Extension Offer.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders the aggregate principal amount of all of the Borrower’s outstanding Revolving Credit Loans on the Original Revolving Credit Maturity Date (or, with respect to any Revolving Credit Loans outstanding with respect to an Extended Revolving Credit Commitment, the Maturity Date applicable thereto).

(c) Swing Line Loans. The Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Original Revolving Credit Maturity Date (or, with respect to any Swing Line Loans outstanding with respect to an Extended Revolving Credit Commitment, the Maturity Date applicable thereto).

Section 2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Term Loan or Revolving Credit Loan, as applicable, that is maintained as a LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate, for such Interest Period plus the Applicable Margin therefor; (ii) each Term Loan or Revolving Credit Loan, as applicable, that is maintained as a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin therefor; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin therefor.

(b) During the continuance of a Default or an Event of Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) The provisions of this Section 2.08 (and the interest rates applicable to the various extensions of credit hereunder) shall be subject to modification as expressly provided in Section 2.17.

(e) The interest amount is understood as net interest after the deduction of any Swiss Federal Withholding Tax and shall, if the interest is or becomes subject to such tax, and should paragraph (a) of Section 3.01 be unenforceable for any reason, be adjusted as follows:

(i) The amount of the payment due from the Borrower shall be increased to an amount which (after making the deduction of Swiss Federal Withholding Tax) leaves the Lenders entitled to such payment with an amount equal to the payment which would have been due if no deduction of Swiss Federal Withholding Tax had been required. For such purpose, the Swiss Federal Withholding Tax shall be calculated on the full (grossed-up) interest amount.

(ii) The Borrower shall provide the Lender or any other Person assigned by the Lender with the necessary documents which are required under the Swiss Federal Withholding Tax Statute and any applicable double taxation treaties between Switzerland and the jurisdiction of organization of any Lender for relief from the Swiss Federal Withholding Tax.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.75% times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility (or such earlier date on which the Revolving Credit Commitments have been terminated), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility (or such earlier date on which the Revolving Credit Commitments have been terminated). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding the foregoing, the provisions of this Section 2.09(a) to the extent otherwise applicable to Extended Revolving Credit Commitments shall be subject to modification as expressly provided in Section 2.17.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(c) Term Loan Prepayment Fee. At the time of the effectiveness of any Repricing Event that is consummated prior to the first anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender with outstanding Term Loans which are repaid or prepaid pursuant to such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Term Loans prepaid (or converted) in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (2) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective reduction of the Applicable Event pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Event.

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360 or 365, as the case may be.

Section 2.11 Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of LIBO Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. (a) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.17 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.17 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments) determined by the Administrative Agent in its reasonable discretion to be necessary and advisable to permit such Extension, and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 2.13(a) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders and (y) the express provisions of Sections 2.14 and 3.07, which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

Section 2.14 Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, the Borrower may, at any time and from time to time after the Syndication Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by DBNY or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.14 and Schedule 2.14;

(ii) no Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $10,000,000 (unless a lower amount is agreed to by the Auction Manager);

(iv) the proceeds of Revolving Credit Loans shall not be used for a purchase of any Term Loans in connection with any Auction;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) prior to commencing an Auction, the Borrower shall have discussed same with each of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans through such Auction shall not be deemed to be a “distressed exchange”;

(vii) at the time of each purchase of Term Loans pursuant to an Auction, neither S&P nor Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Term Loans through such Auction shall be deemed to be a “distressed exchange”;

(viii) no more than one Auction may be ongoing at any one time;

(ix) the aggregate principal amount of all Term Loans purchased pursuant to this Section 2.14 and Section 2.15 shall not exceed $135,000,000;

(x) each Lender participating in any Auction acknowledges and agrees that in connection with such Auction, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Auction Manager or any of their respective Affiliates, has made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, the Auction Manager or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, the Auction Manager and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Auction Manager or the other Lenders; and

(xi) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (iv), (vi) and (vii).

(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.14, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 or 2.13.

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.14 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.14 shall not constitute Investments by the Borrower)) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.14. The Auction Manager acting in its capacity as such hereunder shall be entitled to . the benefits of the provisions of Article IX and Section 10.04 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable the Auction Manager to perform its responsibilities and duties in connection with each Auction.

Section 2.15 Open Market Purchases.

(a) Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, the Borrower may, at any time and from time to time after the Syndication Date, make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) no Default shall have occurred and be continuing on the date of such Open Market Purchase;

(ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(iii) the proceeds of Revolving Credit Loans shall not be used for a purchase of any Term Loans in connection with any Auction; and

(iv) the aggregate principal amount of all Term Loans purchased pursuant to Sections 2.14 and 2.15 shall not exceed $135,000,000.

(b) With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.15, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 or 2.13.

(c) The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.15 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.15 shall not constitute Investments by the Borrower)) or any other Loan Document that may otherwise prohibit any Open Market Purchase by this Section 2.15.

Section 2.16 Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Syndication Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (x) one or more additional tranches or additions to an existing tranche of term loans (the “Incremental Term Loans”) in an aggregate amount not to exceed $200,000,000 or (y) one or more increases in the amount of the Revolving Credit Commitments on the same terms as the Revolving Credit Facility (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $25,000,000, provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist, (ii) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, all of the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), and (iii) the Borrower shall be in compliance with the covenants set forth in Section 7.11 and the Total Leverage Ratio shall not exceed 2.25:1.00, in each case determined on a Pro Forma Basis as of the date of the most recently ended Test Period (or, if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended), in each case, as if such Incremental Term Loans or Revolving Loans available pursuant to such Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith.

(b) Incremental Term Loans that are added to the existing tranche of Term Loans shall have identical terms to the existing Term Loans. All other Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (ii) shall not mature earlier than the Maturity Date with respect to the Term Loans, (iii) shall not have interest rate margins that are greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Term Loans plus 25 basis points (and the interest rate margins applicable to the Term Loans shall be increased to the extent necessary to achieve the foregoing); provided that solely for purposes of this clause (iii), the interest rate margins applicable to any Term Loans or Incremental Term Loans shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower generally to Lenders providing such Term Loans or such Incremental Term Loans based on an assumed four-year life to maturity and the effect of any LIBO Rate or Base Rate floors, in each case as determined by the Administrative Agent), (iv) shall have an average life to maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Term Loans and

(v) except as provided herein, the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably satisfactory to the Administrative Agent.

(c) Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $1,000,000 and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that in each case such amount may be less if such amount represents all remaining availability under the limit set forth in the first sentence of Section 2.16(a)).

(d) Each notice from the Borrower pursuant to this Section 2.16 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (but no existing Lender will have an obligation to make a portion of any Incremental Term Loan or any portion of any Revolving Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases unless it so agrees.

(e) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.16, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans under the applicable Facility outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the . Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f) This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis under each tranche (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with the same Maturity Date, as the case may be) and on identical terms to each such Lender, the Borrower may from time to time extend the maturity date of any Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,

(ii) except as to interest rates, fees and final maturity (which shall be identical as offered to each Lender under the relevant tranche), the Revolving Credit Commitment of any Revolving Credit Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the identical terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(l) and 2.04(h) to the extent relating to Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Share of the Revolving Credit Facility (and except as provided in Sections 2.03(l) and 2.04(h), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees on Extended Revolving Credit Commitments (and related outstandings) at different rates from the original Revolving Credit Commitments; provided that such interest and fees shall be identical for each Lender under the Extended Revolving Credit Commitment and (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three (3) different Maturity Dates or three (3) different tranches,

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall be identical as offered to each Lender under the relevant tranche), subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (or less favorable terms if so agreed by each Extended Term Lenders in the applicable tranche),

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.07(a) for periods prior to the Original Term Loan Maturity Date may not be increased,

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby,

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer,

(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer,

(viii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent, and

(ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) If, at the time any Extension of Revolving Credit Commitments becomes effective, there will be Extended Revolving Credit Commitments which remain in effect from a prior Extension, then if the “effective interest rate”, “effective unused commitment fee rate” or “effective letter of credit fronting fee rate” (which, for this purpose, shall, in each case, be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees (except to the extent independently taken into account as commitment fees under Section 2.09(a) or Letter of Credit fronting fees under Section 2.03(i)), including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extended Revolving Credit Commitments and (y) the four years following the date of the respective Extension) payable to Lenders with such Extended Revolving Credit Commitments, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) and customary consent fees paid generally to consenting Lenders in respect of the Extended Revolving Credit Commitments (and related extensions of credit) shall at any time (over the life of the Extended Revolving Credit Commitments and related extensions of credit) exceed by more than 0.50% the “effective interest rate”, “effective unused commitment fee rate” or “effective letter of credit fronting fee rate” applicable to Revolving Credit Commitments (or outstanding extensions of credit pursuant thereto) which were extended pursuant to one or more prior Extensions (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Rate and/or Letter of Credit fronting fee applicable thereto shall be increased to the extent necessary so that at all times thereafter the Extended Revolving Credit Commitments made pursuant to previous Extensions (and related extensions of credit) do not receive less “effective interest rate”, “effective unused commitment fee rate” and/or “effective letter of credit fronting fees” than are applicable to the Revolving Credit Commitments (and related extensions of credit) made (or extended) pursuant to such Extension. If at the time any Extension of Term Loans becomes effective, there will be Extended Term Loans which remain outstanding from a prior Extension, then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extended Term Loans and (y) the four years following the date of the respective Extension) payable to Lenders with such Extended Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) in respect of the Extended Term Loans shall at any time (over the life of the Extended Term Loans) exceed by more than 0.50% the “effective interest rate” applicable to Term Loans which were extended pursuant to one or more prior Extensions (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Margin applicable thereto shall be increased to the extent necessary so that at all times thereafter the Extended Term Loans made pursuant to previous Extensions do not receive less “effective interest rate” than are applicable to the Term Loans made (or extended) pursuant to such Extension.

(c) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.17 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.17.

(d) The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub- tranches, in each case on terms consistent with this Section 2.17. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.17(d) and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the

Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(e) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.17.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes. (a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) and each Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments or withholdings or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), excluding, in the case of each Agent and each Lender, (1) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, (2) any Taxes imposed by a jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or Administrative Agent is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or Administrative Agent’s principal office or applicable Lending Office is located, and (3) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Lender or Agent is located (all such non-excluded Taxes, being hereinafter referred to as “Indemnified Taxes”). If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by Borrower or Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the Borrower or such Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b) In addition, the Borrower agrees to pay any and all present and future stamp, transfer, sales and use, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, including additions to tax, penalties and interest related thereto (all taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower and each Guarantor agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides the Borrower or such Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower and the Administrative Agent any information, in each case, as reasonably requested by the Borrower or the Administrative Agent that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 3.01(d) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or Guarantor, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other Person.

(g) All amounts set forth in a Loan Document to be payable by any Loan Party to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for value added tax purposes shall be deemed to be exclusive of any value added tax which is chargeable on such supply or supplies, and accordingly, subject to paragraph (j) below, if value added tax is or becomes chargeable on any supply made by any Lender or Agent to any Loan Party under a Loan Document, that Loan Party shall pay to the relevant Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such value added tax (and such Lender or Agent shall promptly provide an appropriate value added tax invoice to such Loan Party).

(h) If value added tax is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Loan Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such value added tax. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such value added tax.

(i) Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents value added tax, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such value added tax from the relevant tax authority.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable

LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such LIBO Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such LIBO Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBO Rate Loans. (a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (1) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes to the extent such Taxes are imposed on or measured by net income or profits or franchise taxes (imposed in lieu of the foregoing taxes) or (2) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the LIBO Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable LIBO Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any LIBO Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBO Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBO Rate Loan of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06 Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable LIBO Rate Loan, or, if applicable, to convert Base Rate Loans into LIBO Rate Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any LIBO Rate Loan, or to convert Base Rate Loans into LIBO Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable LIBO Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such LIBO Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s LIBO Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable LIBO Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as LIBO Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into LIBO Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s LIBO Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBO Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBO Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBO Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07 Replacement of Lenders under Certain Circumstances. (a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any LIBO Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender and, in the case of clause (y) below only, with the prior written consent of the Required Lenders; provided that such consent shall not be required in the case of the termination of Commitments of Defaulting Lenders, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, at par, pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or with respect to a class vote, clause (iii)) to one or more Eligible Assignees, none of which shall constitute a Defaulting Lender; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer in its capacity as such), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Letters of Credit issued by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or with respect to a class vote, clause (iii).

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender (other than any amounts owing to the assigning Lender pursuant to Section 3.05, which shall be paid in full by the Borrower) concurrently with such Assignment and Assumption and

(C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01 First Credit Event. The obligation of each Lender to make Loans, and the obligation of the L/C Issuers to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

(a) Credit Agreement; Notes. This Agreement shall have been duly executed and delivered by the Borrower and each Closing Date Guarantor and there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has so requested, a Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

(b) Acquisition Agreement; Seller Note.

(i) The Administrative Agent shall have received a certified copy of the Acquisition Agreement and the Seller Note, each duly executed by the parties thereto (together with all exhibits and schedules thereto), and each of which shall be in full force and effect.

(ii) The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and Holdings shall not have consented to any action that would require the consent of Holdings under the Acquisition Agreement if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in each case without the consent of the Initial Lenders.

(c) Consummation of the Transactions. The Administrative Agent shall have received confirmation that the Equity Contribution shall have been consummated and the proceeds thereof shall have been contributed to the Borrower as a cash equity contribution. The Administrative Agent shall have received confirmation that a parent company of Holdings shall have assumed the Seller Note to the Seller in an amount equal to $75,000,000.

(d) Acquired Business. Concurrently with the funding of the Loans hereunder, all obligations of the Acquired Business with respect to its indebtedness being refinanced shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent (as directed by the Arrangers). After giving effect to the consummation of the Transactions, Holdings and its Subsidiaries shall have no outstanding preferred equity, indebtedness or Guarantees (other than ordinary course trade payables and the Designated Rail Car Leases that are treated as operating leases), except for indebtedness incurred pursuant to (i) the Seller Note, which shall be assumed by a parent company of Holdings on the Closing Date, (ii) the Loans and (iii) other indebtedness in an amount not to exceed $10,000,000, as certified by a Responsible Officer of Holdings.

(e) Security. (i) The Administrative Agent shall have received (if applicable) the results of (x) searches of the Uniform Commercial Code and (y) judgment and tax lien searches and other customary searches, made with respect to the Domestic Subsidiaries in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, together with (in the case of clause (y)) copies of the financing statements (or similar documents) disclosed by such search, (ii) the Security Agreement shall have been duly executed and delivered by each Domestic Subsidiary, (iii) the

Luxco Share Pledge shall have been duly executed and delivered by Holdings, together with, in respect of (ii) and (iii) above, (x) certificates, if any, representing the pledged Equity Interest of the Subsidiary Guarantors accompanied (where applicable) by undated stock powers executed in blank (or the equivalent in other jurisdictions) and (y) documents and instruments to be recorded or filed that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement; provided, however, that, each of the requirements set forth in clauses (i) through (iii) above, including lien searches and the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (other than the pledge and perfection of Collateral with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or the delivery of a stock certificate and related stock power) (or the equivalent in other jurisdictions) shall not constitute conditions precedent to the Credit Extension on the Closing Date to the extent such requirements cannot be satisfied after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense so long as the Borrower agrees to deliver or cause to be delivered such search results, documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within (x) 90 days after the Closing Date, in the case of security interests in U.S. Collateral and (y) 180 days after the Closing Date, in the case of security interests all Collateral other than U.S. Collateral (in each case, subject to extensions approved by the Administrative Agent in its reasonable discretion).

(f) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the L/C Issuers, an opinion of (i) Kirkland & Ellis LLP, special counsel for the Loan Parties, and (ii) from each local counsel for the Loan Parties incorporated or organized in the United States or Luxembourg (or counsel for the Administrative Agent and Lenders if it is customary as reasonably determined by the Administrative Agent for such counsel to deliver such opinion), in each case, dated the Closing Date and addressed to the L/C Issuers, the Administrative Agent, the Collateral Agent and the Lenders, in each case in form and substance reasonably satisfactory to the Administrative Agent and customary for senior secured credit facilities in transactions of this kind.

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings in the form of Exhibit I hereto.

(h) Luxembourg Deliverables. The Administrative Agent shall have received for each Luxembourg Loan Party, (i) an excerpt from the Luxembourg Register of Commerce and Companies or a certificate issued by a Luxembourg notary public, certifying as of a recent date that the relevant company is duly formed under the laws of the Grand Duchy of Luxembourg and is in good standing and has a legal existence (certificate de coutûme) (as applicable) and (ii) a true and complete copy of a non-bankruptcy certificate dated on the date of this Agreement issued by the clerk’s office of the Luxembourg District Court sitting in commercial matters (greffe du tribunal d’Arrondissement de et à Luxembourg siégant en matière commerciale) and stating that as of the date of this Agreement the relevant company has not been declared in state of bankruptcy (faillite) insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) or controlled management (gestion contrôlée) (to the extent available from such court).

(i) Insurance. The Administrative Agent shall have received certificates of insurance complying with the requirements of Section 6.07(b) for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and, except for any insurance governed by German law, naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled or materially revised without at least ten (10) days’ (or, to the extent reasonably available, 30 days’) prior written notice by the insurer to the Collateral Agent.

(j) Organization Documents. The Administrative Agent shall have received (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary or comparable officer under applicable law or director of each Loan Party dated the Closing Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing or comparable certificate under applicable law furnished pursuant to clause (i) above, (D) as to (if applicable) the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (ii) above and (E) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

(k) Fees, Etc. All duties, fees, reasonable costs and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Agents and the Lenders or otherwise payable in respect of the Transactions shall have been paid to the extent due.

(l) USA PATRIOT Act. The Initial Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower reasonably requested by the Initial Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(m) Request for Credit Extension. The Administrative Agent and if applicable, the relevant L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(n) Representations and Warranties. On the Closing Date, (i) each of the Acquisition Agreement Representations shall be true and correct and (ii) each of the Specified Representations shall be true and correct in all material respects with the same effect as though made on an as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(o) Material Adverse Effect. Since December 31, 2008, there shall not have occurred any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement).

Section 4.02 All Credit Events. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBO Rate Loans) is subject to the following conditions precedent:

(i) In the case of Credit Extensions after the Closing Date, the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(ii) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBO Rate Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

Representations and Warranties

Holdings, the Borrower and each of the other Loan Parties party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except, in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not the creation of any Lien) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. (a) No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect, as applicable, the Liens or register on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been (or, within the applicable period set out in the relevant Collateral Document, will be) duly obtained, taken, given or made and are or (within such applicable period will be) in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(b) Any Luxembourg Loan Party has carried out its activities and will continue to carry out its activities in a manner which complies with all relevant regulatory requirements regarding activities of the financial sector and in a manner which does not require it to be authorised under the Luxembourg Act dated 5 April 1993 on the financial sector, as amended.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity (ii) the need for filings, registrations and, with respect to Collateral owned by Foreign Subsidiaries, any other perfection steps necessary to create or perfect or register the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The audited Special Purpose Financial Statements fairly present in all material respects the financial condition of the Acquired Business as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein or as provided in Section 3.05 of the Seller Disclosure Schedules to the Acquisition Agreement.

(b) Since December 31, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, none of Holdings or any of its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents and the Seller Note, (iii) liabilities incurred in the ordinary course of business, and (iv) liabilities disclosed in the pro forma financial statements and pro forma financial information delivered on or prior to the Closing Date) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. Neither Holdings nor any of its Restricted Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 Ownership of Property; Liens. (a) Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title, interest, easement or other limited property interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each Material Real Property owned or leased by Holdings and the Subsidiaries as of the Closing Date.

(c) As of the Closing Date, except as otherwise disclosed to the Administrative Agent, (i) none of Holdings or any of its Restricted Subsidiaries has received any notice of, nor has any knowledge of, the occurrence (and still pending as of the Closing Date) or pendency or contemplation of any Casualty Event affecting all or any portion of a Mortgaged Property except as would not reasonably be expected to have a Material Adverse Effect, and (ii) no Mortgage encumbers improved Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development (or other relevant Person) as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 (or other relevant legislation) unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

Section 5.09 Environmental Matters. Except as disclosed in Schedule 5.09(a) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each of Holdings, the other Loan Parties and the Acquired Business is in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Environmental Permits required of any of them under applicable Environmental Laws;

(b) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of Holdings or any of the other Loan Parties threatened, against Holdings, any of the other Loan Parties or the Acquired Business under any Environmental Law or to revoke, suspend or modify any Environmental Permit required of any of them under applicable Environmental Laws;

(c) none of Holdings, the other Loan Parties or the Acquired Business has agreed to assume or accept responsibility, by contract or otherwise, for any Environmental Liability of any other Person; and

(d) there are no facts, circumstances or conditions relating to the past or present business or operations of Holdings, any of the other Loan Parties, the Acquired Business or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased or operated by any of them, that could reasonably be expected to give rise to any Environmental Liability on the part of Holdings, any of the other Loan Parties or the Acquired Business.

Section 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all returns, statements, forms and reports for taxes (for purposes of this Section, “Returns”) required to be filed, and the Returns accurately reflect all liability for taxes of the Loan Parties and their Subsidiaries as a whole for the periods covered thereby. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have paid all taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such taxes. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Loan Parties or any of their Subsidiaries, threatened by any authority regarding any taxes relating to the Loan Parties or any of their Subsidiaries, nor is there any proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11 ERISA Compliance.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws and regulations.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made; (ii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party, Restricted Subsidiary or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made and the Loan Parties and Restricted Subsidiaries have not incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iii) each Foreign Pension Plan is funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which such Foreign Pension Plan is maintained.

Section 5.12 Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to any part of the Transactions that is consummated on or prior to the Closing Date), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) any Lien that is permitted under Section 7.01 and (iii) in the case of the Equity Interests owned by Styron Holding BV in Styron Spain, S.L.U., the payment of the Share Purchase Price (as defined in and pursuant to the terms and conditions of that certain Share Transfer Agreement, dated as of March 18, 2010, by and between Dow Chemical Iberica, S.L. (as seller) and Styron Holding BV (as purchaser), formalized on the same date before the Notary Public of Madrid Fernando Molina Stranz, with the number 407 of his public records). As of the Closing Date, Schedules 1(a) and 10(a) and (b) to the Perfection Certificate (a) set forth the name and jurisdiction of each Subsidiary that is a Loan Party and (b) set forth the ownership interest of Holdings and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Borrower or any other Loan Party is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. To the best knowledge of Holdings, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation of such materials and at the time such materials were made available to any Agent or any Lender; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of Holdings, threatened; (b) hours worked by and payment made to employees of Holdings or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16 Capitalization. (a) On the Closing Date, the authorized share capital of Holdings will be $717,367.05, represented by 71,736,705 shares with a nominal value of one cent United States Dollar (USD 0.01), all of which shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(b) On the Closing Date, the authorized share capital of the Borrower will be $92,365.82, represented by 9,236,582 shares with a nominal value of one cent United States Dollar (USD 0.01) that are fully paid and non-assessable and have been issued free of preemptive rights. The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

Section 5.17 Intellectual Property; Licenses, Etc. Holdings and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, such IP Rights do not conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No use of IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim, accused infringements or litigation regarding any of the IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses, sublicenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all issuances, registrations, or applications for patents, trademarks or copyrights owned by any Loan Party or any of its Subsidiaries listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent that the failure of such issuances, registrations or applications to be valid and in full force and effect is a result of the reasonable business judgment of Holdings and the Restricted Subsidiaries and could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18 Solvency. On the Closing Date, upon giving effect to the Transactions, Holdings, the Borrower and their respective Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19 Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.20 Insurance. As of the Closing Date, all insurance maintained by or on behalf of the Loan Parties is in full force and effect and all premiums due in respect of such insurance have been duly paid. The Borrower in its good faith judgment has determined that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and in accordance with normal industry practice.

Section 5.21 Collateral Documents.

(a) Valid Liens. Each Collateral Document delivered pursuant to Sections 4.01, 6.11 and 6.14 will, upon execution and delivery thereof and upon registration or the taking of any other perfection steps under applicable Laws, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral but only to the extent (x) perfection can be obtained by filing financing statements or possession, as the case may be, in each case subject to no Liens other than Liens permitted hereunder and (y) required by the Collateral and Guarantee Requirement (it being understood, however, that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on applied for, issued or registered Trademarks, Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is executed and delivered to the Collateral Agent in a form proper for filing in the United States Patent and Trademark Office and the United States Copyright Office, if and to the extent such filings may perfect such interests, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement), Trademarks (as defined in the Security Agreement) issued or registered by or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on applied for, issued or registered Trademarks, Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office or, to the extent required, the delivery of a mortgage certificate to the Collateral Agent or the registration with the competent registry, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when the Mortgages are delivered to the Collateral Agent or registered with the competent registry (in each case to the extent required) or are filed in the offices specified on Schedule 7 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11 and 6.14, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.14 or, to the extent required, when a mortgage certificate is delivered to the Collateral Agent), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by hereunder.

Notwithstanding anything in this Section 5.21 to the contrary, in jurisdictions where the legal concept of security agent or collateral agent does not exist and where, as a result, the Collateral Agent is required to prove that it is duly and expressly empowered to accept or enforce security on behalf of the Secured Party (by way of illustration, by means of a legalized power of attorney granted in its favor by each of the applicable Secured Parties), the representations and warranties set forth in this Section 5.21 shall not be deemed to be breached solely to the extent that the Collateral Agent is not, or is not able to prove that it is, so empowered.

Section 5.22 No Establishment. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each of Holdings, the Borrower and each of their Restricted Subsidiaries that is formed or incorporated in a jurisdiction within the European Union is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

Section 5.23 Pensions Act.

(a) Neither Holdings, the Borrower nor any of their Restricted Subsidiaries is or has been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 as amended).

(b) Neither Holdings, the Borrower nor any of their Restricted Subsidiaries is or has been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

Section 5.24 Commercial Benefit. Each Loan Party acknowledges that the entry into and performance by such Loan Party of its obligations under the Loan Documents to which it is a party is for such Loan Party’s commercial benefit.

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements and obligations Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, each Loan Party shall, and shall cause each of its Restricted Subsidiaries to:

Section 6.01 Financial Statements. (a) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within one hundred and twenty (120) days after the end of the fiscal year ending December 31, 2010 and within ninety (90) days after the end of each subsequent fiscal year, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, with accompanying management discussion and analysis (provided that such comparative figures and accompanying management discussions and analysis shall not be required to be delivered with the financial statements delivered pursuant to this clause (a) for the fiscal year ending December 31, 2010), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLC or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event (I) within one hundred twenty (120) days after the end of the fiscal quarter ending June 30, 2010, within ninety (90) days after the end of the fiscal quarter ending September 30, 2010 and within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Holdings beginning with the fiscal quarter ending March 31, 2011, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, with accompanying management discussion and analysis (provided that (i) Holdings shall only be required pursuant to this clause (b) to use commercially reasonable efforts to deliver such comparative figures with the financial statements delivered pursuant to this clause (b) for the fiscal quarters ending June 30, 2010 and

September 30, 2010 and such comparative figures may be management estimates, (ii) financial information with respect to fiscal periods ending prior to the first full fiscal quarter ending after the Closing Date shall be prepared on a basis consistent with the 2009 Historical Financial Statements (as defined in Schedule 1.01(o) to the Acquisition Agreement) and (iii) no statement of cash flows for any fiscal period ending prior to the first full fiscal quarter after the Closing Date shall be required to be delivered pursuant to this clause (b)) and (II) within sixty (60) days after the end of each of the fiscal quarters ending June 30, 2010 and September 30, 2010, management estimates of volume, sales and Consolidated EBITDA for the applicable fiscal quarter, in the case of clause (I), all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within thirty (30) days after the end of such month, for each month until the delivery of the financial statements required pursuant to succeeding clause (d), a consolidated statement of volume of product sold by Holdings and its Subsidiaries for such month, with accompanying management discussion and analysis;

(d) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event by December 31, 2010 (provided that such date shall be extended to March 31, 2011 to the extent (i) the Seller shall breach its obligations under the Acquisition Agreement to deliver the financial statements described below to the Borrower on or prior to December 31, 2010, but only so long as the Borrower shall, during such extended period, use commercially reasonable efforts to obtain such financial statements from the Seller), a consolidated balance sheet of the Acquired Business for the fiscal years ending December 31, 2008 and December 31, 2009, and the statements of income and cash flows of the Acquired Business for the fiscal years ending December 31, 2007, December 31, 2008, and December 31, 2009 (provided that in the case of statements of income and cash flows for the Acquired Business for the fiscal year ending December 31, 2007, Holdings shall be required to deliver such financial statements solely upon, and only to the extent of, receipt thereof from the Seller (it being acknowledged by the Borrower that the Seller is obligated to deliver such financial statements to Holdings no later than December 31, 2010), in each case audited and accompanied by a report and opinion of Deloitte & Touche LLP, in each case compliant in all material respects with applicable requirements of Regulation S-X under the Securities Act; provided, that either (i) the consolidated EBITDA derived from such audited financial statements for the fiscal year ended December 31, 2009 (calculated as provided in Schedule 1.01(o) of the Acquisition Agreement taking into account further Regulation S-X related financial statement adjustments for corporate allocations, non-cash expenses including stock compensation, additional non- recurring items and changes in accounting for intercompany transactions) shall be $205,000,000 or greater or (ii) the Total Leverage Ratio of Holdings and its Subsidiaries for the Test Period most recently ended prior to the delivery of such audited financial statements does not exceed 4.00:1.00;

(e) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, and in any event no later than one hundred twenty (120) days after the end of the fiscal year ending December 31, 2010 and no later than ninety (90) days after the end of each subsequent fiscal year of Holdings, a detailed consolidated budget for the following fiscal year on a quarterly basis and for the next succeeding three years on an annual basis (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of each such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable at the time of preparation and at the time of delivery of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(f) Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) through (c) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) through (d) of this Section 6.01 shall be subject in all respects to Section 1.05(b) (and may be satisfied in accordance with the provisions thereof) and the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing Holdings’ (or any direct or indirect parent thereof) Form l0-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to this Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any direct or indirect parent of Holdings (or the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), commencing with the fiscal quarter ending June 30, 2010, a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements, if any, which Holdings or any Restricted Subsidiary files with the SEC, ASIC or with any applicable Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the Chief Executive Office of each Loan Party of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(f) no later than five (5) days after delivery of financial statements referred to in Section 6.01(a), any change to Schedule 1.01B.

Section 6.03 Notices. Promptly after a Responsible Officer of or any Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c) of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings or any Loan Party or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Holdings (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings or the respective Loan Party has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary may merge, amalgamate or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to the Borrower) or (b), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to a transaction permitted by Section 7.04 or 7.05 or clause (y) of this Section 6.05.

Section 6.06 Maintenance of Properties. Except (i) if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) for Dispositions permitted by Section 7.05 (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in as good a working order, repair and condition, as they were in on the date hereof, ordinary wear and tear excepted and fire, casualty or condemnation excepted, (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business, and (c) maintain or renew all of its registered or issued intellectual property.

Section 6.07 Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. (i) All such insurance shall (other than for any German Loan Party) (A) provide that the applicable insurer under each such policy shall endeavor to provide written notice to the Collateral Agent of any cancellation or material reduction in amount at least ten (10) days (or, to the extent reasonably obtainable 30 days) prior to such cancellation or material reduction (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto and (B) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (ii) with respect to any German insurance contract or policy of a German Loan Party, a German Loan Party shall not agree on a cancellation, material reduction in amount or material change in coverage thereof that is adverse to the interests of any Agent or the Lenders without providing the Administrative Agent with a written notice ten (10) days prior to effecting such cancellation, material reduction on amount or material change in coverage setting out in detail what the cancellation, material reduction on amount or material change in coverage will be; provided that if the Administrative Agent does not notify the relevant German Loan Party within ten (10) days after having received such notice that it objects the action contemplated in the notice, such German Loan Party may agree on such cancellation, material reduction or material change.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any material improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 6.07, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and Holdings and the Borrower jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance. The provisions of this Section 6.07 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

Section 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records; Quarterly Management Calls. (a) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Holdings, the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

(b) At a date to be mutually agreed upon between the Administrative Agent and Holdings occurring on or prior to the sixtieth (60th) day after the close of each fiscal quarter of Holdings (or, in the case of such fiscal quarters ending June 30, 2010 and September 30, 2010, the seventy-fifth (75th) day after the end of such fiscal quarters), Holdings will, at the request of the Administrative Agent, host a call with all of the Lenders at which meeting will be reviewed the financial results of Holdings and its Subsidiaries for the previous fiscal quarter and the budgets presented for the current fiscal quarter of Holdings.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of such Loan Party’s or such Restricted Subsidiary’s properties, to examine such Person’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss such Person’s affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of Holdings and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Holdings; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at Holdings’ expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

Section 6.11 Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon the formation or acquisition by Holdings or any Restricted Subsidiary of any new direct or indirect Restricted Subsidiary that is organized in a Qualified Jurisdiction (other than Australia, Hong Kong or Singapore) or the designation in accordance with Section 6.15 of any existing direct or indirect Subsidiary that is organized in a Qualified Jurisdiction (other than Australia, Hong Kong or Singapore) as a Restricted Subsidiary:

(i) within (x) 45 days after such formation, acquisition or designation with respect to a Restricted Subsidiary that is a Domestic Subsidiary or with respect to Collateral located in the U.S. or (y) 90 days after such formation, acquisition or designation with respect to a non-U.S. Restricted Subsidiary or with respect to non-U.S. Collateral or, in each case, such longer period as the Administrative Agent may agree in writing in its discretion:

(A) cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement and joinders to the Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Intercompany Note and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.14(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Restricted Subsidiary (and the parent of each such Restricted Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request, deliver to the Administrative Agent a signed copy of an opinion from (A) counsel for the additional Loan Party and/or (B) counsel for the Administrative Agent and the Lenders mutually determined in accordance with customary practice in the jurisdiction where the additional Loan Party is located and addressed to the Administrative Agent and the Lenders. Such opinion shall be in form reasonably acceptable to the Administrative Agent as to such customary matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property owned by any Loan Party (as applicable) any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of Holdings to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request, deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) Not later than one hundred twenty (120) days after the acquisition or lease by any Loan Party of Material Real Property as determined by Holdings (acting reasonably and in good faith) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c) Always ensuring that the Obligations are secured by a first-priority security interest in all the Equity Interests of the Borrower.

(d) Australian Subsidiaries. Upon the formation or acquisition by Holdings or any of its Restricted Subsidiaries of any new direct or indirect Restricted Subsidiary that is an Australian Subsidiary or the designation in accordance with Section 6.15 of any existing direct or indirect Australian Subsidiary as a Restricted Subsidiary:

(i) Ensure that:

(A) all board and shareholder resolutions which are required to be passed under the Corporations Act to approve the giving of financial assistance by each such Australian Subsidiary in connection with the entering into and performance of each of the Loan Documents by each such Australian Subsidiary are passed (“Resolutions”); and

(B) all Australian Whitewash Documents in respect of each such Australian Subsidiary are lodged with ASIC in accordance with the Corporations Act at least 14 days prior to the giving of the financial assistance referred to in paragraph (A) above.

(ii) Ensure that each such Australian Subsidiary promptly after lodgment with ASIC provides the Administrative Agent with certified copies of all the Australian Whitewash Documents, together with evidence that all Australian Whitewash Documents have been lodged with ASIC within the required time periods.

(iii) Within 45 days after such formation, acquisition or designation (as relevant), or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) cause each such Australian Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement;

(B) cause each such Australian Subsidiary to deliver (i) a fixed and floating charge over all its property duly executed and delivered by each such Australian Subsidiary in favor of the Collateral Agent, (ii) an equitable mortgage of shares duly executed and delivered by each such Australian Subsidiary in favor of the Collateral Agent (“Australian Share Mortgage”) and (iii) a Mortgage over all its Material Real Property duly executed and delivered by each such Australian Subsidiary in favor of the Collateral Agent, in each case constituting first ranking Liens in form and substance reasonably acceptable to the Administrative Agent;

(C) cause each such Australian Subsidiary (and the parent of each such Australian Subsidiary that is a Guarantor) to deliver any and all original share certificates, original blank share transfers and certified extract of share registers representing Equity Interests and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement and the Australian Share Mortgages;

(D) if required, cause each such Australian Subsidiary to execute and deliver shareholder resolutions to amend the constitution of the Australian Subsidiary so that it includes a provision which provides that the directors may not refuse to register a share transfer effected by a Lender on enforcement of Collateral over those shares, in each case subject to paragraph (A) of the definition of Collateral and Guarantee Requirement;

(E) cause each such Australian Subsidiary to deliver together with each Collateral Document delivered pursuant to paragraph (B) above each duly executed form which is required to be lodged with ASIC in connection with the giving of the Collateral Documents;

(F) cause each such Australian Subsidiary to provide evidence that all Collateral Documents to which it is a party are duly stamped or, if not duly stamped, confirmation that they will be duly stamped; and

(G) take and cause such Australian Subsidiary and each direct or indirect parent of such Australian Subsidiary to take whatever action (including the registration of Mortgages, the registration of the Collateral at ASIC, payment of stamp duty, delivery of any certificates of title and delivery of share certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Administrative Agent and the Lenders reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(d) as the Administrative Agent may reasonably request; and

(v) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower or an Australian Subsidiary; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of Holdings to obtain such consent, such consent cannot be obtained.

(e) Canadian Subsidiaries. Upon the amalgamation of any Canadian Restricted Subsidiary with any other Person as permitted in this Agreement, the Borrower shall cause to be delivered to the Administrative Agent within 30 days such documentation as may be reasonably required by the Administrative Agent including a confirmation and acknowledgement from the Loan Party which is the surviving entity and a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent.

(f) Singapore Subsidiaries.

(i) Within 60 days after the formation or acquisition by Holdings or any of its Restricted Subsidiaries of any new direct or indirect Restricted Subsidiary that is a Singapore Subsidiary or the designation in accordance with Section 6.15 of any existing direct or indirect Singapore Subsidiary as a Restricted Subsidiary, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) Ensure that:

(1) any statutory whitewash process prescribed in and required under the Companies Act (Cap. 50) of Singapore in connection with any provision of financial assistance by each such Singapore Subsidiary entering into and performing its obligations under the Loan Documents are completed prior to the provision of such financial assistance; and

(2) each such Singapore Subsidiary immediately provides the Administrative Agent with certified copies of all the Singapore Whitewash Documents, together with evidence that all Singapore Whitewash Documents have been lodged with ACRA within the required time periods;

(B) cause each such Singapore Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement;

(C) cause each such Singapore Subsidiary to deliver (1) a fixed and floating charge over all its property duly executed and delivered by each such Singapore Subsidiary in favor of the Collateral Agent, (2) an equitable mortgage of shares duly executed and delivered by each such Singapore Subsidiary in favor of the Collateral Agent (“Singapore Share Mortgage”) and (3) a Mortgage over all its Material Real Property duly executed and delivered by each such Singapore Subsidiary in favor of the Collateral Agent, in each case constituting first ranking Liens in form and substance reasonably acceptable to the Administrative Agent;

(D) cause each such Singapore Subsidiary (and the parent of each such Singapore Subsidiary that is a Guarantor) to deliver any and all original share certificates, original blank share transfers and certified extract of share registers representing Equity Interests and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement and the Singapore Share Mortgages;

(E) if required, cause each such Singapore Subsidiary to execute and deliver shareholder resolutions to amend the memorandum and articles of association of the Singapore Subsidiary so that it includes a provision which provides that the directors may not refuse to register a share transfer effected by a Lender on enforcement of Collateral over those shares;

(F) cause each such Singapore Subsidiary to deliver to counsel for the Lenders (1) an original bizfile authorisation letter addressed to counsel for the Lenders signed by each such Singapore Subsidiary and (2) original statements containing particulars of charge (drafts of which are to be provided by counsel to the Lenders within reasonable time upon execution of the respective Collateral Documents) in relation to any Collateral Documents which are registrable as charges pursuant to the Companies Act (Cap. 50) of Singapore;

(G) cause each such Singapore Subsidiary to provide evidence that all Collateral Documents to which it is a party are duly stamped or, if not duly stamped, confirmation that they will be duly stamped;

(H) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Lenders reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(f) as the Administrative Agent may reasonably request; and

(I) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower or a Singapore Subsidiary; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of Holdings to obtain such consent, such consent cannot be obtained.

(ii) Take and cause each Restricted Subsidiary that is a Singapore Subsidiary and each direct or indirect parent of such Singapore Subsidiary to take whatever action (including the registration of Mortgages, the registration of the Collateral at ACRA, payment of stamp duty, delivery of any certificates of title and delivery of share certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(g) Hong Kong Subsidiaries. Upon the formation or acquisition by Holdings or any Restricted Subsidiary of any new direct or indirect Restricted Subsidiary that is a Hong Kong Subsidiary or the designation in accordance with Section 6.15 of any existing direct or indirect Hong Kong Subsidiary as a Restricted Subsidiary and the Administrative Agent determines, in its reasonable opinion, that financial assistance has been given by such Hong Kong Subsidiary:

(i) Ensure that:

(A) all board and shareholder resolutions which are required to be passed under the Companies Ordinance (Cap. 32 of the laws of Hong Kong) to approve the giving of financial assistance by each such Hong Kong Subsidiary in connection with the entering into and performance of each of the Loan Documents by each such Hong Kong Subsidiary are passed (“Resolutions”); and

(B) all Hong Kong Whitewash Documents in respect of each such Hong Kong Subsidiary are lodged with the Registrar of Companies in accordance with the Companies Ordinance within the required time periods prior to the giving of the financial assistance referred to in paragraph (A) above.

(ii) Ensure that each such Hong Kong Subsidiary immediately provides the Administrative Agent with certified copies of all the Hong Kong Whitewash Documents, together with evidence that all Hong Kong Whitewash Documents have been lodged with the Registrar of Companies within the required time periods.

(iii) Within 60 days after such formation, acquisition or designation (as relevant) and delivery or lodgement of any Hong Kong Whitewash Documents as required under the Companies Ordinance, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) cause each such Hong Kong Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement;

(B) cause each such Hong Kong Subsidiary to deliver (i) a fixed and floating charge over all its property duly executed and delivered by each such Hong Kong Subsidiary in favor of the Collateral Agent, (ii) an equitable mortgage of shares in such Hong Kong Subsidiary duly executed and delivered in favor of the Collateral Agent (“Hong Kong Share Mortgage”) and (iii) a Mortgage over all its Material Real Property duly executed and delivered by each such Hong Kong Subsidiary in favor of the Collateral Agent, in each case constituting first ranking Liens in form and substance reasonably acceptable to the Administrative Agent;

(C) cause each such Hong Kong Subsidiary (and the parent of each such Hong Kong Subsidiary that is a Guarantor) to deliver any and all original share certificates, original blank share transfers and certified extract of share registers representing Equity Interests and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement and the Hong Kong Share Mortgages;

(D) if required, cause each such Hong Kong Subsidiary to execute and deliver shareholder resolutions to amend the memorandum and articles of association of the Hong Kong Subsidiary so that it includes a provision which provides that the directors may not refuse to register a share transfer effected by a Lender on enforcement of Collateral over those shares;

(E) cause each such Hong Kong Subsidiary to deliver together with each Collateral Document delivered pursuant to paragraph (B) above each duly executed form which is required to be lodged with the Registrar of Companies in connection with the giving of the Collateral Documents;

(F) take and cause such Hong Kong Subsidiary and each direct or indirect parent of such Hong Kong Subsidiary to take whatever action (including the registration of Mortgages, the registration of the Collateral, delivery of any certificates of title and delivery of share certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Lenders reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(g) as the Administrative Agent may reasonably request; and

(v) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower or a Hong Kong Subsidiary; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of Holdings to obtain such consent, such consent cannot be obtained.

Notwithstanding paragraph (g) above, in the event that the Loan Parties determine that no financial assistance has occurred, the Loan Parties must promptly deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent, as to such matters, to relieve the Loan Parties from compliance with the procedures set out in paragraph (g).

(h) Irish Subsidiaries.

(i) Within 60 days after the formation or acquisition by Holdings or any of its Restricted Subsidiaries of any new direct or indirect Restricted Subsidiary that is an Irish Subsidiary or the designation in accordance with Section 6.15 of any existing direct or indirect Irish Subsidiary as a Restricted Subsidiary, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) Ensure that:

(3) any statutory whitewash process prescribed in and required under Section 60 of the Companies Act 1963 (as amended) of Ireland in connection with any provision of financial assistance by each such Irish Subsidiary entering into and performing its obligations under the Loan Documents are completed prior to the provision of such financial assistance; and

(4) each such Irish Subsidiary immediately provides the Administrative Agent with certified copies of all the Irish Whitewash Documents, together with evidence that all relevant Irish Whitewash Documents have been lodged with the Irish Companies Registration Office within the required time periods;

(B) cause each such Irish Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement;

(C) cause each such Irish Subsidiary to deliver a mortgage debenture creating fixed and floating charges over all its property and assets (the “Debenture”) duly executed and delivered by each such Irish Subsidiary in favor of the Collateral Agent, constituting first ranking Liens in form and substance reasonably acceptable to the Administrative Agent;

(D) cause each such Irish Subsidiary (and the parent of each such Irish Subsidiary that is a Guarantor) to deliver any and all original share certificates, original blank share transfers and certified extract of share registers representing Equity Interests and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement and the Debenture;

(E) if required, cause each such Irish Subsidiary to execute and deliver shareholder resolutions to amend the articles of association of the Irish Subsidiary so that it includes a provision which provides that the directors may not refuse to register a share transfer effected by a Lender on enforcement of Collateral over those shares;

(F) cause each such Irish Subsidiary to deliver to counsel for the Lenders original statements containing particulars of charge (drafts of which are to be provided by counsel to the Lenders within reasonable time following execution of the respective Collateral Documents) in relation to any Collateral Documents which are registrable as charges pursuant to the Companies Act 1963 (as amended) of Ireland;

(G) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Lenders reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(h) as the Administrative Agent may reasonably request; and

(H) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property (if any), any existing title reports or certificates of title, environmental impact studies, to the extent available and in the possession or control of the Borrower or an Irish Subsidiary; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental impact studies whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of Holdings to obtain such consent, such consent cannot be obtained.

(ii) Take and cause each Restricted Subsidiary that is an Irish Subsidiary and each direct or indirect parent of such Irish Subsidiary to take whatever action (including the registration of Debenture at the Irish Companies Registration Office and on any other relevant register, including but not limited to the Irish Property Registration Authority, payment of stamp duty, delivery of any land certificates or title deeds and delivery of share certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 6.12 Compliance with Environmental Laws. (a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying any of their Real Properties or facilities to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for the ownership or operation of any of their Real Properties, facilities or business; and, in each case to the extent required by any Environmental Law, conduct any investigation, remedial or other corrective action to the extent required by any Environmental Law to address Hazardous Materials at any of their Real Properties or facilities, or any other location, in accordance with such Environmental Law.

(b) Within thirty (30) days of the occurrence of any Event of Default, if requested by the Administrative Agent or the Collateral Agent, provide the Administrative Agent and the Collateral Agent with an environmental site assessment, by an environmental consultant reasonably acceptable to such Agents, of each of the Mortgaged Properties, identifying the presence or likely presence of Hazardous Materials on such properties and the potential costs of all actions required by Environmental Law to address such materials.

Section 6.13 ERISA. (a) Solely to the extent a Material Adverse Effect could reasonably be expected, individually or in the aggregate, to result therefrom, as soon as possible and, in any event, within ten (10) days after any Loan Party or any Restricted Subsidiary knows or has reason to know of the occurrence of an ERISA Event, the Loan Party or Restricted Subsidiary will deliver to the Administrative Agent a certificate setting forth the full details as to such occurrence and the action, if any, that such Loan Party or Restricted Subsidiary is required or proposes to take. The Borrower shall supply to the Administrative Agent: (i) within 15 days after the Administrative Agent requests, a copy of any IRS Form 5500 (including the Schedule B) filed by any Loan Party, any Restricted Subsidiary or ERISA Affiliate with respect to a Pension Plan; and (ii) within 30 days, after the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the applicable Loan Party.

(b) Each Loan Party and each Restricted Subsidiary shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

Section 6.14 Further Assurances and Post-Closing Conditions. (a) No later than the date specified for such requirement set forth in Schedule 6.14 (subject to extension by the Administrative Agent in its reasonable discretion), each of the Loan Parties and each Restricted Subsidiary that is not an Excluded Subsidiary shall deliver each Collateral Document set forth therein and, if applicable, a Guarantor Joinder, each duly executed by each such Person, together with all documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder and, if applicable, to issue the Guaranty, to the extent required pursuant to the Collateral and Guarantee Requirement (including payment of all taxes and duties).

(b) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.15 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (it being understood that if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended and, as a condition precedent to the effectiveness of any such designation, Holdings shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 6.15 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed 5.0% of the total consolidated assets of Holdings and its Subsidiaries as of such Designation Date pro forma for such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s (as applicable) Investment in such Subsidiary.

Section 6.16 Ownership of Subsidiaries; Etc. Holdings will, and will cause each of its Restricted Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries, other than (i) as permitted by Section 7.02 and (ii) directors’ qualifying shares to the extent required by applicable law).

Section 6.17 Interest Rate Protection. No later than ninety (90) days following the Closing Date, the Borrower will enter into (and thereafter maintain) Swap Agreements mutually acceptable to the Borrower and the Administrative Agent, having a term of at least three years for an aggregate notional principal amount equal to at least 50% of the sum of the aggregate principal amount of all Term Loans then outstanding.

Section 6.18 Corporate Rating. The Borrower shall use commercially reasonable efforts to obtain, by no later than the date that is one month following the date on which the financial statements delivered (or required to have been delivered) pursuant to Section 6.01(f) and, upon obtaining a rating, Holdings shall maintain (i) a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case with respect to the Borrower and (ii) a rating from S&P and Moody’s with respect to the Loans.

Section 6.19 Maintenance of Company Separateness. Holdings will, and will cause each of its Subsidiaries to, satisfy customary company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate company offices and records and (iii) the maintenance of separate bank accounts in its own name. Neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the company existence of Holdings or any of its Subsidiaries being ignored, or in the assets and liabilities of Holdings or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements and obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

Section 7.01 Liens. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens (i) pursuant to any Loan Document or (ii) required by Law as a consequence of the consummation of the Transaction;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period more than any applicable grace period related thereto or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets taken as a whole or materially impair the operation of the business of the Borrower or such Restricted Subsidiary taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch) and (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) (i) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, matters which would be disclosed by an accurate survey or inspection of any Real Property and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries, taken as a whole, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties or (ii) easements, rights-of-way, restrictions (including zoning restrictions) or encroachments that are reserved for the benefit of the Seller on any leased Real Property;

(h) Liens which may not be prohibited pursuant to section 1136 of the German Civil Code (Bürgerliches Gesetzbuch);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings or any Restricted Subsidiary, taken as a whole or (ii) secure any Indebtedness;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including any netting, the right of set-off and any liens arising under the general business conditions of a credit institution with which Holdings or any of its Restricted Subsidiaries maintains a banking relationship in Germany or The Netherlands) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 (i) or (t) or, to the extent related to any of the foregoing, to be applied against the purchase price for such Investment, or consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens attaching solely to cash earnest money deposits made pursuant to Section 7.02(r);

(o) Liens deemed to exist in connection with Investments in Cash Equivalents of the type described in clause (e) of the definition thereof under Section 7.02;

(p) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q) Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(r) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(s) Liens (i) in favor of Holdings or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(b) and (ii) in favor of the Borrower or any Subsidiary Guarantor;

(t) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(v) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(w) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 7.03;

(x) Liens (x) existing on property at the time of the acquisition thereof or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.15), in each case after the Closing Date (including Capital Leases as provided for in the last paragraph of Section 7.03) (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and (y) Liens placed upon property or assets of any Restricted Subsidiary or its Restricted Subsidiaries acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition; provided that (i) in the case of clause (x), such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) in the case of clause (x), such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) in the case of clauses (x) and (y), (a) the obligations secured thereby do not exceed $50,000,000 at any time outstanding and (b) the Indebtedness secured thereby is permitted under Section 7.03(g);

(y) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and

(ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(z) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(aa) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb) a security interest under Section 17(1)(b) of the Personal Property Securities Act 1999 (New Zealand) that does not secure payment or performance of an obligation;

(cc) Liens on Securitization Assets purported to be sold or otherwise transferred in connection with a Permitted Securitization or Liens over bank accounts of any Loan Party or any Restricted Subsidiary, so long as such bank accounts do not receive or hold funds of a Loan Party or any Restricted Subsidiary, in each case which may be required as part of a Permitted Securitization;

(dd) (i) Liens created under any Permitted Refinancing Notes Documents on Collateral securing Permitted Refinancing Notes that constitute First Lien Obligations permitted to be incurred under Section 7.03(t); provided that holders of such Indebtedness (or the First Lien Notes Representative) and the Collateral Agent shall have executed and delivered a First Lien Intercreditor Agreement and (ii) Liens created under any Permitted Refinancing Notes Documents on Collateral securing Permitted Refinancing Notes that constitute Second Lien Obligations permitted to be incurred under Section 7.03(t); provided that holders of such Indebtedness (or the Second Lien Notes Representative) and the Collateral Agent shall have executed and delivered a Second Lien Intercreditor Agreement;

(ee) The modification, replacement, renewal or extension of any Lien permitted by clauses (w) and (y) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) their renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness); and

(ff) other Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed $40,000,000.

Notwithstanding the foregoing, (i) no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clause (a)(i) and (dd) above and (ii) neither Holdings nor any of its Restricted Subsidiaries shall grant a Lien on any Designated Real Property, other than any Lien deemed to exist by virtue of the respective landlord’s ownership interest in such Designated Real Property.

Section 7.02 Investments. Neither Holdings nor any Restricted Subsidiary shall directly or indirectly, make or hold any Investments, except:

(a) Investments by Holdings or any of its Restricted Subsidiaries in cash and assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $5,000,000;

(c) Investments (i) by Holdings in the Borrower, (ii) by the Borrower or any Restricted Subsidiary in any Loan Party and (iii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(e) Investments consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c) or (d)), 7.05 (other than 7.05(e)) and 7.06 (other than 7.06(e)), respectively;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary, any modification, renewal or extension thereof and any reinvestment of amounts returned or distributed to the Borrower or Restricted Subsidiary that originally made such Investments; provided that the amount of any original Investment under this clause (f) is not increased except by the terms of such Investment as of the Closing Date, for such reinvestments described above or as otherwise permitted by Section 7.02;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) any acquisition by the Borrower or any Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares or any options for Equity Interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than, except in the case of an Event of Default under Section 8.01(a), in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists); (ii) all transactions related thereto shall be consummated in accordance with applicable Laws to the extent required as a condition to the consummation of such transactions pursuant to the agreement governing such transactions; (iii) Holdings and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Section 7.11 after giving effect to such acquisition or investment and any related transactions (assuming for Total Leverage Ratio purposes only that the ratios set forth in Section 7.11 were 0.25x lower than the then-applicable ratio set forth in Section 7.11); (iv) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (v) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Unrestricted Subsidiary) shall become Guarantors, in each case, in accordance with Section 6.11, (vi) on the date of the consummation of such Permitted Acquisition (after giving effect thereto), the sum of (a) all cash and Cash Equivalents (in each case, free and clear of any Lien other than nonconsensual Liens permitted by Section 7.01 and other Liens created under any Loan Document) included on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date plus (b) the Total Unutilized Revolving Loan Commitment plus (c) the aggregate amount that the lenders or purchasers under all then existing Permitted Securitizations are obligated to fund shall equal or exceed $100,000,000 and (vii) the aggregate amount of such investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition shall be permitted under Section 7.02(t) (any such acquisition pursuant to this paragraph (i), a “Permitted Acquisition”);

(j) Investments made in connection with the Transactions;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) Investments in a Securitization Subsidiary made in connection with a Permitted Securitization;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) (i) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and (ii) Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings (any direct or indirect parent of Holdings);

(p) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Guarantees by Holdings or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments consisting of cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition or other Investment permitted hereunder;

(s) Investments in the nature of pledges or deposits with respect to the leases or utilities provided to third parties in the ordinary course of business; or

(t) other Investments (including for Permitted Acquisitions pursuant to Section 7.02(i)(vii)) in an aggregate amount not to exceed (i) $100,000,000; plus, (ii) if the Total Leverage Ratio calculated on a Pro Forma Basis is less that or equal to 2.00 to 1.00, the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that with respect to any Investment made pursuant to clause (ii) above, no Default has occurred and is continuing or would result therefrom; plus (iii) the portion of contributions by the Investors to the common equity capital of the Borrower received by the Borrower in cash after the Closing Date and not otherwise used pursuant to Section 7.13(a)(iv) that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower setting forth in reasonable detail the amount thereof elected to be so applied; or

(u) (i) Investments in joint ventures constituting or consisting of a contribution of or other transfer or distribution of assets (other than cash) to such joint venture in an aggregate amount during the term of this Agreement not to exceed 10% of Total Assets at the time any Investment is made pursuant to this clause (u); provided that at the time of each such Investment, the Total Leverage Ratio, calculated on a Pro Forma Basis for the period most recently ended, shall be less than the Total Leverage Ratio, calculated without giving Pro Forma Effect to such Investment, for such Test Period; provided, further, that the amount of Investments made pursuant to this clause (u) shall be calculated net of cash received by Holdings or a Restricted Subsidiary from the respective joint venture or third party joint venture partners in consideration for such Investment; and (ii) Investments consisting of licensing of intellectual property or contributions of know-how to joint ventures, in each case on a non-exclusive basis.

Section 7.03 Indebtedness. Neither Holdings nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents or any refinancings thereof;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any refinancing, extension or replacement thereof;

(c) Guarantees by Holdings and any Restricted Subsidiary in respect of Indebtedness of Holdings or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee of any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of Holdings or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness shall be evidenced by an Intercompany Note (which, in the case of Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party, be unsecured and subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent or the Required Lenders);

(e) (i) Attributable Indebtedness and other Indebtedness financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the applicable asset in an aggregate outstanding principal amount not to exceed $20,000,000 at any time, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(j) and (iii) Attributable Indebtedness arising out of Designated Rail Car Leases that are recharacterized from operating leases to capital leases;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition and not otherwise permitted by another clause of this Section 7.03, provided, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any Permitted Refinancing thereof or (ii) incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that, (w) in the case of clauses (i) and (ii), such Indebtedness and all Indebtedness resulting from a Permitted Refinancing thereof is unsecured (except for Liens permitted by Section 7.01(x) securing Indebtedness (together with Permitted Refinancings thereof) in an aggregate principal amount outstanding not to exceed $50,000,000) and Liens permitted by Section 7.01(ff), (x) in the case of clauses (i) and (ii), both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom (other than, except in the case of an Event of Default under Section 8.01(a), in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom), and (2) Holdings and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11 and (y) in the case of any such incurred Indebtedness under clause (B), such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans;

(h) Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business or Indebtedness in relation to any part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch);

(i) Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06 so long as such promissory notes are subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent;

(j) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment or any Disposition expressly permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(l) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(n) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in the form of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(o) [reserved];

(p) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(q) to the extent constituting Indebtedness, obligations of Holdings or any Restricted Subsidiary which is the seller or servicer (or any obligation of Holdings or any Restricted Subsidiary in respect of a seller or servicer) in a Permitted Securitization in respect of any Standard Securitization Undertakings as to such Permitted Securitization and Guarantees of the Borrower or any other Loan Party as to such Indebtedness;

(r) Indebtedness of Holdings and its Restricted Subsidiaries constituting foreign working capital facilities in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(s) Indebtedness of Holdings and its Restricted Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(t) Permitted Refinancing Notes of the Borrower incurred under Permitted Refinancing Notes Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Refinancing Notes, (ii) no Default then exists or would result therefrom, (iii) the Net Proceeds therefrom shall be used to repay the Loans pursuant to Section 2.05(b)(iii), (iv) calculations are made by the Borrower demonstrating Pro Forma Compliance with the covenants set forth in Section 7.11 and (v) the Borrower shall have furnished to the Administrative Agent a certificate from a Responsible Officer certifying as to compliance with the requirements of preceding clauses (i), (ii), (iii) and (iv) and containing the calculations required by preceding clause (iv) for issuance of all such Indebtedness;

(u) (i) any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Restricted Subsidiaries incorporated in The Netherlands; and (ii) a guarantee granted pursuant to a declaration of joint and several liability use for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code) in respect of Restricted Subsidiaries; and

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

Notwithstanding anything to the contrary in the foregoing, Capitalized Leases of Restricted Subsidiaries assumed and not created in connection with or in contemplation of any Permitted Acquisition otherwise permitted hereunder shall be permitted under and deemed to be incurred under Section 7.03(e); provided, however, that the amount of such Capitalized Leases assumed shall reduce availability under the basket under Section 7.03(e) and, to the extent availability under Section 7.03(e) has been reduced to zero, the amount of such Capitalized Leases shall reduce availability under the baskets in Sections 7.03(g) and/or (s) by a corresponding amount (it being understood that if such amount of assumed Capitalized Leases is greater than availability under the baskets in Sections 7.03(e), (g) or (s), the availability under such baskets shall be reduced to a negative amount equal to the amount of such excess; provided that no Default or Event of Default shall arise solely as a result of the incurrence of any such assumed Capitalized Lease resulting in the reduction of such baskets to a negative amount).

Section 7.04 Fundamental Changes. Neither Holdings nor any of the Restricted Subsidiaries shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transaction), except that:

(a) any Restricted Subsidiary of the Borrower may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries of the Borrower; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted

Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d) so long as no Event of Default exists or would result therefrom (in the case of a merger or amalgamation involving a Loan Party), any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(e) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (B) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to each applicable Collateral Document confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (D) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent and (F) the Administrative Agent shall have determined that such merger is not adverse to the interests of the Lenders in any respect; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(f) so long as no Default exists or would result therefrom, Holdings may merge with any Person that is a holding company; provided that (i) Holdings shall be the continuing or surviving company or (ii) if the Person formed by or surviving such merger or consolidation is not Holdings, (A) such Person shall expressly assume all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto reasonably satisfactory to the Administrative Agent, (B) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any such Collateral Document comply with this Agreement and an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent and (C) the Administrative Agent shall have determined that such merger is not adverse to the interests of the Lenders in any respect; provided, further, that if the foregoing are satisfied, the successor of such merger, will succeed to, and be substituted for, Holdings under this Agreement;

(g) Holdings and the Restricted Subsidiaries may consummate the Acquisition, related transactions contemplated by the Acquisition Agreement (and documents related thereto) and the Transactions; and

(h) so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05 Dispositions. Neither Holdings nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition (other than as part of or in connection with the Transaction), except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any issuances, registrations or any applications for registration of any intellectual property to lapse or become abandoned in the ordinary course of business) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Holdings or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;

(f) Dispositions of cash and Cash Equivalents;

(g) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights) and termination thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(h) transfers of property subject to Casualty Events;

(i) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(j) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $20,000,000;

(k) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l) so long as Holdings or a Restricted Subsidiary receives at least Fair Market Value therefor (taking into account any Securitization Seller’s Retained Interest), any sale of Securitization Assets in connection with a Permitted Securitization;

(m) Dispositions which may not be prohibited pursuant to section 1136 of the German Civil Code;

(n) Dispositions of property not otherwise permitted under this Section 7.05 in an aggregate amount during the term of this Agreement not to exceed 10% of Total Assets at the time any Disposition is made pursuant to this clause (n); provided that (i) at the time of such Disposition no Default shall exist or would result from such Disposition (other than, except in the case of an Event of Default under Section 8.01(a), any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), (ii) with respect to any Disposition pursuant to this clause (n) for a purchase price in excess of $5,000,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens; provided, however, that for the purposes of this clause (n)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, and (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, (iii) each such sale is an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least fair market value and (iv) the Net Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.05(b)(ii);

(o) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of Holdings and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(p) (i) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (ii) Dispositions consisting of Investments in joint ventures pursuant to Section 7.02(u); provided that the Net Proceeds therefrom are applied or reinvested as (and to the extent) required by Section 2.05(b)(iii);

(q) Holdings and the Restricted Subsidiaries may enter into any agreement to make any Disposition so long as consummation of the Disposition contemplated by such agreement is contingent upon either (i) the Required Lenders consenting to such transactions or (ii) the repayment in full of the Obligations (other than (i) obligations arising under Secured Hedge Agreements or Treasury Services Agreements and (ii) indemnities and other contingent liabilities that survive repayment of the Loans);

(r) the unwinding of any Swap Contracts pursuant to its terms;

(s) the dissolution or liquidation of any Subsidiary with no assets; and

(t) sales of non-core assets acquired in connection with Permitted Acquisitions or other Investments; provided that (i) the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business and (ii) the Net Proceeds therefrom are applied or reinvested as (and to the extent) required by Section 2.05(b)(iii).

provided that any Disposition of any property pursuant to Section 7.05(j) or (n) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Neither Holdings shall, nor shall Holdings permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower, and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made to consummate the Transactions in order to satisfy indemnity and other similar obligations under the Acquisition Agreement (and the Separation Agreement and Tax Escrow Agreement referred to therein);

(d) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) Holdings and each Restricted Subsidiary may (or may make Restricted Payments to allow any other direct or indirect parent thereof to pay Holdings to) repurchase, retire, acquire or retire for value of Equity Interests of (or any other such direct or indirect parent thereof) Holdings held by any future, present or former employee, officer, director or consultant of Holdings or such Restricted Subsidiary (or any other direct or indirect parent of such Restricted Subsidiary) upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Holdings or such Restricted Subsidiary (or any other direct or indirect parent thereof); provided that the aggregate amount of all Restricted Payments made pursuant to this clause (d) in any fiscal year of Holdings shall not exceed $10,000,000; provided, further, that unused amounts in any fiscal year of Holdings may be used in the next two succeeding years;

(f) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than 7.02(e)), 7.04 or 7.08 (other than Section 7.08(d));

(g) the Borrower or any of its Restricted Subsidiaries may make Restricted Payments to Holdings or any direct or indirect parent of Holdings, an Affiliate (other than any Unrestricted Subsidiary) which is the common parent of a consolidated, combined or unitary group for tax purposes that includes Borrower or any of its Restricted Subsidiaries, as applicable;

(i) to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Restricted Subsidiaries so long as allocable to such entity in accordance with GAAP, Transaction Expenses and any indemnification claims made by directors or officers of such parent attributable to the ownership or operations of Holdings and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii) for any taxable period in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Holdings is the common parent (a “Tax Group”), to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, foreign, state and local income taxes in the aggregate if such entities were corporations paying taxes separately from any Tax Group at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year (it being understood and agreed that if the Borrower or Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (iii); provided, further, that the permitted payment pursuant to this clause (iii) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any director or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries; and

(h) payments made or expected to be made by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

(i) (A) after a Qualified IPO, (i) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company and (ii) Restricted Payments of up to 6% per annum of the net proceeds received by (or contributed to) Holdings and its Restricted Subsidiaries from such Qualified IPO; and (B) other Restricted Payments (i) in an aggregate amount not to exceed $50,000,000; plus (ii) if the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.00 to 1.00, in an additional amount not to exceed the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that with respect to any Restricted Payment made pursuant to clause (ii) above, no Default has occurred and is continuing or would result therefrom;

Section 7.07 Change in Nature of Business. Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 7.08 Transactions with Affiliates. Neither Holdings shall, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than:

(a) transactions among Holdings and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction that are not otherwise prohibited under this Agreement;

(b) on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;

(d) any payments required to be made pursuant to the Acquisition Agreement;

(e) Investments permitted under Section 7.02 and Restricted Payments permitted under Section 7.06;

(f) loans and other transactions by Holdings and its Restricted Subsidiaries to the extent permitted under this Article VII;

(g) employment and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings and its Restricted Subsidiaries in the ordinary course of business;

(i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 (to the extent not otherwise permitted by this Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any materially respect;

(j) the issuance of Equity Interests to any officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries in connection with the Transactions;

(k) the payment of management, monitoring, consulting, transaction and advisory fees (but for avoidance of doubt, excluding termination fees) pursuant to the Investor Management Agreement and related indemnities and reasonable expenses;

(l) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Investor or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(m) transactions related to Permitted Securitizations;

(n) customary payments by the Borrower and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) not otherwise provided for in the Investor Management Agreement, which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower, in good faith;

(o) any transaction with Holdings, a Restricted Subsidiary or joint venture partners, in each case in compliance with the terms of this Agreement that are on terms at least as favorable as might reasonably have been obtained at such time in an arm’s length transaction from an unaffiliated party in the reasonable determination of the board of directors of the Borrower; and

(p) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Section 7.09 Burdensome Agreements. Holdings shall not, nor shall Holdings permit any of its Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of Holdings to make Restricted Payments to Holdings or any of its Restricted Subsidiaries or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(a) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent limitations permitted by preceding clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Holdings, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of Holdings; provided that this clause (b) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(c) represent Indebtedness of a Restricted Subsidiary of Holdings which is not a Loan Party which is permitted by Section 7.03;

(d) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(e) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture;

(f) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness;

(g) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(h) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (r) (to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiaries;

(j) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(k) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(l) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;

(m) comprise restrictions imposed by any agreement evidencing any (i) Indebtedness permitted pursuant to Section 7.03(s) to the extent that such restrictions (taken as a whole) are no more onerous to Holdings and its Restricted Subsidiaries than those contained in this Agreement and the other Loan Documents and (ii) Permitted Refinancing Notes to the extent that such restrictions (taken as a whole) are on customary and market terms for similar notes offerings and in any event are no more onerous to Holdings and its Restricted Subsidiaries than those restrictions contained in this Agreement and the other Loan Documents; and

(n) any amendments, modifications, restatements or renewals of the agreements, contracts or instruments referred to in clause (a) through (m) above, provided that such amendments, modifications, restatements or renewals, taken as a whole, are not materially more restrictive with respect to such encumbrances or restrictions than those contained in such predecessor agreements, contracts or instruments.

Section 7.10 Capital Expenditures. (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Closing Date through and including December 31, 2010, the Borrower and its Restricted Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $45,000,000, and (ii) during any fiscal year of Holdings set forth below (taken as one accounting period), the Borrower and its Restricted Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of Holdings set forth below the amount set forth opposite such fiscal year below:

Fiscal Year Ending	Amount

December 31, 2011	$90,000,000
December 31, 2012	$100,000,000
December 31, 2013 and thereafter	$125,000,000

(b) In addition to the Capital Expenditures permitted pursuant to the preceding clause (a) of this Section 7.10, (i) in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Restricted Subsidiaries pursuant to clause (a) above in any fiscal year of Holdings (before giving effect to any increase in such permitted Capital

Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Restricted Subsidiaries during such fiscal year, such unused excess amount (the “Rollover Amount”) may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year of Holdings, provided that no amounts once carried forward pursuant to this Section 7.10(b) may be carried forward to any fiscal year of Holdings thereafter, and provided, further, that Capital Expenditures made during any fiscal year of Holdings shall be first deemed made in respect of the scheduled amount permitted for such fiscal year and then deemed made in respect of the Rollover Amount and (ii) for any fiscal year, the amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to this Section 7.10(b) (including as a result of the application of clause (i) of this clause (b)) may be increased by an amount not to exceed 25% of the scheduled amount permitted for the next succeeding fiscal year (the “CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that are permitted to be made in the immediately succeeding fiscal year.

(c) Notwithstanding the foregoing, following the closing of any Permitted Acquisition or any other Investment consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets of a Person permitted hereunder, the amounts set forth in clause (a) of this Section 7.10 shall be automatically increased by an amount equal to the lesser of (i) the average historical Capital Expenditures made with respect to the respective acquired business for the last three fiscal years applicable to such acquired business (or such shorter period of such acquired business that existed) ending prior to such Permitted Acquisition or other Investment and (ii) 5.0% of the revenues applicable to such acquired business for the twelve month period most recently ended for which financial statements are available.

(d) In addition to the Capital Expenditures permitted pursuant to the preceding clauses (a), (b) and (c) of this Section 7.10, the Borrower and its Restricted Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Cumulative Credit on the date of such Capital Expenditure that the Borrower elects to apply to this Section 7.10(d), such election to be specified a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied.

Section 7.11 Financial Covenants.

(a) Total Leverage Ratio. Holdings shall not permit the Total Leverage Ratio on the last day of any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Total Leverage Ratio

June 30, 2010	4.00:1.00

September 30, 2010	4.00:1.00

December 31, 2010	3.90:1.00

March 31, 2011	3.80:1.00

June 30, 2011	3.70:1.00

September 30, 2011	3.60:1.00

December 31, 2011	3.50:1.00

March 31, 2012	3.50:1.00

June 30, 2012	3.25:1.00

September 30, 2012	3.25:1.00

December 31, 2012 and thereafter	3.00:1.00

(b) Interest Coverage Ratio. Holdings shall not permit the Interest Coverage Ratio calculated as of the date of determination set forth below for the Test Period applicable to such date of determination to be less than the ratio set forth below opposite such date of determination:

Date of Determination	Minimum Interest Coverage Ratio

June 30, 2010	2.25:1.00

September 30, 2010	2.25:1.00

December 31, 2010	2.25:1.00

March 31, 2011	2.25:1.00

June 30, 2011	2.50:1.00

September 30, 2011	2.50:1.00

December 31, 2011	2.50:1.00

March 31, 2012	2.50:1.00

June 30, 2012	2.50:1.00

September 30, 2012	2.50:1.00

December 31, 2012 and thereafter	2.75:1.00

Section 7.12 Accounting Changes. Holdings shall not make any change in its fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness. (a) Holdings shall not, nor shall Holdings permit any of its Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest and AHYDO Payments shall be permitted) any subordinated Indebtedness incurred under Section 7.03(g), (s) or (t) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note, (iv) the prepayment of Junior Financing from, direct or indirect, contributions by the Investors to the common equity capital of the Borrower received by the Borrower in cash after the Closing Date, (v) prepayments or purchases of Junior Financings with Declined Proceeds to the extent such prepayments or purchases are required pursuant to the Junior Financing Documentation evidencing such Junior Financing and (vi) so long as the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.00 to 1.00 after giving effect thereto, repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Credit on such date that the Borrower elects to apply pursuant to this clause (vi), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied.

(b) Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation (other than intercompany indebtedness) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 7.13(b) shall prohibit Holdings and its Restricted Subsidiaries from refinancing, replacing or renewing any such Junior Financing to the extent otherwise permitted by Section 7.13(a).

Section 7.14 Permitted Activities. With respect to Holdings, engage in any material operating or business activities; provided, that the following shall be permitted in any event: (i) its ownership of the Equity Interests of Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness, (iv) any public offering of its Equity Interests or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower and its Restricted Subsidiaries and providing a performance guaranty in connection with a Permitted Securitization, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property (but not operate any property), (viii) providing indemnification to officers and directors and (ix) any activities incidental to the foregoing. Notwithstanding anything herein to the contrary, Holdings shall not incur any consensual Liens on Equity Interests of the Borrower other than those for the benefit of the Obligations and Holdings shall not own any Equity Interests other than those of the Borrower (unless such Equity Interests are promptly contributed to the Borrower).

Section 7.15 Modifications of Acquisition Documents, Permitted Refinancing Notes, Certificate of Incorporation, By-Laws and Certain Other Agreements Etc. Holdings will not, and will not permit any of its Restricted Subsidiaries or, with regard to any German or Belgian Subsidiary, such German or Belgian Subsidiary’s shareholders, to:

(a) amend, modify, change or waive any term or provision of the Acquisition Agreement unless, in the case of any amendment, modification or change to the Acquisition Agreement, such amendment, modification, change or waiver is approved in advance by the Administrative Agent and same could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(b) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(c) amend, modify or change any provision of (x) any Investor Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof if the result is to increase amounts payable by Holdings and the Restricted Subsidiaries while this Agreement is in effect) or (y) any tax sharing agreement to which Holdings or any of its Restricted Subsidiaries is a party or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent;

(d) designate any Indebtedness (or related interest obligations) as “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) (as defined in the Junior Financing Documentation) except for the Obligations; and

(e) amend or modify, or permit the amendment or modification of any provision of, any Permitted Refinancing Notes Document (after the entering into thereof) other than any amendment or modification that is not adverse to the interests of the Lenders in any material respect.

Section 7.16 Limitation on Creation of Subsidiaries. (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary, provided that the Borrower and each Restricted Subsidiary that is a Loan Party shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Restricted Subsidiaries, so long as, in each case, (i) at least five (5) days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, Section 6.11 of this Agreement and the relevant Collateral Documents and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new wholly-owned Restricted Subsidiary executes a counterpart of the Subsidiaries Guaranty, the relevant Collateral Documents, and (iv) each such new wholly-owned Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 6.11. In addition, each new Subsidiary that is required to execute any Loan Document . shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 4.01 as such new Subsidiary would have had to deliver if such new Subsidiary were a Loan Party on the Closing Date.

(b) In addition to the Subsidiaries of the Borrower and the Restricted Subsidiaries that are Loan Parties that are permitted to be created pursuant to the preceding clause (a) the Borrower and the Restricted Subsidiaries may establish, acquire or create, non-wholly owned Subsidiaries after the Closing Date as a result of Investments expressly permitted to be made pursuant to Section 7.02, provided that all of the capital stock or other Equity Interests of each such non-wholly owned Subsidiary shall be pledged by any Loan Party which owns same as, and to the extent, required by Section 6.11 and the relevant pledge agreement, and (ii) each such non-wholly owned Subsidiary shall take the actions specified in the preceding paragraph (a) to the same extent that such non-wholly owned Subsidiary would have been required to take if it were a Loan Party on the Closing Date.

Section 7.17 Limitation on Issuance of Equity Interests. (a) Holdings will not, and will not permit any of its Restricted Subsidiaries or, if applicable, their shareholders, to issue (i) any preferred equity other than preferred equity that are Qualified Equity Interests or (ii) any redeemable common stock or other redeemable common Equity Interests other than Qualified Equity Interests.

(b) Holdings will not permit any of its Restricted Subsidiaries or their shareholders to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of Holdings or any of its Restricted Subsidiary in any class of the capital stock or other Equity Interests of such Restricted Subsidiary, (iii) in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Holdings and its Restricted Subsidiaries to the extent required under applicable law, (iv) for issuances by Restricted Subsidiaries of Holdings which are newly created or acquired in accordance with the terms of this Agreement.

Section 7.18 Use of Proceeds. The proceeds of the Term Loans, together with the Equity Contribution, shall be used solely to pay the cash consideration for the Acquisition (and related transactions), to fund up to $25,000,000 of cash on the balance sheet of the Borrower and to pay Transaction Expenses and for other purposes contemplated by, or otherwise fund, the Transactions. The proceeds of the Revolving Credit Loans and Swing Line Loans, shall be used for working capital, Capital Expenditures, general corporate purposes, and any other purpose not prohibited by this Agreement including Permitted Acquisitions, and other Investments; provided that no portion of the Revolving Credit Facility may be utilized to pay amounts owing to effect the Transaction or to pay any fees and expenses incurred in connection therewith; provided further that up to $35,000,000 of Revolving Credit Loans may be utilized on the Closing Date for working capital and to pay Transaction Expenses (in an amount not to exceed $5,000,000). The Letters of Credit shall be used solely to support obligations of the Borrower and its Restricted Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement. No Letter of Credit shall be used to support the Indebtedness incurred or the Equity Interest issued to finance the Transaction or any Junior Financing or other Equity Interests issued by any Loan Party.

Section 7.19 Segregation of Assets or Revenues. No Italian Subsidiary that is an Immaterial Subsidiary shall segregate assets or revenues pursuant to Articles 2447-bis (Patrimoni destinati ad uno specifico affare) of the Italian Civil Code letter (a) and (b), without the prior written consent of the Administrative Agent.

Section 7.20 Dormant Subsidiary. Holdings will not permit any Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary unless such Dormant Subsidiary becomes an Additional Guarantor in accordance with Section 6.11 if at such time such Dormant Subsidiary is a Restricted Subsidiary.

ARTICLE VIII.

Events Of Default and Remedies

Section 8.01 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(d), 6.03(a) or 6.05(a) (solely with respect to Holdings or the Borrower) or Article VII; provided that the covenants in Section 7.11 are subject to cure pursuant to Section 8.05; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, controller, administrator, judicial manager, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, administrator, judicial manager, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or, in relation to any Luxembourg Loan Party or any Restricted Subsidiary organized under the laws of Luxembourg, a Luxembourg Insolvency Event has occurred; or in relation to any Loan Party or Restricted Subsidiary organized under the laws of Federal Republic of Germany, a German Insolvency Event has occurred; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) other third party indemnities from financially sound investment grade indemnifying parties (or other parties reasonably acceptable to the Administrative Agent)) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 6.11 or 6.14 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral

Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, PPSA financing change statements or other equivalent filings and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l) ERISA. (i) An ERISA Event occurs which, individually or together with all other ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, Restricted Subsidiary or ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which failure individually or in the aggregate, has resulted in or could reasonably be expected to result in, a Material Adverse Effect or (iii) any Loan Party or any Restricted Subsidiary has incurred or is likely to incur liabilities pursuant to one or more Foreign Pension Plans which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements and Treasury Services Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Secured Hedge Agreements and Treasury Services Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable.

Section 8.05 Holdings’ Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event of any Event of Default under the covenants set forth in Section 7.11 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Investors may make a Specified Equity Contribution to Holdings directly or indirectly, and Holdings shall apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter and all applicable subsequent financial periods that include such quarter; provided that (i) such net cash proceeds are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) each of the conditions in Section 8.05(b) are satisfied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than three Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause Holdings to be in Pro Forma Compliance with Section 7.11 for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 7.11 for the fiscal quarter immediately prior to the fiscal quarter in which such Specified Equity Contribution was made.

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Notwithstanding the provisions of Section 9.15, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust or as agent for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d) For the purposes of German Security (as defined below) in addition to the provision set out above, the specific provisions set out in paragraphs (e) to (i) of this Section 9.01 shall be applicable. In the case of any inconsistency, the provisions set out in paragraphs (e) to (i) of this Section 9.01 shall prevail.

(e) With respect to German Security (where “German Security” means any security interest created under the Collateral Documents which are governed by German law), the Collateral Agent shall in case of German Security constituted by non–accessory (nicht akzessorische) security interests, hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Secured Parties.

(f) In the case of German Security constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, hold (with regard to its own rights under Section 9.15), administer and, as the case may be, enforce or release such German Security in the name of and for and on behalf of the Secured Parties and in its own name on the basis of the abstract acknowledgement of indebtedness pursuant to Section 9.15.

(g) For the purposes of performing its rights and obligations as Collateral Agent under any accessory (akzessorische) German Security, each Secured Party hereby authorises the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch). At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Collateral Agent on such Secured Party’s behalf.

(h) The Collateral Agent accepts its appointment as administrator of the German Security on the terms and subject to the conditions set out in this Agreement and the Secured Parties (other than the Collateral Agent), the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party (other than the Collateral Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(i) Each Secured Party (other than the Collateral Agent) hereby instructs the Collateral Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Secured Party (other than the Collateral Agent). The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

(j) With respect to Italian Security (where “Italian Security” means any security interest created under the Collateral Documents which are governed by Italian law), each Secured Party (other than the Collateral Agent) hereby (i) appoints the Collateral Agent to be its “mandatario con rappresentanza” for the purpose of executing any Italian Security in the name and on behalf of the Secured Parties, with the power to determine and agree to any term and condition of such Italian Security, execute any other agreement or instrument, give or receive any notice and take any other action and exercise any right, remedy, power and discretion in relation to the creation, perfection, maintenance, enforcement and release of the security created under the Italian Security, in all cases with power to sub-delegate; (ii) undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Collateral Agent acting in such capacity in relation to the Italian Security and the other documents or instruments described under the preceding clause (i). Notwithstanding the provisions of Section 10.15 of this Agreement, the appointment contained in this Section 9.01 (j) is governed by, and will be construed in accordance with, the laws of the Republic of Italy.

(k) (i) With respect to the French Security Documents, each Secured Party (other than the Collateral Agent) as “mandant” under French law (A) hereby irrevocably appoints the Collateral Agent to act as its agent (“mandataire” under French law) under and in connection with the French Security Documents; and (B) irrevocably authorizes the Collateral Agent to execute for and on its behalf the French Security Documents and to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the French Security Documents, together with any other rights, powers and discretions which are incidental thereto and to give a good discharge for any moneys payable under the French Security Documents.

(ii) The Collateral Agent will act solely for itself (as Secured Party) and as agent for the other Secured Parties in carrying out its functions as agent under the French Security Documents.

(iii) The relationship between the Secured Parties (other than the Collateral Agent) on the one hand and the Collateral Agent on the other is that of principal (“mandant” under French law) and agent (“mandataire” under French law) only. The Collateral Agent shall not have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, any party to this Agreement other than those for which specific provision is made by the French Security Documents and, to the extent permissible under French law, the other provisions of this Agreement, which shall be deemed to be incorporated in this Section 9.01(k), where reference is made to any French Security Documents.

(iv) The Secured Parties, the Collateral Agent and the other parties hereto which are also party to any French Security Document irrevocably acknowledge the existence and extent of the Collateral Agent’s authority resulting from this Section 9.01(k).

(l) With respect to a Swiss Security:

(i) the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A) any Swiss Security of accessory (akzessorische) nature;

(B) the benefit of this paragraph; and

(C) any proceeds of such Swiss Security,

acting in its own name and as representative (direkter Stellvertreter) in the name and for account of each of the other Secured Parties;

(ii) the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A) any Swiss Security of non-accessory (nicht akzessorische) nature;

(B) with respect to the Parallel Debt only, any Swiss Security of accessory (akzessorische) nature;

(C) the benefit of this paragraph and, as applicable, of the Parallel Debt; and

(D) any proceeds of such Swiss Security,

as fiduciary (treuhänderisch) in its own name or, with respect to the Parallel Debt, as creditor in its own right and not as a representative of the other Secured Parties, but for the benefit of all Secured Parties;

(iii) each present and future Secured Party (other than the Collateral Agent) hereby appoints, instructs and authorises the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) to accept, hold, administer and, as the case may be, enforce or release the Swiss Security, the benefit of sub-paragraphs (i) and (ii) and, as applicable, of the Parallel Debt and any proceeds of such Swiss Security as set out in sub-paragraphs (i) and (ii) and in the respective Collateral Document constituting the Swiss Security, and the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) hereby accepts such appointment; and

(iv) each present and future Secured Party (other than the Collateral Agent) hereby instructs and authorises the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) in its own name and/or in the name of such Secured Party as its representative (direkter Stellvertreter), as the case may be to give effect to this paragraph, to enter into, amend, replace, rescind or terminate any Collateral Document or other document constituting the Swiss Security, to exercise any rights and perform any obligations thereunder and to make and accept all declarations and take all actions it considers necessary or useful in connection with any Swiss Security on behalf of such Secured Party (other than the Collateral Agent).

(m) With respect to a Spanish Security:

Each present and future Secured Party (other than the Collateral Agent) irrevocably appoints the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) to act as its agent under and in connection with the Spanish Security and to act as security trustee under and in connection with any Collateral Document constituting the Spanish Security and the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) hereby accepts such appointment. Therefore it shall accept, hold, administer and, as the case may be, enforce or release any Collateral Document constituting the Spanish Security acting in its own name and as representative in the name and for account of each of the other Secured Parties.

Each present and future Secured Party irrevocably authorises the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13):

(a) to perform the duties and to exercise the rights, powers and discretions that are specifically given to it hereunder, together with any other incidental rights, powers and discretions;

(b) to enter into, amend, replace, rescind or terminate any Collateral Document or other document constituting the Spanish Security, to exercise any rights and perform any obligations thereunder and to make and accept all declarations and take all actions it considers necessary or useful in connection with any Spanish Security on behalf of such Secured Party (other than the Collateral Agent); and

(c) to enforce or release each Collateral Document constituting the Spanish Security.

Section 9.02 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The

Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 with respect to Credit Extensions on the Closing Date or Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (determined as if there were no Defaulting Lenders), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share (determined as if there were no Defaulting Lenders) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08 Agents in their Individual Capacities. DBNY and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Holdings, the Borrower and their respective Affiliates as though DBNY were not the Administrative Agent, the Collateral Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DBNY or its Affiliates may receive information regarding Holdings, the Borrower or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of Holdings, the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, DBNY and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include DBNY in its individual capacity. Any successor to DBNY as the Administrative Agent or the Collateral Agent shall also have the rights attributed to DBNY under this paragraph.

Section 9.09 Successor Agents.

(a) Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to Lenders and the Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an L/C Issuer and the Swing Line Lender, in which case upon the effectiveness of such resignation in accordance with this Section 9.09 the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit, make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as an L/C Issuer and the Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it or Swing Line Loans made by it, in each case prior to the effective date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to this Section 9.09.

(b) If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall (i) appoint from among the Lenders a successor agent for the Lenders, hereunder and under the other Loan Documents and (ii) use reasonable efforts to arrange for a Person or Persons (which may, but shall not be required to be, the new Administrative Agent) that will agree to become an L/C Issuer and/or the Swing Line Lender hereunder, in each case who shall be a Lender, a commercial bank or a trust company, in each case reasonably acceptable to the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).

(c) If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, (i) the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders and (ii) shall use reasonable efforts to arrange for a Person or Persons (which may, but shall not be required to be, the new Administrative Agent) that will agree to become an L/C Issuer and/or the Swing Line Lender hereunder, in each case to the extent the Required Lenders have failed to do the same pursuant to Section 9.09(b).

(d) Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement.

(e) If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(f) Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations under the Loan Documents.

(g) After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent, as applicable and the retiring Administrative Agent and the Collateral Agent, as the case may be, shall remain indemnified to the extent provided in this Agreement and the other Loan Documents.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, judicial management, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, monitor, curator, receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent obligations not yet accrued and payable) and the expiration or termination or Cash Collateralization of all Letters of Credit, (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) To release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(p) or (r) (in the case of clause (r), to the extent required by the terms of the obligations secured by such Liens);

(c) That any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing; and

(d) to enter into the First Lien Intercreditor Agreement and/or a Second Lien Intercreditor Agreement, as the case may be, upon the incurrence of any Permitted Refinancing Notes incurred pursuant to Section 7.03(t) and permitted to be lien secured pursuant to Section 7.01(dd)(i) or (ii), as applicable; provided that the Borrower shall have provided, and the Administrative Agent and the Collateral Agent shall be entitled to rely upon, an officer’s certificate by a Responsible Officer to the effect that such Permitted Refinancing Notes are permitted to be incurred under Section 7.03(t) and permitted to be secured pursuant to Section 7.01(dd)(i) or (ii), as applicable.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-documentation agent,” “managing agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of

Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14 Withholding Tax Indemnity. (a) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Section 9.15 Parallel Debt owed to Collateral Agent.

(a) Without prejudice to the provisions of Section 9.01(k), each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document.

(b) Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under Section 9.15(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under Section 9.15(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(i) the Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii) the Corresponding Debt of each Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c) The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) All monies received or recovered by the Collateral Agent pursuant to this Section 9.15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e) Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 9.15 or under any other provision of the Loan Documents), each Loan Party acknowledges that:

(i) nothing in this Section 9.15 shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as lender; and

(ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

Section 9.16 Appointment of Fondé de Pouvoir. Without limiting the powers of the Administrative Agent hereunder or under any of the other Loan Documents, the Loan Parties hereby acknowledge that the Administrative Agent shall, for purposes of holding any security granted by the Loan Parties on property pursuant to the laws of the Province of Quebec to secure obligations of such Loan Party under any bond or debenture (the “Quebec Secured Obligations”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future holders of any bond or debenture. Each Secured Party, for itself and for all present and future affiliates that are or may become a Secured Party, hereby irrevocably constitutes, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by each Loan Party in the Province of Quebec to secure the Quebec Secured Obligations. Each assignee (for itself and for all present and future affiliates) of a Secured Party shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant Assignment and Assumption Agreement or other relevant documentation. The substitution of the Administrative Agent pursuant to Section 9.09 shall also constitute the substitution of the fondé de pouvoir. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any bond or debenture. The Loan Parties hereby acknowledge that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The fondé de pouvoir shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted hereunder, all rights and remedies given to the fondé de pouvoir pursuant to any hypothec, bond, pledge, applicable law or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to an indemnification by the Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time.

ARTICLE X.

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Class Lenders” or “Pro Rata Share,” Section 2.12(a), 2.12(g), 2.13 or 8.04 without the written consent of each Lender or of Section 2.06(c) without the written consent of each Lender directly affected thereby;

(e) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g) without the written consent of the Required Class Lenders, adversely affect the rights of a Class in respect of payments or Collateral in a manner different to the effect of such amendment, waiver or consent on any other Class; or

(h) without the written consent of each Lender affected thereby, amend the portion of the definition of “Interest Period” that reads as follows: “one, two, three or six months thereafter or, to the extent agreed by each Lender of such LIBO Rate Loan, nine or twelve months or less than one month thereafter”, and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Request for L/C Issuance relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the applicable Swing Line Lender(s) and the Borrower so long as the obligations of the Revolving Credit Lenders and, if applicable, the other Swing Line Lender are not affected thereby.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, Holdings, the Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent to effect the provisions of Section 2.16 or 2.17.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement (including Schedule 6.14), amended, supplemented and waived with the consent of the Administrative Agent and/or the Collateral Agent, as the case may be, at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver (i) is of a technical nature (including curing any ambiguities, omissions, mistakes or defects) and/or is, in the judgment of the Collateral Agent, required by applicable local law on the advice of local counsel, in the interests of the Secured Parties or (in the case of any non-U.S. Collateral Documents) necessary or desirable to preserve, maintain, perfect and/or protect the security interests purported to the granted by the respective non-U.S. Collateral Documents or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, provided, that any section in a Collateral Document providing for a governing law and/or a jurisdiction different from Section 10.15 shall not be deemed a conflict of this Agreement.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail to a party in (x) Asia or Australia, eight (8) Business Days after deposit in the mails, postage prepaid or (y) any other location, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, an L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Holdings or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. Each of Holdings and the Borrower jointly and severally agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Joint Bookrunners for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to White & Case LLP (and one local and specialist counsel in each applicable jurisdiction for each group and, in the event of a conflict of interest, one additional counsel of each type to the affected parties)) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Bookrunners and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Lead Arrangers (and one local counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date to the extent invoiced to the Borrower within one (1) Business Day of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification. Holdings and the Borrower shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, each Joint Bookrunner, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Lead Arrangers (and one local and specialist counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, (d) the payment or recovery of an amount in connection with the Loan Documents in a currency other than the currency required under the Loan Document or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) or Section 10.07(m) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more commercial banks, insurance companies, finance companies, financial institutions, funds that invest in loans or any other institutional “accredited investor” (as defined in Regulation D of the Securities Act) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment (i) that occurs prior to the Syndication Date, (ii) a Lender, an Affiliate of a Lender or an Approved Fund or (iii) to any Assignee at any time while an Event of Default has occurred and is continuing;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) to an Agent or an Affiliate of an Agent;

(C) each L/C Issuer, provided that no consent of an L/C Issuer shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent.

(ii) assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $2,500,000 (in the case of each Revolving Credit Loan), $1,000,000 (in the case of a Term Loan), unless each of the Borrower and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the Assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above (if applicable) and, if required, the written consent of the Borrower, the L/C Issuers, the Swing Line Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The Luxembourg Loan Parties hereby expressly accept and confirm, for the purposes of Article 1278 of the Luxembourg Civil Code that, notwithstanding any assignment, amendment, novation or transfer of any kind permitted under, and made in accordance with, the provisions of this Agreement or any agreement referred to herein to which a Luxembourg Loan Party is a party (including any Security Agreement), any security interest created under such agreement shall continue in full force and effect to the benefit of each new Lender. Each other Luxembourg Loan Party hereby accepts and confirms the above.

(i) The Loan Parties organized under Belgian law hereby expressly accept and confirm, for the purposes of Article 1278 of the Belgian Civil Code, that, notwithstanding any novation permitted under this Agreement or any agreement referred to herein, any security interest created under such agreement shall continue in full force and effect to the benefit of each new Lender.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(k) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(l) Notwithstanding anything to the contrary contained herein other than the proviso in the definition of “L/C Issuer” or “Swing Line Lender”, in each case, in respect of any Extension or Extensions of Revolving Credit Commitments effected in accordance with Section 2.17, any L/C Issuer or Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that the relevant L/C Issuer or Swing Line Lender shall use reasonable efforts to identify, on or prior to the expiration of such 30-day period with respect to such resignation, a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, LIBO Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(m) Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, no sale, participation or assignment shall be made to the Borrower, the Sponsor, any Sponsor Affiliate or any Affiliate or Subsidiary or any of the foregoing or to any natural person, except that any Term Loan Lender may, in accordance with applicable law, sell or assign Term Loans:

(i) to the Borrower in accordance with the provisions of Sections 2.14 or Section 2.15, or

(ii) to any Sponsor Debt Fund with the consents required pursuant to Section 10.07(b).

Each such sale shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the respective Lender to the Borrower, Sponsor Debt Fund or Sponsor Affiliate, as applicable. No such assignment will be effective until recorded by the Administrative Agent (in a manner consistent with the following sentence) on the Register pursuant to Section 10.07(d). All Loans purchased pursuant to Section 2.14 or Section 2.15 shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder. To the extent of any assignment to the Borrower or any Sponsor Debt Fund as described in this clause (m), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(n) (i) Any assignment of Term Loans by a Term Loan Lender to a Sponsor Debt Fund shall be subject to the conditions that: (A) after giving effect to such sale or assignment the aggregate amount of Term Loans beneficially owned by all Sponsor Debt Funds pursuant to this clause (n) shall not exceed fifteen percent (15%) of the outstanding principal amount of the Term Loans (the “Sponsor Cap”) and each Sponsor Debt Fund agrees that the aggregate amount of all Term Loans held by all Sponsor Debt Funds shall not at any time exceed the Sponsor Cap and (B) each Sponsor Debt Fund shall indentify itself as a Sponsor Debt Fund in its Assignment and Assumption.

(ii) If at any time a Sponsor Debt Fund ceases to maintain management and operations independent from the Sponsor or any Sponsor Affiliate which is directly or indirectly engaged in the management of the Loan Parties, then such Sponsor Debt Fund shall no longer be permitted to purchase or participate in any assignments of Loans or any related Obligations under the Loan Documents.

(iii) By acceptance of the benefits of this Section 10.07(n), each Sponsor Debt Fund, as applicable, shall be deemed to have agreed to be bound by the terms of the Credit Agreement (including, without limitation, Article IX hereof) as a Lender hereunder.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Joint Bookrunner, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or any Investor or their respective related parties (so long as such source is not known to the Administrative Agent, such Joint Bookrunner, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (j) to the extent such information is independently developed by any Agent or any Joint Bookrunner or (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents, the Joint Bookrunners and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Joint Bookrunners and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any

Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

The parties hereto also mutually acknowledge that the rate of interest applicable to any Loan made to or guaranteed by any Italian Subsidiary under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with Law No. 108 of 7 March 1996 as amended (the “Italian Usury Law”). In any event, the parties hereto agree and accept that, if pursuant to a change in law or in the official interpretation of the Italian Usury Law, the rate of interest applicable to any Loan made to or guaranteed by any Italian Subsidiary and/or the default rate of interest (if due at such time by any Italian Subsidiary) at any time is deemed to exceed the maximum rate permitted by the Italian Usury Law, then the relevant interest rate or default rate applicable to such Loan, only as it relates to such Italian Subsidiary, shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12 Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict of this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

In the event that the Closing Date shall not have occurred on or prior to the Expiration Date, then this Agreement as well as the Commitments of the Lenders hereunder shall automatically terminate at 11:59 p.m., New York City time, on the Expiration Date.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing on a legal, valid and enforceable replacement provision which, to the extent practicable, is in accordance with the intent and purposes of this Agreement and in its economic effect comes as close as possible to the illegal, invalid or unenforceable provision.

Section 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY COLLATERAL DOCUMENT, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN BY TELECOPIER OR ELECTRONIC MAIL) IN SECTION .02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17 Process Agent. Each Loan Party hereby irrevocably and unconditionally appoints Bain Capital, LLC, with an office on the date hereof at 590 Madison Avenue, New York, NY 10022, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Loan Party in the State of New York. Such service may be made by mailing or delivering a copy of such process to any Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the applicable Loan Party, or failure of the applicable Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Loan Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and each L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.19 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name, address and tax identification number of Holdings and the Borrower and other information regarding Holdings and the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.20 No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender, Arranger and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Arranger, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Arrangers and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Arranger, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Some or all of the Lenders and the Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower, an Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Arranger or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, Borrower, an Investor or an Affiliate thereof.

Section 10.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Loan Parties in the Agreement Currency, the Loan Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the respective Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 10.22 Certain Undertakings with Respect to any Securitization Subsidiary. (a) Each Agent and Lender agrees that, prior to the date that is one year and one day after payment in full of all of the obligations of the Securitization Subsidiary in connection with and under a Securitization, (i) such Agent and such Lender shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest in the name of any Agent or a Secured Party or any designee or nominee thereof, (C) foreclose on any security interest in any Securitization Seller’s Retained Interest regardless of the bankruptcy or insolvency of the Borrower or any Restricted Subsidiary, (D) exercise any voting rights granted or appurtenant to such capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest or (E) enforce any right that the holder of any such capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary, (ii) such Agent and such Lender hereby waives and releases any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into the Borrower or any Restricted Subsidiary, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded and (iii) such Agent and such Lender agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to Sections 10.22(a) and (b) and such agent shall have the right to enforce compliance by the Agents and the Lenders with Sections 10.22(a) and (b).

(b) Upon the transfer or purported transfer by the Borrower or any Restricted Subsidiary of Securitization Assets to a Securitization Subsidiary in a Securitization, any Liens with respect to such Securitization Assets arising under this Agreement or any Collateral Documents related to the Agreement shall automatically be released (and each of the Administrative Agent and the Collateral Agent, as applicable, is hereby authorized to execute and enter into any such releases and other documents as the Borrower may reasonably request in order to give effect thereto).

Section 10.23 Australian Personal Property Securities Act. If an Australian PPS Law applies, or will apply, or the Administrative Agent determines that a Australian PPS Law applies, or will apply, to any of the Loan Documents or any of the transactions contemplated by them and, in the opinion of the Administrative Agent, the Australian PPS Law:

(a) adversely affects or would adversely affect the Lenders’ security position or the rights or obligations of the Lenders under or in connection with the Loan Documents; or

(b) enables or would enable the Lenders’ security position to be improved without adversely affecting the Loan Parties in a material respect,

then the Administrative Agent may give notice to the Borrower requiring any Loan Party to execute such documents, deeds and other agreements and otherwise take whatever action the Administrative Agent may require to ensure that, to the maximum possible extent, the Lenders’ security position, and rights and obligations, are not adversely affected or the adverse effect is overcome, or that the Lenders’ security position is improved. The Loan Parties must comply with the requirements of such notice.

Section 10.24 Release of Security and Assignments under Swedish Law. (a) Notwithstanding any other provisions of this Agreement (including but not limited to Section 9.11 and 11.09), (i) any release of any security over assets, rights or shares created by a Collateral Document governed by Swedish law (unless the proceeds of the disposal of the asset secured or charged are applied in prepayment of amounts outstanding under this Agreement) and (ii) any liquidation (or similar action) or merger of a Swedish Subsidiary (except for an upstream merger where the shares in the absorbed company have not been pledged), will in each case always be subject to the prior written consent of the Collateral Agent, such consent to be granted at the Collateral Agent’s sole discretion.

(b) Any assignment or transfer of rights and obligations of a Lender under this Agreement shall include a proportionate part of the security interest created under a Collateral Document governed by Swedish law.

ARTICLE XI.

Guarantee

Section 11.01 The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party (other than such Guarantor with respect to its primary obligations) under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any other provision contained in this Agreement or any other Loan Document, with respect to the Guarantors (in their capacity as such) incorporated, formed or established in Canada or any province or territory thereof (the “Canadian Guarantors”), if a court of competent jurisdiction determines that any Secured Party to whom Guaranteed Obligations are owed by a Canadian Guarantor is not a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) by reason of the fact that such Guaranteed Obligations are owed by such Canadian Guarantor on a joint or joint and several basis, then the obligations of such Canadian Guarantor under this Agreement, to the extent that they are secured, shall be deemed to have been incurred as, and always intended to be, several obligations only and not joint or joint and several obligations.

Section 11.02 Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Loan Parties under this Agreement, the Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full in cash). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.08, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.16.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state, provincial or federal corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.23) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09 Specific Limitation for Swiss Guarantors. (a) If and to the extent that (i) a Swiss Guarantor becomes, under Section 11.01 or under any other provision of any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement, liable for Guaranteed Obligations of its Affiliates (other than those of its direct or indirect wholly owned Subsidiaries) or otherwise obliged to grant economic benefits to its Affiliates (other than its direct or indirect wholly owned Subsidiaries), including, for the avoidance of doubt, any restrictions of such Swiss Guarantor’s rights of set-off and/or subrogation or its duties to subordinate or waive claims and (ii) complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the aggregate liability of such Swiss Guarantor for Restricted Obligations shall be limited to the amount of unrestricted equity capital surplus (including the unrestricted portion of general and statutory reserves, other free reserves, retained earnings and current net profits) available for distribution as dividends to the shareholders of such Swiss Guarantor at the time such Swiss Guarantor is required to perform under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement, provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not discharge such Swiss Guarantor from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation.

(b) In respect of Restricted Obligations, each Swiss Guarantor shall:

(i) if and to the extent required by applicable law in force at the relevant time use its best efforts to mitigate to the extent possible any Swiss Withholding Tax obligations to be levied on the Restricted Obligations (and cause its parent and other relevant Affiliates to fully cooperate in any mitigating efforts), in particular through the notification procedure, and promptly notify the Administrative Agent thereof or, if such a notification procedure is not applicable:

(A) deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time pursuant to, in particular, any applicable double taxation treaty) from any payment made by it in respect of Restricted Obligations;

(B) pay any such deduction to the Swiss Federal Tax Administration; and

(C) notify (and the Borrower shall ensure that such Swiss Guarantor will notify) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(ii) to the extent such a deduction is made, not be obliged to either gross-up payments and/or indemnify the Secured Parties in accordance with Section 3.01 in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up and/or indemnifying is permitted under the laws of Switzerland then in force (it being understood that this shall not in any way limit any obligations of any other Loan Party under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement to indemnify the Secured Parties in respect of the deduction of the Swiss Withholding Tax). Each Swiss Guarantor shall use its commercially reasonable efforts to ensure that any Person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) promptly upon receipt, pay to the Administrative Agent (or to any such other Secured Party as directed by the Administrative Agent) any amount so refunded for application as a further payment of such Swiss Guarantor under and pursuant to the relevant Loan Document, Secured Hedge Agreement and/or Treasury Services Agreement.

(c) If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Secured Parties to obtain a maximum benefit under this Article XI, each Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i) preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(ii) confirmation of the auditors of such Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits and;

(iii) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(iv) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(v) approval by a shareholders’ meeting of such Swiss Guarantor of the (resulting) profit distribution; and

(vi) all such other measures necessary or useful to allow such Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Section 11.10 Specific Limitation for Swedish Guarantors. Notwithstanding anything to the contrary herein, the obligations and liabilities of any Guarantor incorporated in Sweden (a “Swedish Guarantor”) under Section 11.01 shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw: Aktiebolagslagen (2005:551)) regulating prohibited loans and guarantees and distribution of assets taking into account also any other security granted and/or guarantee given by the Swedish Guarantor subject to the corresponding limitation, and it is understood that the obligations of the Swedish Guarantor for such obligations and liabilities under Section 11.01 shall apply only to the extent permitted by the above-mentioned provisions as applied together with other applicable provisions of the Swedish Companies Act.

Section 11.11 Specific Limitation for Belgian Guarantors. (a) The guarantee in this Article XI does not apply to any liability of any Belgian Guarantor to the extent that such liability would result in the guarantee constituting unlawful financial assistance within the meaning of the Belgian Company Code. A “Belgian Guarantor” for the purposes of this Article XI shall be any Guarantor with its main establishment (“voornaamste vestiging/ établissement principal”) in Belgium.

(b) Further, the obligations under the guarantee in this Article XI shall in all events be limited to a maximum aggregate amount equal to the greater of:

(i) an amount equal to 95 % of the greater of:

(A) the Net Assets (as defined below) of the Belgian Guarantor calculated on the basis of the last financial statements available on the date hereof;

(B) the Net Assets (as defined below) of the Belgian Guarantor calculated on the basis of the last audited financial statements or audited interim financial statements available on the date of the demand for payment by the Belgian Guarantor under the guarantee in this Article XI; and

(C) the arithmetic mean of the Net Assets (as defined below) of such Belgian Guarantor on the basis of the last five audited financial statements of such Belgian Guarantor at the date a demand for payment is made under the guarantee in this Article XI.

For the purpose of this Article XI, “Net Assets” means the aggregate amount of the assets of the Belgian Guarantor as shown in the audited financial statements referred to above:

less the aggregate amount of all financial indebtedness (schulden/dettes) referred to in Article 320 or 617 of the Belgian Company Code, owed by the Belgian Guarantor;

less the aggregate amount of the provisions (voorzieningen/provisions) referred to in Article 320 or 617 of the Belgian Company Code;

plus the aggregate amount of all financial indebtedness (schulden/dettes) referred to in Article 320 or 617 of the Belgian Company Code that are owed by the Belgian Guarantor to another member of the Group as a result of any on-lending by that member to the Belgian Guarantor of proceeds drawn under this Agreement,

and

(ii) the aggregate amount (plus any accrued interest thereon, expenses and fees) of:

(A) the amounts borrowed by the Belgian Guarantor and by any Subsidiary of the Belgian Guarantor under this Agreement, outstanding at any given time until the demand for payment by the Belgian Guarantor under this Agreement; and

(B) any intra-group loans or facilities made available to the Belgian Guarantor and to any Subsidiary of the Belgian Guarantor by any other member of the Group using directly or indirectly all or part of the proceeds made available pursuant to this Agreement.

Section 11.12 Specific Limitation for German Guarantors. (a) The restrictions in this Section 11.12 shall apply to any Guaranty and indemnity (the “German Guaranty”) granted by a Guarantor (a “German Guarantor”) incorporated under the laws of Germany as a limited liability company (“GmbH”) for liabilities of its direct or indirect shareholder(s) (upstream) or an entity affiliated with such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (excluding, for clarification purposes any direct or indirect Subsidiary of such Guarantor).

(b) The restrictions in this Section 11.12 shall not apply to the extent the German Guarantor secures any indebtedness under any Loan Document in respect of (i) loans to the extent they are on-lent or otherwise (directly or indirectly) passed on to the relevant German Guarantor or its Subsidiaries and such amount on-lent or otherwise passed on is not repaid or (ii) bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the German Guarantor or the German Guarantor’s Subsidiaries and have not been returned for as long as such amounts on-lent or otherwise (directly or indirectly) passed on as set out above have not been the subject of an adjustment in the calculation of the relevant German Guarantor’s Net Assets in accordance with Section 11.12(d) below.

(c) Restrictions on Payment.

(i) The parties to this Guaranty agree that if payment under the German Guaranty would (A) cause the amount of a German Guarantor’s net assets, as calculated pursuant to Section 11.12(d) below, to fall below the amount of its registered share capital (Stammkapital) or increase an existing shortage of its registered share capital in each case in violation of section 30 of the German Limited Liability Company Act (“GmbHG”) (such event is hereinafter referred to as a “Capital Impairment”) or (B) deprive the German Guarantor of the liquidity necessary to fulfill its financial liabilities to its creditors a (“Liquidity Impairment”), then the Secured Parties shall, subject to Section 11.12(c)(i) and (ii), demand payment under the German Guaranty from such German Guarantor only to the extent such Capital Impairment or Liquidity Impairment would not occur.

(ii) The restrictions set out in Section 11.12(c) in relation to a Liquidity Impairment shall cease to apply, if, at the time a demand for payment under the German Guaranty is made against a German Guarantor, such German Guarantor is unable to pay its debts as they fall due (zahlungsunfähig) or (ii) insolvency proceedings (Insolvenzverfahren) over any of such German Guarantor’s assets have been opened.

(iii) If the relevant German Guarantor does not notify the Administrative Agent in writing (the “Management Notification”) within fifteen (15) Business Days after the Administrative Agent notified such German Guarantor in writing of its intention to demand payment under the German Guaranty that a Capital Impairment or Liquidity Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment or Liquidity Impairment would occur in the form of a management balance sheet (including explanations with regard to the Liquidity Impairment) and providing prima facie evidence that a realization or other measures undertaken in accordance with the mitigation provisions set out in Section 11.12(e) would not prevent such Capital Impairment and/or Liquidity Impairment), then the restrictions set forth in clause (i) of this Section 11.12(c) shall not apply.

(iv) If the relevant German Guarantor does not provide an Auditors’ Determination (as defined in Section 11.12(f)) within thirty (30) Business Days from the date on which the Administrative Agent received the Management Notification, then the restrictions set out in clause (i) of this Section 11.12(c) shall not apply and the Administrative Agent shall not be obliged to assign or make available to the German Guarantor any net proceeds realized.

(d) Net Assets. The calculation of net assets (the “Net Assets”) shall only take into account the sum of the values of the assets of the relevant German Guarantor determined in accordance with applicable law and court decisions and, if there is no positive going concern (positive Fortführungsprognose) based on the lower of book value (Buchwert) and liquidation value (Liquidationswert) (consisting of all assets which correspond to those items listed in section 266 subsection (2) A, B and C of the German Commercial Code (“HGB”)) less the relevant German Guarantor’s liabilities (consisting of all liabilities and liability reserves which correspond to those items listed in accordance with section 266 subsection (3) B, C and D of the HGB). For the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase in the registered share capital of the relevant German Guarantor which was carried out after the relevant German Guarantor became a party to this Guaranty without the prior written consent of the Administrative Agent shall be deducted from the amount of the registered share capital of the relevant German Guarantor;

(ii) any funds borrowed by any Borrower under this German Guaranty which have been or are on-lent or otherwise passed on to the relevant German Guarantor or to any Subsidiary of such German Guarantor and have not yet been repaid at the time when payment under the German Guaranty is demanded, shall be disregarded for as long as no demand has been made in relation to such amounts on-lent or otherwise (directly or indirectly) passed on as set out above under the Guarantee by the relevant German Guarantor in accordance with Section 11.12(b) above; and

(iii) loans or other contractual liabilities incurred by the relevant German Guarantor in gross-negligent or willful breach of the Transaction Documents shall not be taken into account as liabilities.

(e) Mitigation.

(i) The relevant German Guarantor shall realize, to the extent legally permitted and commercially justifiable in a situation where it does not have sufficient Net Assets to maintain its registered share capital, all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets but only if the relevant asset is not necessary for the German Guarantor’s business (betriebsnotwendig).

(ii) The limitations on demanding payment under this German Guaranty set out in this Section 11.12(e) shall not apply if and to the extent that the relevant German Guarantor is legally permitted to dissolve hidden reserves or setting-off claims to avoid demanding payment under the German Guaranty causing a Capital Impairment of the relevant German Guarantor provided that it is commercially justifiable to take such measures.

(f) Auditors’ Determination.

(i) If the relevant German Guarantor claims that a Capital Impairment or Liquidity Impairment would occur on payment under this German Guaranty and the Administrative Agent has requested an Auditors’ Determination (as defined below), the German Guarantor shall (at its own cost and expense) arrange for the preparation of a balance sheet by a firm of recognized auditors (the “Auditors”) in order to have such Auditors determine whether (and if so, to what extent) any payment under this German Guaranty would cause a Capital Impairment or Liquidity Impairment (the “Auditors’ Determination”).

(ii) The Auditors’ Determination shall be prepared, taking into account the adjustments set out in Section 11.12(d) above, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as constantly applied by the relevant German Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. Subject to Section 11.12(h) below, such Auditors’ Determination shall be binding on the relevant German Guarantor, the Administrative Agent.

(iii) Even if the relevant German Guarantor arranges for the preparation of an Auditors’ Determination, the relevant German Guarantor’s obligations under the mitigation provisions set out in Section 11.12(e) above shall continue to exist.

(g) (Improvement of Financial Condition. If, after it has been provided with an Auditors’ Determination which prevented it from demanding any or only partial payment under this German Guaranty, the Administrative Agent ascertains in good faith that the financial condition of the relevant German Guarantor as set out in the Auditors’ Determination has substantially improved (in particular, if the relevant German Guarantor has taken any action in accordance with the mitigation provisions set out in Section 11.12(e)), the Administrative Agent may, at the relevant German Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the relevant German Guarantor by applying the same principles (unless a change of law or court practice requires otherwise) that were used for the preparation of the Auditors’ Determination by the Auditors who prepared the Auditors’ Determination pursuant to clause (i) of Section 11.12(f) above in order for such Auditors to determine whether (and, if so, to what extent) the Capital Impairment or Liquidity Impairment has been cured as a result of the improvement of the financial condition of the relevant German Guarantor. The Administrative Agent may demand payment under this German Guaranty to the extent that the Auditors determine that the Capital Impairment or Liquidity Impairment has been cured.

(h) No Waiver. Nothing in this Section 11.12 shall limit the enforceability, legality or validity of this German Guaranty nor shall it prevent the Administrative Agent from claiming in court that the provision of this German Guaranty by and/or demanding payment under this German Guaranty against the relevant German Guarantor does not fall within the scope of section 30 of the GmbHG. The Administrative Agent’s rights to any remedies it may have against the relevant German Guarantor shall not be limited if it is ascertained by a final court decision that section 30 of the GmbHG did not apply. The agreement of the Administrative Agent to abstain from demanding any or part of the payment under this German Guaranty in accordance with the provisions above shall not constitute a waiver (Verzicht) of any right granted under this Agreement or any other Loan Document to the Administrative Agent, the Collateral Agent or any Secured Party.

(i) GmbH & Co KG. The aforementioned provisions shall apply to a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) mutatis mutandis provided that any Capital Impairment and/or Liquidity Impairment shall be determined in relation to the general partner.

Section 11.13 Specific Limitation for English Guarantors. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the obligations and liabilities of any Guarantor incorporated in England and Wales (an “English Guarantor”) under Section 11.01 shall not apply to the extent that it would result in any such obligations or liabilities constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 and, with respect to any additional Guarantor pursuant to Section 6.11, is subject to any limitations set out in the Guarantor Joinder (as such terms of such joinder agreement are reasonably agreed to by the Collateral Agent and the Administrative Agent) applicable to such additional Guarantor pursuant to Section 6.11.

Section 11.14 Specific Limitation to Italian Guarantors. The obligations of a Guarantor which is incorporated under the laws of the Republic of Italy (an “Italian Guarantor”) under this guarantee, including accessories damages and indemnities (including without limitation, claims for breach of representations and undertakings, tax gross up and indemnities and any other claim) shall not exceed, at any time, also for the purpose of section 1938 of the Italian Civil Code, the higher of: (a) 120% of the sum of all amounts which, from time to time, as the case may be, has been on-lent (directly or indirectly) to such Italian Guarantor or any of its subsidiaries, pursuant to section 2359 of the Italian Civil Code (each an “Italian Guarantor Subsidiary”), provided that the repayment, in whole or in part, of any such amounts by the Italian Guarantor or any Italian Guarantor Subsidiary shall not have the effect of reducing the amount under this clause (a); and (b) an amount equal to the corporate capital plus reserve of the Italian Guarantor as of the date of execution of this Agreement or, if higher, to 90% of the net worth (“Patrimonio Netto” as defined in section 2424 of the Italian Civil Code) of the Italian Guarantor resulting from time to time from its latest annual financial statements duly approved by its shareholders’ meeting resolution. The Italian Guarantor shall only guarantee and indemnify the borrowings obligations of the Borrower under the Revolving Credit Facility, it being understood that any liability of an Italian Guarantor under this guarantee shall not include and shall not extend, directly or indirectly, to any indebtedness incurred by any Loan Party in relation to the acquisition of the quotas of such Italian Guarantor or by any direct or indirect controlling entity of such Italian Guarantor.

Section 11.15 Specific Limitation to French Guarantors. (a) The obligations and liabilities of any Guarantor incorporated in France (a “French Guarantor”) under the Loan Documents and in particular under Article XI (Guarantee) shall not include any obligation or liability which if incurred would (i) constitute the provisions of financial assistance within the meaning of article L. 225-216 of the French Commercial Code or/and (ii) constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts.

(b) The obligations and liabilities of any French Guarantor under any Loan Document for the Guaranteed Obligations of any guaranteed party which is not a Subsidiary of such French Guarantor shall be limited, at any time, to an amount equal to the aggregate of all amounts borrowed (directly or indirectly) under the Revolving Credit Loans by such guaranteed party to the extent directly or indirectly on-lent to such French Guarantor under intercompany loan arrangements and outstanding at the date a payment is to be made by such French Guarantor under the relevant Loan Document.

(c) The obligations and liabilities of each French Guarantor under any Loan Document for the Guaranteed Obligations of any guaranteed party which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such guaranteed party as Borrower and as Guarantor.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, it is acknowledged that such French Guarantor is not acting jointly and severally with the other Borrowers and Guarantors and shall not be considered as “co-débiteur solidaire” as to its obligations pursuant to the guarantee or any obligation under any Loan Document.

Section 11.16 Specific Limitation for Spanish Guarantors. Notwithstanding anything to the contrary in this Agreement, the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, (i) the guarantee in this Article XI granted by any Guarantor incorporated in the Kingdom of Spain (a “Spanish Guarantor”) shall not apply to any liability to the extent that such liability would result in the guarantee constituting unlawful financial assistance pursuant to article 40.5 of Spanish Law 2/1995, of March 23, on private limited liability companies (Ley de Sociedades de Responsabilidad Limitada) (the “Spanish Private Limited Liability Company Law”) or article 81 of Royal Legislative Decree 1564/1989, of December 22, approving the consolidated text of the public limited companies law (Real Decreto-Legislativo 1564/1989, de 22 diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas), as applicable; (ii) no Spanish Guarantor that is a private limited liability company (sociedad de responsabilidad limitada) shall, or shall be required to, guarantee or secure the issuance of any debt or other tradable securities to the extent prohibited by Article 9 of the Spanish Private Limited Liability Company Law and (iii) no Spanish Guarantor shall, or shall be required to, grant a second lien or second-priority security interest in any Collateral to the extent not permitted by applicable law.

Section 11.17 Specific Limitation for Hong Kong Guarantors. The obligations under this Agreement (including but not limited to, any representation or covenant) of any Guarantor which is incorporated under Hong Kong law shall not include any obligation which if incurred or made would constitute the provision of unlawful financial assistance including within the meaning of Section 47A of the Companies Ordinance (Cap. 32) of Hong Kong until and unless any requirements of the Companies Ordinance (Cap. 32) of Hong Kong have been complied with in relation to the provision of financial assistance constituted by this Agreement with respect to such Guarantor’s shareholder.

Section 11.18 Specific Limitation for and in respect of Singapore Guarantors. The obligations under this Agreement (including but not limited to, any representation or covenant) of any Guarantor which is incorporated in Singapore shall not include any obligation which if incurred or made would constitute the provision of financial assistance including within the meaning of Section 76 of the Companies Act (Cap. 50) of Singapore until and unless the requirements of the Companies Act (Cap. 50) of Singapore have been complied with in relation to the provision by such Guarantor of financial assistance constituted by this Agreement and the representations in Sections 5.01, 5.02 and 5.03 with respect to any Singapore Guarantor will be effective at the time of each Credit Extension occurring after the completion of the requisite whitewash procedures.

Section 11.19 Specific Limitation for Luxembourg Guarantors.

(a) For the purpose of this Section 11.19:

(i) “Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg;

(ii) a reference to a “Luxembourg Guarantor’s Borrowings” will be construed as a reference to the total amount of all Credit Extensions (including for this purpose any accrued and unpaid interest, costs and fees in respect of such Credit Extensions) made by that Luxembourg Guarantor under this Agreement;

(iii) a reference to “Subsidiaries’ Borrowings” in respect of a Luxembourg Guarantor will be construed as a reference to all Credit Extensions (including Credit Extensions under any accrued and unpaid interest, costs and fees in respect of those Credit Extensions) made by the direct or indirect Subsidiaries of that Luxembourg Guarantor, including any amounts financed directly or indirectly by a Luxembourg Guarantor’s Borrowings and on-lent to such Subsidiaries; and

(iv) “Luxembourg Guarantee Demand Date” means the first date upon which a Loan Party makes written demand upon the relevant Luxembourg Guarantor to make payment in respect of any Guaranteed Obligations.

(b) Unlawful Financial Assistance. Without limiting any specific exemptions set out below:

(i) no Guaranteed Obligations will extend to include any obligation or liability; and

(ii) no security granted by a Luxembourg Guarantor will secure any Guaranteed Obligations,

in each case, if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 49-6 or would constitute a misuse of corporate assets (abus des biens sociaux) as defined at Article 171-1 of the Luxembourg Act on commercial companies of 10 August 1915, as amended.

(c) Luxembourg Guarantors. A Luxembourg Guarantor’s obligations is subject to the following guarantee limitation (or, in respect of any future Luxembourg Guarantor, a guarantee limitation), which will be contained in any Guarantor Joinder (if applicable) to this Agreement, or in any other agreement or deed, under which that Luxembourg Guarantor becomes an additional Guarantor, substantially in the following form:

(i) Notwithstanding any other provision herein, the maximum amount payable by a Luxembourg Guarantor in respect of its Guaranteed Obligations shall not, at any time, exceed the greater of:

(A) an amount equal to 95% of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the date of this Agreement, as shown in its most recently and duly approved financial statements (comptes annuels); and

(B) an amount equal to 95% of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the Luxembourg Guarantee Demand Date, as shown in its most recently and duly approved financial statements (comptes annuels).

For this purpose “net assets (capitaux propres)” will be determined in accordance with Article 34 of the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies.

(ii) The limit in paragraph (i) above will not apply to any Guaranteed Obligations in respect of any Luxembourg Guarantor’s Borrowings and to Subsidiaries’ Borrowings or any other liabilities of the Subsidiaries of the Luxembourg Guarantor’s under the Loan Documents.

Section 11.20 Specific Limitation for Dutch Guarantors. The obligations under this Section 11 of any Guarantor incorporated in The Netherlands shall not include any obligation which if incurred would constitute the provision of unlawful financial assistance within the meaning of Section 2:207(c) or 2:98(c) of the Dutch Civil Code.

Section 11.21 Specific Limitation for Irish Guarantors. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the obligations and liabilities of any Guarantor incorporated in Ireland (an “Irish Guarantor”) under Section 11.01 shall not apply to the extent that it would result in any such obligations or liabilities constituting unlawful financial assistance within the meaning of section 60 of the Companies Act 1963 of Ireland (as amended) and obligations and liabilities arising from any Guaranty provided by any additional Irish Guarantor pursuant to Section 6.11, shall be subject to the limitations set out in the Guarantor Joinder (as such terms of such joinder agreement are reasonably agreed to by the Collateral Agent and the Administrative Agent) applicable to such additional Irish Guarantor pursuant to Section 6.11.

Section 11.22 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.22 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.23 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.08. The provisions of this Section 11.23 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STYRON S.À R.L.

By:
	Name:	Michel Plantevin
Title:

STYRON HOLDING S.À R.L.

By:
	Name:	Michel Plantevin
Title:

[Signature Page to Credit Agreement]

BAIN CAPITAL EVEREST US HOLDING, INC., as Guarantor

By:
	Name:	Stephen Zide
	Title:	President and Secretary

[Signature Page to Credit Agreement]

STYRON LLC, as Guarantor

By:
	Name:	Chris Pappas
	Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

BAIN CAPITAL EVEREST HOLDING GMBH, as Guarantor

By:
	Name:	Michel Plantevin
Title:

[Signature Page to Credit Agreement]

BAIN CAPITAL EVEREST HOLDING 2 GMBH, as Guarantor

By:
	Name:	Michel Plantevin
Title:

[Signature Page to Credit Agreement]

STYRON DEUTSCHLAND ANLAGENGESELLSCHAFT MBH, as Guarantor

By:
	Name:	H.H. Neuhaus
	Title:	Managing Director

[Signature Page to Credit Agreement]

STYRON FINANCE LUXEMBOURG S.À R.L., as Guarantor

By:
	Name:	AILBHE JENNINGS
	Title:	DIRECTOR

[Signature Page to Credit Agreement]

STYRON BELGIUM B.V.B.A., as Guarantor

By:
	Name:	F. Kempenaars
	Title:	Manager/Zaakvoerder

[Signature Page to Credit Agreement]

STYRON CANADA ULC, as Guarantor

By:
	Name:	Paul Moyer
	Title:	President, Secretary and Treasurer

[Signature Page to Credit Agreement]

STYRON DEUTSCHLAND GMBH, as Guarantor

By:
Name:
Title:

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender and as a Lender

By:
	Name:	Alexandra Barth
	Title:	Managing Director

By:
	Name:	Martin Arzac
	Title:	Director

[Signature Page to Credit Agreement]

Mizuho Corporate Bank, Ltd., as Co-Documentation Agent with respect to the Revolving Credit Facility and as a Lender

By:
	Name:	Stephen J. Jeselson
	Title:	Senior Vice President

HSBC BANK USA, N.A., as Lender

By:
	Name:	David A. Mandell
	Title:	Managing Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender

By:
	Name:	Nicholas A. Bell
	Title:	Director

[Signature Page to Credit Agreement]

The Bank of Nova Scotia, as Lender

By:
	Name:	Marc Graham
	Title:	Director

BMO CAPITAL MARKETS FINANCING, INC., as Lender

By:
	Name:	Mark W. Piekos
	Title:	Managing Director

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING COPRPORATION, as Lender

By:
	Name:	Yasuhiko Imai
	Title:	Senior Vice President

SCHEDULE 1.01A

Commitments

	Term Commitment	Revolving Credit Commitment
Deutsche Bank AG New York Branch	$800,000,000	$39,000,000

HSBC Bank USA, N.A.		$39,000,000

Barclays Bank PLC		$39,000,000

Bank of Montreal		$39,000,000

The Bank of Nova Scotia		$39,000,000

Sumitomo Mitsui Banking Corporation		$25,000,000

Mizuho Corporate Bank, Ltd.		$20,000,000

TOTAL:	$800,000,000	$240,000,000

SCHEDULE l.01B

Unrestricted Subsidiaries

None.

SCHEDULE 2.14

Reverse Dutch Auction Procedures

This Schedule 2.14 is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.14 of the Credit Agreement, of which this Schedule 2.14 is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates, or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its Affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans, as the case may be, and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Each Lender participating in an Auction acknowledges and agrees that in connection with such Auction, (1) the Borrower may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Auction Manager or any of their respective Affiliates, has made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, the Auction Manager or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, the Auction Manager and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Capitalized terms not otherwise defined in this Schedule 2.14 have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $10,000,000 (unless a lower amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (as such date and time may be extended by the Auction Manager at the request of the Borrower as set forth below, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, Borrower shall be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b) Reply Procedures. In connection with any Auction, each Lender of Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d) Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York City time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 2.14). The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f) Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

“No Event of Default has occurred and is continuing, or would result from this Auction.”

(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, as of such time, (i) no Qualifying Bid has been received by the Auction Manager or (ii) the Borrower has failed, or believes in good faith that it will fail, to satisfy one or more of the conditions set forth in Section 2.14 of the Credit Agreement which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by the Borrower required by the terms and conditions of Section 2.14 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.14 of the Credit Agreement or this Schedule 2.14. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.14 of the Credit Agreement or this Schedule 2.14. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the other Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Schedule 2.14 shall not require the Borrower to initiate any Auction.

SCHEDULE 5.05

Financial Statements; Not material Adverse Effect

The Indebtedness set forth on Schedule 7.03 is incorporated by reference herein.

SCHEDULE 5.08

Ownership of Property; Liens

1.	There is a written policy that allows Dow employees to hunt on the Dalton, Georgia site.

2.	There is a historical graveyard and house on the Allyn’s Point, Connecticut site. New development is not permitted on the graveyard and new development may be restricted in the vicinity of the house. Descendants of the deceased and others visit the graveyard.

3.	The Korea Industrial Complex Corp. imposes certain use restrictions that apply to the industrial complex where the Ulsan, Korea site is located.

4.	The local harbor authority (Haminan Satama Oy) has a security oversight role at the Hamina, Finland site.

5.	Italian Law 392/78 provides Laviosa Chimica Mineraria S.p.A. with a right of first refusal over the premises it occupies at the Livorno, Italy site.

6.	Lease, by and between Dow Chemical Korea Limited and Chusikhoesa Youngdong Kasuljaesanup, dated July 1, 2008, for premises at the Ulsan, Korea site.

7.	Lease, by and between Dow Italia S.r.l. and Laviosa Chimica Mineraria S.p.A., dated November 30, 2007, for premises at the Livorno, Italy site.

8.	Ground Lease and Easement Agreement, by and between The Dow Chemical Company and Americas Styrenics LLC, dated May 1, 2008, for premises at the Allyn’s Point, Connecticut site.

9.	Italian Law 392/78 provides Laviosa Chimica Mineraria S.p.A. with a right of first refusal over the premises it occupies at the Livorno, Italy site.

10.	The Hamina, Finland site is subject to the Finnish Pre-Emption Act, which gives the City of Hamina a right of first refusal over the transfer of the site.

11.	The Norrköping, Sweden site is subject to a statutory purchase right in favor of the local government in the event of a land transfer.

12.	The lease between Koema Emprendimentos e Participações Ltds. and Dow Brasil S.A. for a portion of the site at Limao, Brazil cannot be transferred without the consent of Koema Emprendimentos e Participações Ltds.

13.	The lease between Sampal Indústria e Comercio Participações S.A. and Dow Brasil S.A. for a portion of the site at Limao, Brazil may only be assigned to companies with the same economic conditions as Dow Brasil S.A.

14.	The lack of a building title certificate (Fang Wu Suo You Quan Zheng) prevents evidencing ownership of the old control building and certain support facilities located at the Zhangjiagang, China site.

15.	Certain support facilities located at the Zhangjiagang, China site do not have construction project planning permits.

16.	The building rental agreement and long-term lease between Günthardt Immobilien AG and Dow Europe GmbH for the Samstagern, Switzerland site must be assigned in accordance with Article 263 of the Swiss Code of Obligations.

17.	The Seaload Facility at Stade, Germany is subject to an oral agreement (being memorialized in written form) requiring Styron to move or destroy the facility in the event that Dow determines to build railroad tracks across the footprint of the facility.

18.	The 1269 building at the Midland, Michigan Site is being used as a break room for workers not associated with the research, development, manufacture, distribution, marketing and sale of products of Styron LLC.

SCHEDULE 5.09(a)

Environmental Matters

None.

SCHEDULE 5.12

Subsidiaries and Other Equity Investments

Loan Party	Subsidiary	Ownership
Bain Capital Everest US Holdings Inc.	Styron LLC	100%
Styron Deutschland GmbH	Styron Deutschland Anlagengesellschaft mbH	100%
Styron Europe GmbH	Styron Export GmbH (fka K-Dow Petrochemicals Export GmbH)	100%
Styron Holding BV	Styron Argentina Srl	100%*
	Styron Belgium BVBA	100%*
	Styron do Brasil Comércio de Produtos Químicos Ltda	100%*
	Styron Canada ULC (fka 3230352 Nova Scotia Company - ULC2A)	100%
	Styron Chile Comercial Limitada	100%*
	Styron de Colombia Ltda	100%*
	Styron Europe GmbH (fka K-Dow Petrochemicals Schweiz GmbH, Styron Schweiz GmbH)	100%
	Styron France SAS (fka K-Dow Petrochemicals France S.A.S.)	100%
	Styron Hellas M.EPE	100%
	Styron Holdings Asia Pte Ltd (fka Dow Financial Holdings Pte Ltd)	100%
	Styron Italia s.r.l.	100%
	Styron Kimya Ticaret Limited Sirketi	100%*
	Styron de Mexico S. de R.L. de C.V.	100%*
	Styron Services de México, S. de R.L. de C.V.	100%*
	Styron Netherlands BV	100%
	Styron Portugal Lda	100%
	Styron Spain S.L.	100%
	Styron Suomi Oy (fka K-Dow Petrochemicals Suomi Oy)	100%
	Styron Sverige AB (fka K-Dow Petrochemicals Sverige AB)	100%
	Styron UK Ltd (fka K-Dow Petrochemicals UK Limited)	100%
Styron Holdings Asia Pte Ltd	PT Styron Indonesia (fka PT DC Indonesia)	99%
	Styron Australia Pty Ltd	100%
	Styron Holdings Asia Pte Ltd NZ Branch	100%

*	An insignificant non-material minority interest is held by Styron Netherlands BV in countries which require at least 2 shareholders on a share register. Such interest may be 1% or less and/or may be merely a legal ownership with beneficial ownership held by Styron Holdings BV.

Styron Holdings Asia Pte Ltd	Styron India Trading Private Limited	99%
	Styron Japan YK (fka RH Japan Finance YK)	100%
	Styron Korea Ltd	100%
	SAL Petrochemical (Zhangjiagang) Co Ltd	100%
	Styron Singapore Pte Ltd	100%
	Taiwan Styron Limited	100%
	Styron S/B Latex Zhangjiagang Company Limited (fka Dow S/B Latex Zhangjiagang)	100%
	Styron (Hong Kong) Limited (fka Dow Chemical (HK) Ltd)	100%
Styron Netherlands BV	Bain Capital Everest Holding GmbH	100%
	Bain Capital Everest Holding 2 GmbH	100%
	Styron Deutschland GmbH	90%
Styron S.à. r.l.	Styron Finance Luxembourg S.à. r.l.	100%
Styron S.à. r.l.	Styron Holding BV	100%
Styron S.à. r.l.	Bain Capital Everest US Holdings Inc.	100%
Styron Holdings S.à. r.l.	Styron S.à. r.l.	100%
Styron Holdings S.à. r.l.	Robinson Bain Capital	100%

SCHEDULE 6.14

To Be Delivered Separately.

SCHEDULE 7.01(b)

Existing Liens

The liens set forth on Schedule 5.08 are incorporated by reference herein.

SCHEDULE 7.02(f)

Existing Investments

1.	The Investments of the Loan Parties set forth on Schedule 5.12 are incorporated by reference herein.

2.	Styron LLC holds 50% interest in Americas Styrenics, a joint venture with Chevron Phillips Chemical Company.

3.	Americas Styrenics and Styron do Brasil Comércio de Produtos Químicos Ltda have or each will have a 50% interest in a manufacturing facility used by Americas Styrenics located in Guarujá, State of Sao Paolo, Brazil.

4.	Investment by Styron do Brasil Comércio de Produtos Químicos Ltda or Americas Styrenics pursuant to the Complementary Special Partnership Agreement dated May 1, 2008.

5.	Styron Holdings BV holds or will hold a 10% interest in Styron Deutschland Gmbh.

6.	Styron Singapore Pte. Ltd. holds a 1% interest in Pt. Styron Indonesia and a 1% interest in Styron India Trading Private Limited.

7.	The contemplated Investment by Styron Holdings BV in Sumitomo Dow, a joint venture with Sumitomo Chemical Company.

8.	The following intercompany notes reflect activity through June 14, 2010 and are based on the prevailing exchange rates:

Holder	Issuer	Amount Outstanding (Dollars in Thousands)

Styron Deutschland Anlagengesellschaft mbH	Styron Finance Luxembourg S.à r.l. Swiss Branch	$3,634
Styron Deutschland GmbH	Styron Finance Luxembourg S.à r.l. Swiss Branch	$20,018
Styron Finance Luxembourg S.à r.l. Swiss Branch	PT Styron Indonesia	$18,335
	Styron (Hong Kong) Limited	$124,100
	Styron Australia Pty Ltd.	$3,756
	Styron Belgium BVBA	$425
	Styron Chile Limitada	$300
	Styron de Mexico S. de R.L. de C.V.	$876
	Styron Deutschland Anlagengesellschaft mbH	$56
	Styron do Brasil Com de Prods Quimicos Ltda - filial	$40,200
	Styron Europe GmbH	$126,512
	Styron Export GmbH	$136
	Styron Finance Luxembourg S.a.r.l.	$25
	Styron France S.A.S.	$7,285
	Styron Hellas M EPE	$4,824
	Styron Holding B.V.	$14,616
	Styron Holdings Asia Pte. Ltd	$142,721
	Styron Holdings Asia Pte. Ltd., New Zealand Branch	$271
	Styron India Trading Private Limited	$100
	Styron Italia s.r.l.	$19,091
	STYRON JAPAN Y.K.	$937

Holder	Issuer	Amount Outstanding
	Styron Kimya Ticaret Limited Sirketi	$1,300
	Styron Korea Ltd.	$9,436
	Styron LLC	$30,000
	Styron Netherlands B.V.	$1,556
	STYRON PORTUGAL, LDA	$417
	Styron Spain S.L.	$1,497
	Styron Suomi Oy	$4,125
	Styron Sverige AB	$10,883
	Styron UK Limited	$2,349
	Taiwan Styron Limited	$34,185
Styron Europe GmbH	Styron Finance Luxembourg S.à r.l. Swiss Branch	$637
Styron Export GmbH	Styron Finance Luxembourg S.à r.l. Swiss Branch	$9
Styron Finance Luxembourg S.a.r.l.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$97,000
Styron Holding B.V.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$39
Styron Holdings Asia Pte. Ltd.	SAL Petrochemical (Zhangjiagang) Company Limited	$40,000
	Styron S/B Latex (Zhangjiagang) Co. Ltd.	$39,175
Styron LLC	Styron (Hong Kong) Limited	$32,308
	Styron Australia Pty Ltd.	$13,100
	Styron Belgium BVBA	$8,500
	Styron Canada ULC	$6,300
	Styron Chile Limitada	$1,954
	Styron de Mexico S. de R.L. de C.V.	$9,702
	Styron Deutschland Anlagengesellschaft mbH	$50,600
	Styron Deutschland GmbH	$106,225
	Styron do Brasil Comerciode Produtos Quimicos Ltda	$3,700
	Styron Finance Luxembourg S.à r.l. Swiss Branch	$453,819
	Styron France S.A.S.	$4,609
	Styron Hellas M EPE	$1,439
	Styron Holdings Asia Pte. Ltd	$356
	Styron Holdings Asia Pte. Ltd., New Zealand Branch	$1,436
	Styron Holdings B.V.	$100,300
	STYRON JAPAN Y.K.	$591
	Styron Kimya Ticaret Limited Sirketi	$5,950
	Styron LLC	$194,271
	Styron Netherlands B.V.	$74,900
	STYRON PORTUGAL, LDA	$1,434
	Styron Spain S.L.	$2,739
	Styron Suomi Oy	$8,200
	Stryon UK Limited	$4,589
	Styron Sverige AB	$10,000
Styron Sverige AB	Styron Finance Luxembourg S.à r.l. Swiss Branch	$11,428
Styron UK Limited	Styron Finance Luxembourg S.à r.l. Swiss Branch	$4,256

SCHEDULE 7.03

Existing Indebtedness

The following intercompany loans reflect activity through June 14, 2010 and are based on the prevailing exchange rates:

Issuer	Holder	Amount Outstanding (Dollars in Thousands)

PT Styron Indonesia	Styron Finance Luxembourg S.à r.l. Swiss Branch	$18,335
SAL Petrochemical (Zhangjiagang) Company Limited	Styron Holdings Asia Pte. Ltd.	$40,000

Styron (Hong Kong) Limited	Styron Finance Luxembourg S.à r.l. Swiss Branch	$124,100
	Styron LLC	$32,308

Styron Australia Pty Ltd	Styron Finance Luxembourg S.à r.l. Swiss Branch	$3,756
	Styron LLC	$13,100

Styron Belgium BVBA	Styron Finance Luxembourg S.à r.l. Swiss Branch	$425
	Styron LLC	$8,500

Styron Canada ULC	Styron LLC	$6,300

Styron Chile Limitada	Styron Finance Luxembourg S.à r.l. Swiss Branch	$300
	Styron LLC	$1,954

Styron de Mexico S. de R.L. de C.V.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$876
	Styron LLC	$9,702

Styron Deutschland Anlagengesellschaft mbH	Styron Finance Luxembourg S.à r.l. Swiss Branch	$56
	Styron LLC	$50,600

Styron Deutschland GmbH	Styron LLC	$106,225

Styron do Brasil Com de Prods Quimicos Ltda - filial	Styron Finance Luxembourg S.à r.l. Swiss Branch	$40,200
	Styron LLC	$3,700

Styron Finance Luxembourg S.à r.l. Swiss Branch	Styron Deutschland Anlagengesellschaft mbH	$3,634
	Styron Deutschland GmbH	$20,018

	Styron Europe GmbH	$637

	Styron Export GmbH	$9

	Styron Finance Luxembourg S.a.r.l.	$97,000

	Styron Holding B.V.	$39

	Styron Limited UK	$4,256

	Styron LLC	$453,819

	Styron Sverige AB	$11,428

Styron Europe GmbH	Styron Finance Luxembourg S.à r.l. Swiss Branch	$126,512
	Styron Finance Luxembourg S.à r.l. Swiss Branch	$136
Styron Finance Luxembourg S.a.r.l.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$25
Styron France S.A.S.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$7,285
	Styron LLC	$4,609

Styron Hellas M EPE	Styron Finance Luxembourg S.à r.l. Swiss Branch	$4,824
	Styron LLC	$1,439

Styron Holdings Asia Pte. Ltd	Styron Finance Luxembourg S.à r.l. Swiss Branch	$142,721
Styron Holdings Asia Pte. Ltd	Styron LLC	$356

Styron Holdings Asia Pte. Ltd., New Zealand Branch	Styron Finance Luxembourg S.à r.l. Swiss Branch	$271
	Styron LLC	$1,436

Styron Holdings B.V.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$14,616
	Styron LLC	$100,300

Styron India Trading Private Limited	Styron Finance Luxembourg S.à r.l. Swiss Branch	$100
Styron Italia s.r.l.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$19,091
STYRON JAPAN Y.K.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$937
	Styron LLC	$591

Styron Kimya Ticaret Limited Sirketi	Styron Finance Luxembourg S.à r.l. Swiss Branch	$1,300
	Styron LLC	$5,950

Styron Korea Ltd.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$9,436
Styron LLC	Styron Finance Luxembourg S.à r.l. Swiss Branch	$30,000
	Styron LLC	$194,271

Styron Netherlands B.V.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$1,556
	Styron LLC	$74,900

STYRON PORTUGAL, LDA	Styron Finance Luxembourg S.à r.l. Swiss Branch	$417
	Styron LLC	$1,434

Styron S/B Latex (Zhangjiagang) Co. Ltd.	Styron Holdings Asia Pte. Ltd.	$39,175

Styron Spain S.L.	Styron Finance Luxembourg S.à r.l. Swiss Branch	$1,497
	Styron LLC	$2,739

Styron Suomi Oy	Styron Finance Luxembourg S.à r.l. Swiss Branch	$4,125
	Styron LLC	$8,200

Styron Sverige AB	Styron Finance Luxembourg S.à r.l. Swiss Branch	$10,883
	Styron LLC	$10,000

Styron UK Limited	Styron Finance Luxembourg S.à r.l. Swiss Branch	$2,349
	Styron LLC	$4,589

Taiwan Styron Limited	Styron Finance Luxembourg S.à r.l. Swiss Branch	$34,185

SCHEDULE 7.08

Transactions with Affiliates

The Investments set forth on schedules 7.02(f) between Loan Parties and Affiliates of Holdings are incorporated by reference herein and the following transactions:

Type of Agreement	Parties to the Agreement		Date

Employment Agreement	Styron Acquisition Corp.	Christopher D. Pappas	3/25/2010

Intercompany Technology License Agreement	Styron Europe GmbH	Styron Australia Pty Ltd	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron do Brasil Comércio de Produtos Químicos Ltda	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron S/B Latex Zhangjiagang	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	SAL Petrochemical (Zhangiagang) Co. Limited	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Hellas M EPE	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron (Hong Kong) Limited	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	PT Styron Indonesia	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Taiwan Styron Limited	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Korea Limited	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Canada ULC	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Argentina Srl	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Chile Comercial Limitada	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron de Colombia Ltda.	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron India Trading Private Limited	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Japan Y.K.	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron México S. de R.L. de C.V.	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Singapore Pte. Ltd	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Holdings Asia Pte. Ltd.	4/01/2010
Intercompany Technology License Agreement	Styron Europe GmbH	Styron Kimya Ticaret Limited Sirketi	4/01/2010
Consignment Manufacturing Agreement	Styron Europe GmbH	Styron Deutschland Anlagengesellschaft mbH	6/17/2010

Consignment Manufacturing Agreement	Styron Europe GmbH	Styron Suomi Oy	6/17/2010
Consignment Manufacturing Agreement	Styron Europe GmbH	Styron Sverige AB	6/17/2010
Consignment Manufacturing Agreement	Styron Europe GmbH	Styron Italia s.r.l.	6/17/2010
Consignment Manufacturing Agreement	Styron Europe GmbH	Styron Netherlands B.V.	6/17/2010
Consignment Manufacturing Agreement	Styron Europe GmbH	Styron Deutschland GmbH	6/17/2010
Consignment Manufacturing Agreement	Styron Europe GmbH	Styron Belgium BVBA	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron Deutschland Anlagengesellschaft mbH	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron Suomi Oy	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron Sverige AB	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron Italia s.r.l.	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron Netherlands B.V.	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron France SAS	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron Portugal, Lda	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron Spain S.L.	6/17/2010
Distribution and Promotion Agreement	Styron Europe GmbH	Styron UK Limited	6/17/2010
Research & Development Services Agreement	Styron Europe GmbH	Styron Netherlands B.V.	6/17/2010
Research & Development Services Agreement	Styron Europe GmbH	Styron Deutschland GmbH	6/17/2010
Research & Development Services Agreement	Styron Europe GmbH	Styron Korea Limited	6/17/2010
Research & Development Services Agreement	Styron Europe GmbH	Styron LLC	6/17/2010
Sales & Promotion Agreement	Styron Europe GmbH	Styron Hellas M EPE	6/17/2010

Letter of Intent	Styron Europe GmbH	Styron LLC	6/17/2010

Subscription Agreement	Bain Capital Everest US Holdings, Inc.	Styron S.à r.l.	6/17/2010

Subscription Documents	Styron Luxco S.à r.l.	Styron Holding S.à r.l.	6/17/2010

Subscription Documents	Styron Holding S.à r.l.	Robinson Bain Capital	6/17/2010

Subscription Documents	Styron Holding S.à r.l.	Styron S.à r.l.	6/17/2010

Loan Note	Robinson Bain Capital	Styron S.à r.l.	6/17/2010

Assignment and Assumption Agreement	STY Acquisition Corp.	Styron S.à r.l.	6/17/2010
Resolution re: Dividend of Carve-Out Notes	Styron LLC	Styron S.à r.l.	6/17/2010
Loan Note	Styron S.à r.l.	Styron Holding S.à r.l.	6/17/2010

Assignment and Assumption Agreement	Styron Holding S.à r.l.	Styron S.à r.l.	6/17/2010
Subscription Agreement	Styron Holding S.à r.l.	Styron S.à r.l.	6/17/2010

Loan Note	Styron Holding S.à r.l.	Styron Luxco S.à r.l.	6/17/2010

Assignment and Assumption Agreement	Styron S.à r.l.	Styron Holding S.à r.l.	6/17/2010
Subscription Agreement	Styron S.à r.l.	Styron Holding S.à r.l.	6/17/2010

Assignment and Assumption Agreement	Styron Holding S.à r.l.	Styron Luxco S.à r.l.	6/17/2010
Subscription Agreement	Styron Holding S.à r.l.	Styron Luxco S.à r.l.	6/17/2010

Intellectual Property Assignment and Assumption Agreement	Styron LLC	Styron Europe GmbH	6/17/2010
Promissory Note	Styron Holding B.V.	Styron LLC	6/17/2010

Share Transfer Agreement	Styron LLC	Styron Holding B.V.	6/17/2010

Promissory Note	Styron Holding B.V.	Styron LLC	6/17/2010

Membership Interest Transfer Agreement	Styron S.à r.l.	Bain Capital Everest US Holdings, Inc.	6/17/2010
Promissory Note	Bain Capital Everest US Holding, Inc.	Styron S.à r.l.	6/17/2010

SCHEDULE 7.09

Burdensome Agreements

None.

SCHEDULE 10.02

Administrative Agent’s Office, Certain Addresses for Notices

If to any Loan Party:

c/o Bain Capital Partners, LLC

590 Madison Avenue, 42nd Floor

New York, NY 10022

Facsimile: (212) 421-2225

Attention: Stephen Zide

with a copy to:

Kirkland and Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-4900

Attention: Joshua Korff

Lenders Address

Deutsche Bank AG New York Branch	60 Wall Street (NYC60 - 0219)
New York, New York 10005
Attention: Marcus Tarkington
Tel: 212 250-6153
Fax: 212 553-3080

Barclays Bank PLC	745 Seventh Avenue
New York, New York 10019
Attention: Michael Mozeer
Telephone No.: (212) 526-1456
Telecopier No.: (212) 526-5115

Bank of Montreal	115 South LaSalle Street
Floor 35 West
Chicago, IL 60603
Attention: Katie Robinson
Phone: 312-461-7345
Fax: 312-293-4327

HSBC Bank USA, N.A.	452 Fifth Avenue
New York, New York 10018
Attention: David Mandell
Telephone No: (212) 525-8137
Telecopier No: (212) 525-2479

Mizuho Corporate Bank, Ltd.	1251 Avenue of the Americas
New York, New York 10020
Attention: James Yu
Telephone No.: (212) 282-4978
Telecopier No.: (212) 282-9705

The Bank of Nova Scotia	711 Louisiana Street, Suite 1400
Houston, Texas 77002
Attention: Marc Graham
Telephone No.: (713) 759-3448
Telecopier No.: (212) 225-5270

Sumitomo Mitsui Banking Corporation	277 Park Avenue
New York, NY 10172
Attention: Kristen M. Lee
Telephone No.: (212) 224-4314
Telecopier No.: (212) 224-51

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:	Deutsche Bank AG New York Branch, as Administrative Agent

60 Wall Street

New York, NY 10005

Attention: [                ]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of June 17, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Styron S.à r.l., a private limited liability company organized under the laws of Luxembourg (the “Borrower”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby requests (select one):

A Borrowing of new Loans

A conversion of Loans made on

A continuation of LIBO Rate Loans made on

to be made on the terms set forth below:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount[2]

(D)	Type of Loan[3]

[1]	Term or Revolving Credit.
[2]	LIBO Rate borrowing minimum of $1,000,000, as applicable, and borrowings also allowed in whole multiples of $250,000, in excess thereof, as applicable. Base Rate borrowing minimum of $500,000 and borrowings also allowed in whole multiples of $100,000 in excess thereof.
[3]	Specify LIBO Rate or Base Rate.

A-1

(E)	Interest Period and the last day thereof[4]

(F)	Location and number of Borrower’s account to which proceeds of Borrowings are to be disbursed:

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]5

STYRON S.À R.L.

By:
Name:
Title:

[4]	Applicable for LIBO Rate Borrowings/Loans only.
[5]	Insert bracketed language if the Borrower is making a Request for Credit Extension after the Closing Date.

A-2

EXHIBIT B

[FORM OF]

SWING LINE LOAN NOTICE

To:	Deutsche Bank AG New York Branch, as Administrative Agent

60 Wall Street

New York, NY 10005

Attention: [                    ]

Deutsche Bank AG New York Branch, as Swing Line Lender

60 Wall Street

New York, NY 10005

Attention: [                    ]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of June 17, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Styron S.à r.l., a private limited liability company organized under the laws of Luxembourg (the “Borrower”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount to be Borrowed[1]

(B)	Date of Borrowing (which is a Business Day)

[1]	Shall be a minimum of $500,000 and borrowings also allowed in whole multiples of $250,000 in excess thereof.

B-1

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]2

STYRON S.À R.L.

By:
Name:
Title:

[2]	Insert bracketed language after the Closing Date.

B-2

EXHIBIT C-1

[FORM OF] TERM NOTE

LENDER: [—]	New York, New York
PRINCIPAL AMOUNT: $[—]	[Date]

FOR VALUE RECEIVED, the undersigned, Styron S.à r.l.., a private limited liability company organized under the laws of Luxembourg (“Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined herein), in lawful money of the United States of America in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of June 17, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to Borrower pursuant to the Credit Agreement.

Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

For the avoidance of doubt, to the extent that any provision herein conflicts with any provision, term or condition set forth in the Credit Agreement, the applicable Credit Agreement provision, term or condition shall control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

C-1-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-1-2

STYRON S.À R.L.

By:
Name:
Title:

C-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-4

EXHIBIT C-2

[FORM OF] REVOLVING CREDIT NOTE

LENDER: [—]	New York, New York
PRINCIPAL AMOUNT: $[—]	[Date]

FOR VALUE RECEIVED, the undersigned, Styron S.à r.l., a private limited liability company organized under the laws of Luxembourg (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined herein), in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of June 17, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

For the avoidance of doubt, to the extent that any provision herein conflicts with any provision, term or condition set forth in the Credit Agreement, the applicable Credit Agreement provision, term or condition shall control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

C-2-1

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-2-2

STYRON S.À R.L.

By:
Name:
Title:

C-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-4

EXHIBIT C-3

[FORM OF] SWING LINE NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, Styron S.à r.l., a private limited liability company organized under the laws of Luxembourg (together with its successors and assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as herein defined), in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of June 17, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

For the avoidance of doubt, to the extent that any provision herein conflicts with any provision, term or condition set forth in the Credit Agreement, the applicable Credit Agreement provision, term or condition shall control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

C-3-1

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-3-2

STYRON S.À R.L.

By:
Name:
Title:

C-3-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-4

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of June 17, 2010 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Styron S.à r.l., a private limited liability company organized under the laws of Luxembourg (the “Borrower”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of Holdings, certifies as follows:

1.	[Attached hereto as Exhibit A is the consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 20[ ] and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, [setting forth in each case in comparative form the figures for the previous fiscal year,][1] with accompanying management discussion and analysis,[2] all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.][3]

2.	[Attached hereto as Exhibit A is the consolidated balance sheet of Holdings and its Subsidiaries as of [ ] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, [setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year,][4] to the extent required by Section 6.01(b) of the Credit Agreement all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.][5]

[1]	Subject to Section 1.05 of the Credit Agreement
[2]	Such comparative figures and accompanying management discussions and analysis shall not be required to be delivered for the fiscal year ending December 31, 2010.
[3]	To be included if accompanying annual financial statements only.
[4]	Subject to Section 1.05 of the Credit Agreement
[5]	To be included if accompanying quarterly financial statements only.

D-1

3.	[Attached as Exhibit B hereto is a detailed consolidated budget for 20[ ] (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of 20[ ], the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections are prepared in good faith and are based on the reasonable assumptions at the time of preparation of such Projections it being understood that actual results may vary from such Projections and such variations may be material.][6]

4.	To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

5.	[The following represent true and accurate calculations, as of [ ], to be used to determine compliance with the covenants set forth in Section 7.11 of the Credit Agreement:

Total Leverage Ratio:

Consolidated Total Net Debt=	[	]
Consolidated EBITDA=	[	]
Actual Ratio=	[	] to 1.0
Required Ratio=	[	] to 1.0

Interest Coverage Ratio:

Consolidated EBITDA=	[	]
Consolidated Interest Expense=	[	]
Actual Ratio=	[	] to 1.0
Required Ratio=	[	] to 1.0

Supporting detail showing the calculation of Total Leverage Ratio and Consolidated Interest Expense is attached hereto as Schedule 1.]7

6.	[Attached hereto as Schedule 2 are detailed calculations setting forth Excess Cash Flow.][8]

7.	[Attached hereto is the information required by Section 6.02(d) of the Credit Agreement.]9][10]

[6]	To be included only in annual compliance certificate.
[7]	Insert if Section 7.11 is applicable for the reporting period.
[8]	To be included only in annual compliance certificate.
[9]	Information required by Section 6.02(d)(i) to be included only in annual compliance certificate.
[10]	Items 4-6 may be disclosed in a separate certificate no later than 5 business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.

D-2

SCHEDULE 1

(A)	Total Leverage Ratio: Consolidated Total Net Debt to Consolidated EBITDA

(1)	Consolidated Total Net Debt as of [ ], 20[ ]:

	(a)	At any date of determination, the aggregate principal amount of Indebtedness of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) consisting of the sum of the following:

		(i)	Indebtedness for borrowed money

		(ii)	Attributable Indebtedness

		(iii)	debt obligations evidenced by promissory notes or similar instruments minus

	(b)	the lesser of (x) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) included in the consolidated balance sheet of Holdings and its Restricted Subsidiaries in each case, free and clear of Liens at all times, other than non consensual Liens pursuant by Section 7.01 as of such date and (y) the sum of (i) $75,000,000 (for purposes of clauses (x) and (y) to the extent such cash or Cash Equivalents is held in a deposit account or securities account subject to the Administrative Agent’s control (within the meaning of Section 8–106(d) or 9–104, as applicable, of the UCC), or in a deposit account or securities account from which deposits are swept into such a controlled account at least once per week) and (ii) the aggregate principal amount of outstanding Indebtedness of each Securitization Subsidiary that is a consolidated entity of Holdings in accordance with GAAP under all Permitted Securitizations on such date,

Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn, (ii) obligations under Swap Contracts entered into for non-speculative purposes shall not constitute Consolidated Total Net Debt and (iii) the aggregate principal amount of the

Revolving Credit Facility during any relevant period shall be calculated based on the daily average outstanding amount of the Revolving Credit Loans and the Swing Line Loans during such period.

Consolidated Total Net Debt

(2)	Consolidated EBITDA:

	(a)	Consolidated Net Income:

		(i)	the net income (loss) of Holdings in accordance with GAAP; the Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings for such period determined on a consolidated basis in accordance with GAAP (which shall be determined with respect to any period ending on or prior to the Closing Date in accordance with Section 1.05(b)), excluding, without duplication:

			(A)	after-tax effect of non-recurring or extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period,

			(B)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

			(C)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case for any such fee, expense or cost whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45),

			(D)	accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP,

(E)	any net after-tax gains or losses from abandoned, disposed of or discontinued operations,

(F)	any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by Holdings,

(G)	the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period,

(H)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(I)	any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Holdings or the Seller or any of its direct or indirect Restricted Subsidiaries in connection with the Transactions,

(J)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance,

transfer or other disposition of assets permitted under the Credit Agreement, to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(K)	to the extent covered by insurance and actually reimbursed, expenses, charges or losses with respect to liability or casualty events or business interruption,

(L)	any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature,

(M)	the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower, or is merged into, amalgamated or consolidated with Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.10),

(N)	any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133,

(O)	the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations,

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions or other Investments, or the amortization or write-off of any amounts thereof.

(b)	plus, without duplication, the following amounts (in each case, to the extent deducted (and not added back) in arriving at such Consolidated Net Income for such period) for such period with respect to Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP (which shall be determined with respect to any period ending on or prior to the Closing Date in accordance with Section 1.05(b) of the Credit Agreement:

	(i)	total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

	(ii)	provision for taxes based on income, profits or capital gains of Holdings and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii)	depreciation and amortization,

(iv)	duplicative running costs, severance, relocation costs or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) in an aggregate amount of all items deducted pursuant to this clause (iv) not to exceed (A) $10,000,000 with respect to the Transaction Expense incurred, accrued or paid after the end of the first full fiscal quarter after the Closing Date and (B) with respect to costs, expenses, charges and reserves (other than Transaction Expenses) (x) $12.5 million for the period from July 1, 2010 to December 31, 2010 and (y) otherwise, $25 million in any other fiscal year; provided that (I) the unused amounts in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) under this clause (y) may be carried over to the next succeeding fiscal year (but not any other fiscal year) and (II) amounts deducted in any fiscal year shall first be deemed to be allocated against the scheduled amount for such fiscal year before giving effect to any carried over amount,

(v)	the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary,

(vi)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued to the Investors or their Affiliates (or management companies) under the Investor Management Agreement,

(vii)	any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(viii)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(ix)	non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any non-cash charges referred to in this clause (ix) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid,

(x)	any net loss from discontinued operations,

(xi)	the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Holdings in good faith to be realized in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable in the good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the acquisition, Disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transactions or a Specified Transaction following the Closing Date, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xi) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies and (E) any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies pursuant to this clause (xi) shall be subject to the limitations set forth in Section 1.10(c),

	(xii)	proceeds of business interruption insurance,

(c)	minus, without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following:

	(i)	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(ii) any net gain from discontinued operations,

(iii) the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(ix)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received), provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness),

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations,

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments,

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement (i) for any period that includes any of the fiscal quarters ended June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, Consolidated EBITDA for such fiscal quarters shall be $71,626,551, $64,069,498, $62,017,229 and $83,659,434, respectively; provided, however, that Consolidated EBITDA for any of the foregoing periods shall be increased by the amount attributable to Returns during such period, if any, made to the Acquired Business with respect to the Target JV Interests which are acquired by Holdings or any Restricted Subsidiary on or after the Closing Date and (ii) calculations of Consolidated EBITDA for the fiscal quarter ending June 30, 2010 shall be made as provided in Schedule 1.01(o) of the Acquisition Agreement subject to, without duplication, the add backs provided for above in this definition.

Consolidated EBITDA

Consolidated Total Net Debt to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

(B)	Interest Coverage Ratio: Consolidated EBITDA to Consolidated Interest Expense

(1)	Consolidated EBITDA

(2)	Consolidated Interest Expense:

the sum, without duplication, of:

(i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Contracts,

(ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period,

but excluding,

(a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (d) any cash costs associated with breakage in respect of hedging agreements for interest rates, (e) fees and expenses associated with the consummation of the Transaction, (f) annual agency fees paid to the Administrative Agent and/or Collateral Agent, (g) costs associated with obtaining Swap Contracts and (h) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP,

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense (i) for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the purchase accounting effects described in the last sentence of the definition of “Consolidated Net Income”.

Consolidated EBITDA to Consolidated Interest Expense	[ ]:1.00

Covenant Requirement	No less than [ ]:1.00

[SCHEDULE 2

Excess Cash Flow Calculation:

(a)		the sum, without duplication of:

	(i)	Consolidated Net Income for such period,

	(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

	(iii)	decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period),

	(iv)	an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(b)		minus, the sum, without duplication of:

	(i)	all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in the following components of the definition of Consolidated Net Income:

(i) any after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period, (ii) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (iii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case for any such fee, expense or cost whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45), (iv) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP, (v) any net after-tax gains or losses from abandoned, disposed of or discontinued operations, (vi) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by Holdings, (vii) the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period, (viii) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, (ix) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Holdings or the Seller or any of its direct or indirect Restricted Subsidiaries in connection with the Transactions, (x) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days), (xi) to the extent covered by insurance and actually reimbursed or with respect to which the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption, (xii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature and (xiii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower, or is merged into, amalgamated or consolidated with Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.10),

(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, acquisitions and other Investments of intellectual property to the extent not expensed or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash,

(iii)	the aggregate amount of all principal payments of Indebtedness of Holdings or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, any mandatory prepayment pursuant to Section 2.05(b)(ii), to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all voluntary prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period, to the extent financed with internally generated cash,

(iv)	the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)	increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries during such period),

(vi)	cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness,

(vii)	the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a) or (c)) to the extent that such Investments and acquisitions were financed with internally generated cash,

(viii)	the amount of Restricted Payments paid during such period pursuant to Section 7.06(d), to the extent such Restricted Payments were financed with internally generated cash,

(ix)	the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)	without duplication of amounts deducted from Excess Cash Flow pursuant to clause (b)(ii) above, the aggregate consideration required to be paid in cash by Holdings and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Capital Expenditures, acquisitions or other Investments of intellectual property to the extent not expensed to be consummated or made, in each case during the period of four consecutive fiscal quarters of Holdings following the end of such period, provided that to the extent the aggregate amount of internally generated cash not utilizing the Cumulative Retained Excess Cash Flow Amount actually utilized to finance such Capital Expenditure, acquisition or other Investment during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)	cash taxes (including penalties and interest) or the tax reserves set aside in a prior period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii)	cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xiv)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

(xv)	restructuring expenses, pension payments or tax contingency payments, in each case made in cash during such period to the extent such payments exceed the amount of restructuring expenses, pension payments or tax contingency payments, as the case may be, that were deducted in determining Consolidated Net Income for such period,

(xvi)	reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received,

(xvii)	cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness to the extent not deducted in arriving at such Consolidated Net Income,

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Holdings and its Restricted Subsidiaries on a consolidated basis.

Excess Cash Flow		]

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of Holdings, has executed this certificate for and on behalf of Holdings and has caused this certificate to be delivered this      day of             , 20[    ].

STYRON HOLDING S.À R.L.

By:
Name:
Title:

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein shall have the meanings specified in the Credit Agreement, dated as of June [17 ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Styron S.À R.L., a limited liability company organized under the laws of Luxembourg (the “Borrower”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit or Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

Assignee is an Affiliate of: [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3.	Borrower: Styron S.À R.L. (the “Borrower”)

4.	Administrative Agent: Deutsche Bank AG New York Branch

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Aggregate Commitment/ Loans of all Lenders[2]
Revolving Credit Loans	$	$		%
Term Loans	$	$		%
Swing Line Loans	$	$		%

Effective Date of Assignment (the “Effective Date”):3

[1]	Subject to the amount requirements set forth in Section 10.07(b)(ii)(A) of the Credit Agreement.
[2]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of the transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as
Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as
Assignee

By:
Name:
Title:

[Consented to and][4] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

by
Name:
Title:

[Consented to:

DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer

by
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Swing Line Lender

by
Name:
Title:[5]

[4]	No consent of the Administrative Agent shall be required for (i) an assignment to an Agent or an Affiliate of an Agent or (ii) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[5]	No consent of any Principal L/C Issuer or the Swing Line Lender shall be required for (i) an assignment to an Agent or an Affiliate of an Agent or (ii) an assignment of a Term Loan.

STYRON S.À R.L.,

by
Name:
Title:[6]

[6]	No consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, for any assignment that occurs prior to the Syndication Date, or, if an Event of Default has occurred and is continuing, any other assignee.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Styron S.À R.L., a limited liability company organized under the laws of Luxembourg (the “Borrower”), or any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be bound by the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.05 or 6.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire as required by the Credit Agreement and (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including its obligations pursuant to Section 3.01 of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

3.1 In accordance with Section 10.07 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Assumption, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement with a Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and, in the case that this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 thereof with respect to facts and circumstances occurring prior to the effective date of this assignment).

3.2 This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Assumption and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with the law of the state of New York.

EXHIBIT F

[FORM OF]

PLEDGE AND SECURITY AGREEMENT

(See Attached)

F-1

EXHIBIT G

[FORM OF]

GLOBAL INTERCOMPANY NOTE

[            ], 2010

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, an “Issuer”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds in the currencies as shall be agreed from time to time at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of all loans and advances or other credit extensions (including trade payables) made by such Holder to such Issuer. Each Issuer promises also to pay interest on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Issuer and such Holder.

This note (“Note”) is an Intercompany Note referred to in the Credit Agreement dated as of June 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Styron S.À R.L., a limited liability company organized under the laws of Luxembourg (together with its successors and assigns, the “Borrower”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and Deutsche Bank AG New York Branch, as Administrative Agent and is subject to the terms thereof, and shall be pledged by each Holder pursuant to the Security Agreement (as defined in the Credit Agreement), to the extent required pursuant to the terms thereof. Each Holder hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Issuer that is the Borrower or a Guarantor to any Holder shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (as defined in the Credit Agreement) of such Issuer under the Credit Agreement, including, without limitation, where applicable, under such Issuer’s guarantee of the Obligations under the Credit Agreement and obligations in connection with any renewal, refunding, restructuring or refinancing of any thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Issuer or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as defined in the Credit Agreement) occurs and is continuing with respect to any Senior Indebtedness, then no payment or distribution of any kind or character to any Person that is not a Loan Party shall be made by or on behalf of the Issuer or any other Person on its behalf with respect to this Note unless otherwise agreed in writing by the Agent in its reasonable discretion; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and each Issuer hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the Lenders and the Administrative Agent and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself and the Lenders proceed to enforce the subordination provisions herein.

Notwithstanding the foregoing, (i) nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness and (ii) with respect to any indebtedness owing from any Issuer to any Holder with a “works council” or other employee representative body, such Indebtedness shall, unless such body has been consulted with respect to such subordination, and, if and to the extent required, unconditionally approved such subordination (by means of a prior positive advice or otherwise), not be subordinated to the Senior Indebtedness to the extent, and only to the extent, that the terms of such subordination would require the approval of or consultation with such entity before such subordination could be effective.

Each Holder is hereby authorized to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Upon execution and delivery after the date hereof by Holdings or any subsidiary of Holdings of a counterpart signature page hereto, such subsidiary shall become a Note Party hereunder with the same force and effect thereafter as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3

[SEPARATE SIGNATURE PAGES TO BE ATTACHED]

EXHIBIT H

[FORM OF] GUARANTOR JOINDER

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated [mm/dd/yy] (this “Joinder Agreement”) is delivered pursuant to that certain Credit Agreement, dated as of June 17, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Styron S.Á R.L., a limited liability company (societe a responsabilite limitee) organized under the laws of Luxembourg, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent.

Section 1. Pursuant to Section 6.11 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Joinder Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement, each other Loan Document and Collateral Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date;

(c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article XI of the Credit Agreement; and

(e) if a Domestic Subsidiary, the undersigned hereby (i) agrees that this counterpart may be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.

Section 2. The undersigned agrees from time to time, upon reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Joinder Agreement. Neither this Joinder Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Joinder Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.02 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Joinder Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY COLLATERAL DOCUMENT, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT I

[FORM OF]

SOLVENCY CERTIFICATE

MANAGER’S CERTIFICATE

Styron Holding S.à r.l.

Société à responsabilité limitée

Siège social: 9A, Parc d’Activités Syrdall

L-5365 Munsbach Grand Duché de Luxembourg

Capital social : EUR [        ]

R.C.S. Luxembourg : [    ]

(the Company)

This certificate is being delivered pursuant to Sections 4.01(d), and (g) of the Credit Agreement, to be dated on or about the date hereof (as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Styron S.à r.l., a limited liability company organized under the laws of Luzembourg (the “Borrower”), the Company, as guarantor, the other guarantors party thereto, the Lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

This certificate and each Exhibit to it can be signed in one or more counterparts. Each counterpart will be deemed to be an original and all counterparts form one and the same document.

The undersigned hereby certifies on behalf of the Company, in such person’s capacity as a manager of the Company, and not individually, as follows:

1.	Solvency

Upon giving effect to the Transactions, the Company, the Borrower and their respective Restricted Subsidiaries, on a consolidated basis, are Solvent.

2.	Credit Agreement conditions

The conditions specified in Section 4.01(d) of the Credit Agreement have been satisfied.

J-1

IN WITNESS WHEREOF, the undersigned have executed this statement on             , 20[    ].

Styron Holding S.à r.l.

BY:

Name:
Title:

J-2

EXHIBIT J

[REQUEST FOR L/C ISSUANCE]

No.    [1]            Dated             [2]

Deutsche Bank AG New York Branch (“DBNY”), as Administrative Agent under the Credit Agreement (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), dated as of June 17, 2010, among Styron S.À R.L, a limited liability company (societe a responsabilite limitee) organized under the laws of Luxembourg (the “Borrower”), the Guarantors party thereto from time to time, Lenders party thereto from time to time, DBNY, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, Deutsche Bank Securities Inc. (“DBSI”) and HSBC Securities (USA) Inc. (“HSBC Securities”), as Joint Lead Arrangers and DBSI, HSBC Securities, Barclays Capital, the investment banking division of Barclays Bank PLC, and BMO Capital Markets as Joint Bookrunners.

60 Wall Street

New York, New York 10005

[with a copy to:

[Deutsche Bank AG New York Branch, as

Administrative Agent for the Lenders party to

the Credit Agreement referred to above]

[60 Wall Street, New York, New York 10005]

Attention: [    ][3]

[1]	Letter of Credit Request Number.
[2]	Date of Letter of Credit Request.
[3]	Applicable for any Letter of Credit Request by the Borrower

J-1

[Deutsche Bank AG New York Branch]

[                    ]4,

[                    ]

as Issuing Lender under the Credit

Agreement

[Address]

[Address]

Ladies and Gentlemen:

The Borrower hereby requests that the Issuing Lender referred to above, in its individual capacity, issue a [Trade] [Standby] Letter of Credit for the account of the undersigned on     5     (the “Date of Issuance”) in the aggregate stated amount of     6    . The requested Letter of Credit shall be denominated in     7     and shall be a Borrower Letter of Credit for all purposes of the Credit Agreement.

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be     8    , and such Letter of Credit will be in support of     9     and will have a stated expiration date of     10    .

[4]	Insert name and address of Issuing Lender. For Standby Letters of Credit issued by Deutsche Bank AG New York Branch insert: Deutsche Bank AG New York Branch, 60 Wall Street, 38th Floor, New York, NY 10005-MS NYC60-3812, Attention: Global Loan Operations, Standby Letter of Credit Unit, Fax No.: (212) 797-0403. For Trade Letters of Credit issued by Deutsche Bank AG New York Branch, insert: Deutsche Bank AG New York Branch, Trade and Risk Services, 60 Wall Street, New York, NY 10005-MS NYC60- 2517, Attention: [ ], Telephone: (212) 250-[ ], Fax: (212) 797-[ ]. For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.
[5]	Date of Issuance which shall be at least five Business Days after the date of this Letter of Credit Request (or such shorter period as is acceptable to the respective Issuing Lender).
[6]	Insert aggregate initial Stated Amount of the Letter of Credit (in the Alternative Currency specified in footnote 8), which shall not be less than (x) in the case of a Dollar Denominated Letter of Credit, U.S.$[ ], (y) in the case of a Euro Denominated Letter of Credit, EUR €[ ] or (z) in the case of a Pounds Sterling Denominated Letter of Credit, GBP £[ ] (or, in each case, such lesser amount as is acceptable to the respective Issuing Lender)
[7]	Insert applicable Alternative Currency.
[8]	Insert name and address of beneficiary.
[9]	Insert description of L/C Obligations and describe obligation to which it relates in the case of Standby Letters of Credit or a description of the commercial transaction which is being supported in the case of Trade Letters of Credit.
[10]	Insert last date upon which drafts may be presented which may not be later than the earlier of (a) in the case of Standby Letters of Credit (x) the date which occurs 12 months after the Date of Issuance and (y) the tenth Business Day prior to the Revolving Credit Facility Maturity Date and (b) in the case of Trade Letters of Credit, (x) the date which occurs 180 days after the date of issuance thereof and (y) the tenth Business Day prior to the Revolving Credit Facility Maturity Date.

J-2

The Borrower hereby certifies that:

(1) the representations and warranties contained in the Credit Documents will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(2) no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

STYRON S.À R.L.

By:
Name:
Title:

J-3